Exhibit 99.7

# BUDGET AND FISCAL PLAN

## *2011/12 – 2013/14*

BRITISH COLUMBIA

The Best Place on Earth

Budget and Fiscal Plan
2011/12 — 2013/14

February 15, 2011

National Library of Canada Cataloguing in Publication Data
British Columbia.

Budget and fiscal plan. — 2002/03/2004/05-
Annual

Also available on the Internet.

Continues: British Columbia. Ministry of Finance and
Corporate Relations. Budget ... reports. ISSN 1207-5841
ISSN 1705-6071 = Budget and fiscal plan — British Columbia.

1. Budget — British Columbia — Periodicals. 2. British
Columbia — Appropriations and expenditures — Periodicals.

I. British Columbia. Ministry of Finance. II. Title.
HJ12.B742 352.48’09711’05 C2003-960048-3

Budget and Fiscal Plan 2011/12 — 2013/14	February 15, 2011

Attestation by the Secretary to Treasury Board

Summary		1

Part 1: Three-Year Fiscal Plan
Introduction		5
Changes since Budget 2010		8
Revenue		9
Major Revenue Sources		11
Expense		18
Consolidated Revenue Fund Spending		18
Management of the BC Public Service		22
Recovered Expenses		23
Operating Transfers		24
Service Delivery Agency Spending		24
Capital Spending		25
Taxpayer-supported Capital Spending		26
Self-supported Capital Spending		28
Projects over $50 million		29
Provincial Debt		32
Risks to the Fiscal Plan		35
Tables:
1.1	Three-Year Fiscal Plan — Operating Statement	5
1.2	Fiscal Plan Update — Changes from Budget 2010	8
1.3	Major Factors Underlying Revenue	10
1.4	Personal Income Tax Revenue	11
1.5	Corporate Income Tax Revenue	11
1.6	Sales Taxes Revenue	12
1.7	Federal Government Contributions	14
1.8	Revenue by Source	16
1.9	Expense by Ministry, Program and Agency	17
1.10	Health Per Capita Costs and Outcomes: Canadian Comparisons	20
1.11	Health Funding Report and Plan	21
1.12	Capital Spending	25
1.13	Provincial Transportation Investments	27
1.14	Capital Expenditure Projects Greater Than $50 million	30
1.15	Provincial Debt Summary	32
1.16	Provincial Borrowing Requirements	33
1.17	Reconciliation of Summary Results to Provincial Debt Changes	34
1.18	Key Fiscal Sensitivities	35
1.19	Notional Allocations to Contingencies	38

Budget and Fiscal Plan – 2011/12 to 2013/14

Part 2: Tax Measures
Tax Measures — Supplementary Information		42
Tables:
2.1	Summary of Tax Measures	41
Topic Box:
Revenue Neutral Carbon Tax		45

Part 3: British Columbia Economic Review and Outlook
Summary		47
British Columbia Economic Activity and Outlook		48
The Labour Market		49
Consumer Spending and Housing		49
Business and Government		51
External Trade and Commodity Markets		52
Inflation		53
Risks to the Economic Outlook		54
External Outlook		54
United States		54
Canada		56
Financial Markets		57
Interest Rates		57
Exchange Rate		58
Tables:
3.1	British Columbia Economic Indicators	48
3.2	Ministry of Finance Economic Forecast: Key Economic Indicators	48
3.3	US real GDP forecast: Consensus vs Ministry of Finance	56
3.4	Canadian real GDP forecast: Consensus vs Ministry of Finance	57
3.5	Private Sector Canadian Interest Rate Forecasts	58
3.6	Private Sector Exchange Rate Forecasts	59
3.7.1	Gross Domestic Product: British Columbia	60
3.7.2	Components of Nominal Income and Expenditure	61
3.7.3	Labour Market Indicators	61
3.7.4	Major Economic Assumptions	62
Topic Box:
The Economic Forecast Council, 2011		63

Budget and Fiscal Plan – 2011/12 to 2013/14

ii

Part 4: 2010/11 Revised Financial Forecast (Third Quarterly Report)
2010/11 Fiscal Year in Review		67
Changes since the Second Quarterly Report		68
Contingencies		68
2010 Olympic and Paralympic Winter Games Update		70
Capital Spending		71
Provincial Debt		72
Risks to the 2010/11 Outlook		73
Tables:
4.1	Budget 2010 and Quarterly Report Updates	67
4.2	2010/11 Forecast Update	69
4.3	2010/11 Notional Allocations to Contingencies	70
4.4	2010/11 Capital Spending Update	71
4.5	2010/11 Provincial Debt Update	72
4.6	2010/11 Operating Statement	73
4.7	2010/11 Revenue by Source	74
4.8	2010/11 Expense by Ministry, Program and Agency	75
4.9	2010/11 Expense by Function	76
4.10	2010/11 Capital Spending	77
4.11	2010/11 Provincial Debt	78
4.12	2010/11 Statement of Financial Position	79

Appendices		81

Budget and Fiscal Plan – 2011/12 to 2013/14

iii

February 15, 2011

As required by Section 7(d) of the Budget Transparency and Accountability Act (BTAA), and Section 4a(v) of the Carbon Tax Act, I confirm that Budget 2011 contains the following elements:

•                             Fiscal and economic forecasts for 2011/12 and the next two years — provided in Parts 1 and 3.

•                             Advice received from the Economic Forecast Council in December 2010 (updated January 2011), on the economic growth outlook for BC, including a range of forecasts for 2011 and 2012 (see Part 3, page 63).

•                             Material economic, demographic, fiscal, accounting policy and other assumptions and risks underlying the 2011/12 economic and fiscal forecasts, including:

•                            The Budget 2011 economic forecast reflects a slow but steady recovery for the BC economy but recognizes ongoing challenges in the US economy and global financial market volatility. Accordingly, the economic projections assumed in Budget 2011 are more prudent than the average of the forecasts provided by the Economic Forecast Council.

•                            With respect to the Harmonized Sales Tax (HST), Budget 2011 assumes a continuation of the current laws and agreements that prevail today. In particular, Budget 2011 assumes that the HST will continue over the years covered by Budget 2011, and it does not accommodate any changes to revenue or costs that a change to the legal framework might cause.

•                            Forecast allowances of $350 million are included in each of fiscal years 2011/12 — 2013/14 to help achieve operating and debt level targets. These allowances are intended to help recognize uncertainty in revenue forecasts, commodity prices and global economic recovery generally.

•                            Given the current economic and revenue forecasts assumed in Budget 2011 and the legislative requirement to balance the provincial budget by 2013/14, the spending (expense) forecast in Budget 2011 assumes that annual spending growth will not exceed an average of 2.0 per cent over the three years of the fiscal plan. As this assumption is below actual historic spending growth levels, to achieve this will require continued financial discipline.

•                            Budget 2011 includes an allocation of $600 million to the Contingencies (All Ministries) and New Programs Vote in 2011/12, and $450 million in each of the following two fiscal years. These allocations were based on a review of ministry budgets, pressures and other government priorities.

•                            A capital funding contingency allocation, totalling $600 million over 2011/12 — 2013/14, is included in Budget 2011 to address costs associated with potential project scope changes, revised schedules or completion delays.

•                            Budget 2011 assumes the current public sector compensation negotiating mandate. This mandate requires two-year agreements with a net-zero cost to employers over the term of such agreements and applies to all public sector compensation contracts expiring between

Ministry of Finance	Office of the Deputy Minister	Mailing Address: PO Box 9417 Stn Prov Govt Victoria BC V8W 9V1 www.gov.bc.ca/fin	Location Address: Room 109 617 Government Street Victoria BC

December 31, 2009 to December 31, 2011. No compensation mandate has been developed yet for contracts expiring after December 31, 2011.

•                            Budget 2011 assumes three-year financial projections for health authorities, K—12 education and post secondary institutions, as provided by the Ministries of Health Services, Education, Science and Universities, and Regional Economic and Skills Development based on plans submitted by those entities in preparation of Budget 2011.

•                            To the best of my knowledge, the three-year fiscal plan contained in Budget 2011 conforms to the standards and guidelines of generally accepted accounting principles (GAAP) for senior governments and with Public Sector Accounting Board (PSAB) guidelines. The adoption of International Financial Reporting Standards (IFRS) on January 1, 2011, by commercial Crown corporations is assumed in Budget 2011.

•                             Major areas of risk to the Budget 2011 fiscal plan are shown in Part 1 and the Appendix tables.

•                             Carbon tax reports for 2009/10 and 2010/11, and a carbon tax plan for 2011/12 to 2013/14 — see Revenue Neutral Carbon Tax topic box at the end of Part 2: Tax Measures (page 45).

•                             A health funding report for 2010/11 and a plan that includes a forecast for health spending and the specific revenue sources fully dedicated to these purposes for 2011/12 to 2013/14 (see page 21).

I thank the staff of all government ministries and Crown agencies for their work in the preparation of Budget 2011. In particular, I thank the highly professional and dedicated staff in the Ministry of Finance.

Graham Whitmarsh Deputy Minister and Secretary to Treasury Board

Summary: BUDGET AND FISCAL PLAN — 2011/12 to 2013/14

	2010/11		Budget
($ millions)	Budget	Updated Forecast	Estimate 2011/12	Plan 2012/13	Plan 2013/14
Revenue	39,153	39,893	41,337	42,446	44,091
Expense	(40,568)	(41,008)	(41,912)	(42,536)	(43,566)
Surplus (deficit) before forecast allowance	(1,415)	(1,115)	(575)	(90)	525
Forecast allowance	(300)	(150)	(350)	(350)	(350)
Surplus (deficit)	(1,715)	(1,265)	(925)	(440)	175
Capital spending:
Taxpayer-supported capital spending	5,388	4,905	4,105	3,155	3,098
Self-supported capital spending	2,771	2,688	3,243	3,011	2,415
	8,159	7,593	7,348	6,166	5,513
Provincial debt:
Direct operating debt	7,511	7,987	8,763	9,267	8,599
Taxpayer-supported debt	33,748	33,388	36,816	39,162	40,500
Self-supported debt	13,709	13,743	16,271	18,060	19,505
Total debt (including forecast allowance)	47,757	47,281	53,437	57,572	60,355
Taxpayer-supported debt-to-GDP ratio	17.2%	16.5%	17.5%	17.8%	17.5%

	2010		2011	2012	2013
Economic Forecast:
Real GDP growth	2.2%	3.1%	2.0%	2.6%	2.7%
Nominal GDP growth	4.5%	5.6%	4.1%	4.9%	4.8%

Achieving Key Fiscal Plan Objectives

Budget 2011 reflects government’s ongoing commitment to its key fiscal plan objectives:

•   protection of essential health care, education, and social services;

•   a balanced budget by 2013/14; and

•   returning to a downward trend in the taxpayer-supported debt to GDP ratio to support maintaining a AAA credit rating.

As announced in November 2010, Budget 2011 is a status quo budget that confirms government’s commitment to maintaining the core services of health care, education and social services that British Columbians depend upon.

Maintaining Core Services

In support of these priorities, Budget 2011 provides operating funding increases in the following areas:

•        a $605 million increase in the Ministry of Health Services in 2013/14 — when added to the increases provided in Budget 2010, this represents an almost $2.0 billion increase in health funding over the fiscal plan period;

•        a $65 million increase in the Ministry of Social Development over three years for income assistance to individuals and families in need; and

•        a $150 million increase to the Contingencies Vote in 2011/12 to address unforeseen issues and provide fiscal management flexibility for the next Executive Council.

As well, school district funding will reach $8,357 per student full time equivalent by 2011/12, an increase of over 33 per cent since 2000/01.

Balancing the Budget

Average annual revenue growth of 3.4 per cent is consistent with the Ministry of Finance economic forecast, and reflects strengthening economic conditions, rising commodity prices and improving forest harvest volumes expected over the next three years.

Bridging the deficit gap

Budget and Fiscal Plan – 2011/12 to 2013/14

Summary

Over the fiscal plan period, full realization of the efficiencies driven by government’s expenditure management strategies that were implemented over the last two years will result in an average annual expense growth rate of 2.0 per cent, enabling revenue growth to bridge the deficit gap by 2013/14.

This rate of growth in expense will still enable government to increase its spending by $2.6 billion over the fiscal plan period, in order to maintain its commitment to core services. The return to balanced budgets will enable government to focus on and address the future needs of British Columbia’s families.

BC’s Economy Improving, but still Vulnerable

While BC’s economy showed considerable improvement in 2010, growing by an estimated 3.1 per cent, the Ministry’s forecast of 2.0 per cent growth for 2011 reflects the likelihood of much slower global activity this year.

The Ministry of Finance forecasts BC’s economy to grow by 2.6 per cent in 2012, before returning to more historical levels in the medium term.

Ministry forecast more prudent than private sector

The Ministry’s outlook for BC’s real GDP growth is 0.7 percentage points lower in 2011 and 0.4 percentage points lower in 2012 than the outlook provided by the Economic Forecast Council.

Risks to the Ministry’s outlook are weighted to the downside, largely due to continued uncertainty surrounding global economic activity. The risks include:

•        continued weakness in the US economy (characterized by weaker consumer spending, widespread deleveraging causing slower investment, a very slow job market recovery and further fiscal restraint — particularly at the state and local level);

•        the sovereign debt crisis in some European countries threatening the stability of global financial markets;

•        slower than anticipated global demand resulting in weaker demand for BC’s exports;

•        greater than anticipated moderation in the Canadian housing market; and

•        a sudden rise in the value of the Canadian dollar, resulting in further downward pressure on Canadian exports.

If one or more of these risks materialize in a significant way it may create pressures that cannot be accommodated in the fiscal plan.

Capital Spending Returns to Historical Levels

Infrastructure spending on hospitals, schools, post-secondary facilities, transit, roads, electrical generation, transmission and distribution projects, and other capital assets will total $19.0 billion over the fiscal plan period, and will be financed by $12.3 billion in borrowing, with the remainder funded by third parties such as the federal government and from internal cash flows.

Capital spending is projected to return to historical levels as the accelerated infrastructure program is wound down by the end of October 2011. Overall, total provincial debt is projected to increase to $60.4 billion by 2013/14.

Keeping Debt Affordable

Due to the anticipated deficits, additional borrowing to support infrastructure spending, and lower GDP projections in the near term, the taxpayer-supported debt to GDP ratio will peak at 17.8 per cent in 2012/13.

Taxpayer-supported debt remains affordable

Budget and Fiscal Plan – 2011/12 to 2013/14

Summary

As government returns to balancing its budget, the accelerated infrastructure program winds down, and GDP growth and capital spending return to historical levels, this measure of affordability will return to a downward trend and fall to 17.5 per cent in 2013/14.

Risks to the Fiscal Plan

The main risks to the government’s fiscal plan include:

•        risks to the BC economic outlook, largely due to the continued uncertainty surrounding global economic activity;

•        assumptions underlying revenue and Crown corporation forecasts, such as economic factors, commodity prices and weather conditions; and

•        utilization rates for government services, such as health care, children and family services, and income assistance.

Government has three main levels of prudence in its projections to mitigate the risks to the fiscal plan, including:

•   the lower Ministry outlook for BC’s real GDP growth relative to the outlook provided by the Economic Forecast Council;

•        Contingencies of $600 million in 2011/12, and $450 million in each of 2012/13 and 2013/14 to help manage unexpected pressures and fund priority initiatives; and

•      a forecast allowance of $350 million in each year of the fiscal plan to guard against revenue volatility.

Conclusion

In summary, Budget 2011:

•        maintains the core services of health care, education, and social services that British Columbians depend upon;

•        augments priority program funding in the key areas of health and social services;

•        delivers on government’s commitment to return to balanced budgets by 2013/14;

•        continues government’s infrastructure program in support of government initiatives and to create jobs over the next three years;

•        ensures the resumption of a downward trend in the debt to GDP ratio as the initial step in returning to the debt affordability levels enjoyed prior to the economic slowdown.

Budget and Fiscal Plan – 2011/12 to 2013/14

Part 1: THREE-YEAR FISCAL PLAN

Table 1.1 Three-Year Fiscal Plan — Operating Statement

	2010/11		Budget
		Updated	Estimate	Plan	Plan
($ millions)	Budget	Forecast	2011/12	2012/13	2013/14
Revenue	39,153	39,893	41,337	42,446	44,091
Expense	(40,568)	(41,008)	(41,912)	(42,536)	(43,566)
Surplus (deficit) before forecast allowance	(1,415)	(1,115)	(575)	(90)	525
Forecast allowance	(300)	(150)	(350)	(350)	(350)
Surplus (deficit)	(1,715)	(1,265)	(925)	(440)	175

Capital spending:
Taxpayer-supported capital spending	5,388	4,905	4,105	3,155	3,098
Self-supported capital spending	2,771	2,688	3,243	3,011	2,415
	8,159	7,593	7,348	6,166	5,513

Provincial Debt:
Direct operating debt	7,511	7,987	8,763	9,267	8,599
Taxpayer-supported debt	33,748	33,388	36,816	39,162	40,500
Self-supported debt	13,709	13,743	16,271	18,060	19,505
Total debt (including forecast allowance)	47,757	47,281	53,437	57,572	60,355
Taxpayer-supported debt-to-GDP ratio	17.2%	16.5%	17.5%	17.8%	17.5%

	2010		2011	2012	2013
Economic Forecast:
Real GDP growth	2.2%	3.1%	2.0%	2.6%	2.7%
Nominal GDP growth	4.5%	5.6%	4.1%	4.9%	4.8%

Introduction

Budget 2011 reflects government’s ongoing commitment to its key fiscal plan objectives:

•                  protection of essential health care, education, and social services;

•                  a balanced budget by 2013/14; and

•                  returning to a downward trend in the taxpayer-supported debt to GDP ratio to support maintaining a AAA credit rating.

As announced in November 2010, Budget 2011 is a status quo budget that confirms government’s commitment to maintaining the core services of health care, education, and social services that British Columbians depend upon.

In support of these priorities, Budget 2011 provides operating funding increases in the following areas:

•                  a $605 million increase in the Ministry of Health Services in 2013/14 — when added to the increases provided in Budget 2010, this represents an almost $2.0 billion increase in health funding over the fiscal plan period;

•                  a $65 million increase in the Ministry of Social Development over three years for income assistance to individuals and families in need; and

•                  a $150 million increase to the Contingencies Vote in 2011/12 to address unforeseen issues and provide fiscal management flexibility for the next Executive Council.

As well, school district funding will reach $8,357 per student full time equivalent by 2011/12, an increase of over 33 per cent since 2000/01.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

The commitment to return to balanced budgets by 2013/14 was initially outlined in September Update 2009 and reaffirmed last year in Budget 2010. Following deficits of $925 million in 2011/12 and $440 million in 2012/13 the fiscal plan projects a surplus of $175 million in 2013/14. The return to balanced budgets will enable government to focus on and address the future needs of British Columbia’s families.

Chart 1.1 Bridging the deficit gap

Average annual revenue growth of 3.4 per cent is consistent with the Ministry of Finance economic forecast, and reflects strengthening economic conditions, rising commodity prices and improving forest harvest volumes expected over the next three years. The Ministry of Finance forecasts BC’s economy to grow by 2.0 per cent in 2011 and by 2.6 per cent in 2012, before returning to more historical levels in the medium term.

A cornerstone of government’s five year plan to balance the budget is management control of operating expenditures as identified in the expenditure management topic box in Budget 2010. Over the fiscal plan period, full realization of the efficiencies driven by the expenditure management strategy will result in an average annual growth rate of 2.0 per cent, enabling revenue growth to bridge the deficit gap by 2013/14.

Budget 2011 continues government’s commitment to an infrastructure spending plan that includes the completion of a number of projects that were part of the accelerated infrastructure plan to keep British Columbians working and help stimulate the economy during the global economic downturn.

Taxpayer-supported infrastructure spending on hospitals, schools, post-secondary facilities, transit, and roads will total $10.3 billion over the fiscal plan period, and will be financed by $6.5 billion in borrowing with the remainder funded by third parties such as the federal government, and from internal cash flows.

Self-supported infrastructure spending on electrical generation, transmission and distribution projects, the Port Mann Bridge and other capital assets will total $8.7 billion over the fiscal plan period, and will be financed by $5.8 billion in borrowing, with the remainder funded internally.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Capital spending is projected to return to historical levels as the accelerated infrastructure program winds down. More information on the three-year capital spending plan is found on page 25.

Government’s borrowing requirement for the next three years totals $21.4 billion, and includes $0.6 billion for operating needs and $8.5 billion to retire maturing debt in addition to the capital borrowing outlined above. Overall, total provincial debt is projected to increase to $60.4 billion by 2013/14. Additional information on the debt outlook is found starting on page 32.

Due to the anticipated deficits, additional borrowing to support infrastructure spending, and lower GDP projections in the near term, the taxpayer-supported debt to GDP ratio will peak at 17.8 per cent in 2012/13. As government returns to balancing its budget, the accelerated infrastructure program winds down, and GDP growth and capital spending return to historical levels, this measure of affordability will return to a downward trend and fall to 17.5 per cent in 2013/14.

Chart 1.2 Taxpayer-supported debt burden remains affordable

The major risks to the fiscal plan stem from changes in factors that government does not directly control. These include:

•                  Risks to the BC economic outlook, largely due to the continued uncertainty surrounding global economic activity.

•                  Assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions.

•                  Utilization rates for government services such as health care, children and family services, and income assistance.

Government incorporates three main levels of prudence in its projections to mitigate the risks to the fiscal plan:

•                  A lower Ministry outlook for BC’s real GDP growth relative to the outlook provided by the Economic Forecast Council (0.7 percentage points lower in 2011 and 0.4 percentage points lower in 2012).

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

•                  Government has included a forecast allowance of $350 million in each year of the fiscal plan to guard against revenue volatility.

•                  The fiscal plan includes contingencies of $600 million in 2011/12, and $450 million in each of 2012/13 and 2013/14 to help manage unexpected pressures and fund priority initiatives.

A complete discussion of the risks to the fiscal plan can be found beginning on page 35. Economic risks are discussed in the introduction to Part 3: Economic Review and Outlook.

Changes since Budget 2010

Since Budget 2010, changes in revenue and expense projections resulted in an improvement in the 2010/11 forecast and deterioration in the 2012/13 and 2013/14 projections, with 2011/12 relatively unchanged.

Table 1.2 Fiscal Plan Update — Changes from Budget 2010

($ millions)	2010/11	2011/12	2012/13	2013/14
Budget 2010 — Five Year Fiscal Plan	(1,715)	(945)	(145)	410
Revenue changes:
Taxation	744	356	349	65
Natural resources	(454)	(583)	(685)	(388)
Miscellaneous	321	599	56	156
Federal transfers	218	297	236	260
Commercial Crown corporation income	(89)	(155)	(175)	(147)
Total revenue changes	740	514	(219)	(54)
Forecast allowance updates	150	(50)	50	50
Projected spending lift in 2013/14	—	—	—	624
Expense changes:
Forest firefighting and emergency costs	207	—	—	—
Contingencies	—	150	—	—
Health funding increase	—	—	—	605
Additional income assistance funding	—	20	30	15
Spending funded by third parties	259	207	21	25
Post secondary institutions	126	154	177	219
Other changes	(152)	(87)	(102)	(9)
Expense increases (decreases)	440	444	126	855
Net changes	450	20	(295)	(235)
Budget 2011 — Fiscal Plan	(1,265)	(925)	(440)	175

The change in revenue projections is due to:

•                  higher corporation income tax revenue and the impact of increases to the 2009 harmonized sales tax base, partially offset by lower personal income tax revenue and property transfer tax receipts;

•                  lower natural resource revenue, mainly due to the effects of lower natural gas and electricity prices, a reduced outlook for bonus bid prices per hectare, and weaker stumpage rates, partly offset by improvements in coal and metal prices and Crown forest harvest volumes;

•                  improvement in other revenue sources, reflecting higher Medical Services Plan premium collections and increased post-secondary fee revenue; and

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

•                  increased federal contributions for health and social transfers, infrastructure projects and programs delivered by ministries on its behalf; and

•                  lower commercial Crown corporation net income.

The increases to expense primarily reflect the additional income assistance funding, and spending increases in programs funded by third parties and by post-secondary institutions. As well, 2010/11 includes higher than expected forest firefighting and emergency program costs, 2011/12 includes a $150 million lift to the Contingencies Vote, and 2013/14 includes the health funding increase.

Further details on the changes to the five year fiscal plan from the 2010/11 first Quarterly Report can be found in Appendix Table A5.

Revenue

Chart 1.3 Revenue trends

Total revenue is expected to average 3.4 per cent annual growth over the fiscal plan period (2011/12 to 2013/14). This reflects strengthening economic conditions, rising natural gas and electricity prices and improving forest harvest volumes expected over the next three years.

Over the three years of the Budget 2011 fiscal plan, taxation revenue is expected to average 4.9 per cent annual growth, consistent with the Ministry of Finance economic forecast including projections for growth in nominal GDP, personal income, corporate profits, consumer expenditures, housing starts and residential investment. Growth in natural resource revenue is forecast to average 9.4 per cent over the next three years reflecting the relatively low base in 2010/11 and increases in commodity prices and markets, in particular for natural gas, lumber, electricity and coal. Revenue growth from fees, investment earnings and other miscellaneous sources is expected to average 3.3 per cent annually based on projected Medical Services Plan premium rate increases and forecasts provided by taxpayer supported Crown and SUCH sector agencies.

Excluding HST transition payments, federal government transfers are expected to average 1.9 per cent annual growth over the next three years as the scheduled end of stimulus and other one-time transfers partially offset standard growth in the Canada Health Transfer and Canada Social Transfer programs.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Chart 1.4 Revenue forecast

Commercial Crown net income is expected to average 0.8 per cent annual growth over three years reflecting improvements from BC Hydro, LDB and BCLC, partly offset by declining net income from ICBC. More detail on Crown corporation net income is provided in this chapter.

Table 1.3  Major Factors Underlying Revenue

Calendar Year	February 15, 2011				First Quarterly Report
Per cent growth unless otherwise indicated	2010	2011	2012	2013	2010	2011	2012	2013
Real GDP	3.1	2.0	2.6	2.7	3.1	2.2	2.8	2.8
Nominal GDP	5.6	4.1	4.9	4.8	5.0	4.0	5.1	5.1
Personal income	3.0	3.5	4.5	4.4	2.7	3.6	4.6	4.6
Corporate profits	19.4	8.6	6.5	6.8	19.6	9.3	7.8	7.6
Consumer expenditures	4.0	4.6	5.0	4.9	4.4	4.6	5.0	5.1
Consumer expenditures on durable goods	4.0	2.3	2.5	2.2	6.1	2.2	2.5	2.5
Business investment	7.0	3.9	5.8	5.5	2.6	4.5	5.0	5.7
Residential investment	21.7	3.7	6.7	5.2	14.6	6.6	4.9	5.2
Retail sales	4.3	4.1	4.5	4.4	5.2	4.1	4.5	4.6
Employment	1.7	1.4	1.8	1.7	1.9	1.4	1.8	1.8
BC Housing starts	64.7	-5.8	6.4	2.3	46.8	1.3	4.8	4.6
US Housing starts	6.1	3.8	31.1	12.5	1.9	15.1	26.2	11.0
SPF 2x4 price ($US/thousand board feet)	$256	$263	$288	$300	$240	$238	$288	$300
Pulp ($US/tonne)	$932	$888	$738	$700	$920	$865	$738	$700
Exchange rate (US cents/Canadian dollar)	97.1	99.7	100.5	97.6	96.1	98.9	98.5	97.9

Fiscal Year	2010/11	2011/12	2012/13	2013/14	2010/11	2011/12	2012/13	2013/14
Natural gas price ($Cdn/GJ at plant inlet)	$2.71	$3.02	$3.60	$4.20	$3.35	$4.02	$4.64	$5.31
Bonus bids average bid price per hectare ($)	$1,908	$500	$550	$575	$1,500	$943	$1,198	$1,113
Electricity price ($US/mega-watt hour, Mid-C)	$34	$37	$43	$46	$40	$45	$48	$51
Metallurgical coal price ($US/tonne, fob west coast)	$212	$224	$218	$212	$222	$232	$234	$222
Copper price ($US/lb)	$3.44	$3.65	$3.40	$3.04	$2.91	$3.00	$2.75	$2.50
Crown harvest volumes (million cubic metres)	57.5	59.0	60.0	60.0	50.0	52.0	55.0	55.0

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Major Revenue Sources

Key assumptions and sensitivities relating to revenue are provided in Appendix Table A6. The major revenue components are:

•                  Personal income tax — over the next three years, the base revenue is forecast to average 5.9 per cent annual growth over the three year plan, consistent with Budget 2011 projections of personal and labour incomes. Actual revenue realized by government incorporates almost $1.3 billion of personal income tax reductions provided to BC residents to help mitigate the impacts of the introduction of HST.

Table 1.4 Personal Income Tax Revenue

($ millions)	2011/12	2012/13	2013/14
Base personal income tax revenue	6,182	6,579	6,997
Annual growth	4.9%	6.4%	6.4%

Previously announced measures:
– Basic personal amount tax credit increased to $11,000	(183)	(196)	(209)
– Elimination of sales tax & introduction of BC HST tax credit	(232)	(232)	(232)
– Federal government	(8)	(9)	(9)
– Dividend tax credit	33	36	37
– Other measures	4	11	12
Budget 2011 revenue	5,796	6,189	6,596
Personal income growth (calendar year)	3.5%	4.5%	4.4%
Labour income growth (calendar year)	4.0%	4.7%	4.6%
Elasticity (1) (calendar year basis, policy neutral)	1.2	1.4	1.4

(1)          Per cent growth in current year tax relative to per cent growth in personal income.

Adjusting for the tax measures and the prior-year adjustment in 2010/11, actual annual growth is up 8.3 per cent in 2011/12, and rising 6.8 per cent and 6.6 per cent over the next two years. The higher growth in 2011/12 is mainly due to the $230 million prior-year adjustment reducing 2010/11 revenue.

•                  Corporate income tax — declining $67 million in 2011/12 as the higher instalment payments resulting from the improvement in the federal outlook of the national tax base are offset by a lower prior-year adjustment payment forecast from the federal government. Revenue increases 19.2 per cent in 2012/13, but falls 22 per cent in the following year, reflecting changes in payment share, instalments and year-end settlement payments with the federal government with respect to 2011 and 2012. The revenue forecast incorporates the tax rate reductions supporting the Revenue Neutral Carbon Tax Plan — namely the general rate reduction to 10.0 per cent in 2011 and the planned reduction of the small business tax rate to zero per cent, effective April 1, 2012. For more details on carbon tax recycling, see the Revenue Neutral Carbon Tax topic box on page 45.

Table 1.5 Corporate Income Tax Revenue

($ millions)	2011/12	2012/13	2013/14
Advance instalments from the federal government:
– Payment share	11.6%	13.6%	12.9%
– Advances	1,498	1,677	1,638
International Business Activity Act refunds	(20)	(20)	(15)
Prior-year adjustment	93	215	(162)
Corporate income tax revenue	1,571	1,872	1,461
Annual per cent growth	-4.1%	19.2%	-22.0%

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

•                  Sales taxes — the combined revenue from harmonized sales tax (HST), provincial sales tax (PST) and the tax on designated property is expected to average 5.8 per cent annual growth over the fiscal plan in line with nominal consumer expenditure and residential investment. In 2011/12, the forecast assumes $30 million in PST revenue representing expected audit collections in respect of prior years.

Table 1.6 Sales Taxes Revenue

($ millions)	2011/12	2012/13	2013/14
Harmonized Sales Tax (BC’s portion of HST)
Gross	7,230	7,646	8,068
Temporary restrictions of input tax credits	163	171	180
Rebates	(1,573)	(1,653)	(1,732)
BC’s portion of HST	5,820	6,164	6,516
Social service tax	30	—	—
Tax on designated property	86	87	88

Annual per cent change (calendar year)	2011	2012	2013
Consumer expenditure	4.6%	5.0%	4.9%
Residential investment	3.7%	6.7%	5.2%
Government expenditures	1.0%	2.2%	2.8%
Nominal GDP	4.1%	4.9%	4.8%
Retail sales	4.1%	4.5%	4.4%

•                  Carbon tax — as announced in Budget 2008, the carbon tax rate per tonne of CO2- equivalent will increase by $5 each year to $30 per tonne by July 1, 2012. The forecast assumes that purchased volumes of natural gas and consumption of gasoline will each grow by 1.0 per cent annually. Revenue is expected to increase in line with these higher rates and assumed volume growth. Carbon tax revenue is fully returned to taxpayers through tax reductions. For more details on carbon tax recycling, see the Revenue Neutral Carbon Tax topic box on page 45.

•                  Property tax — revenue is expected to grow by only 0.4 per cent in 2011/12 reflecting the effects of introducing the Industrial Property Tax Credit for light and major industrial properties and other tax measures including the Northern and Rural Homeowner Benefit announced in Budget 2010. Over the next two years, revenue is forecast to average 4.7 per cent growth, in line with expected inflation and new construction activity.

•                  Property transfer tax — consistent with the outlook for BC housing starts, the 2011/12 revenue is expected to decline 4.7 per cent from 2010/11. Over the next two years, annual revenue growth is forecast to average 4.0 per cent — in line with expected return to trend levels and the average growth in BC housing starts.

•                  Natural gas royalties — over the next three years, revenue increases on average by 33 per cent per year due to rising natural gas prices and production volumes, partially offset by increasing production from wells qualifying for royalty programs and credits. Although prices are forecast to average 16 per cent annual growth over the next three years, they are expected to remain below recent historical levels until 2013/14. Growth in production volumes is due in part to the effects of the royalty programs and expected increase in demand and prices with an improving North American economy. The government continues to provide royalty programs and credits to foster industry investment in exploration and development. See Appendix Table A7 for more details regarding natural gas price forecasts.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Chart 1.5 Revenue from energy, metals and minerals

•                  Other energy, metals and minerals — average annual revenue growth from sales of Crown land tenures is forecast to decline only 1.0 per cent over the three years as the lower outlook for average bid prices per hectare compared to 2010/11 is offset by the nine-year deferral of revenue recognition. Revenue from other energy, metals and minerals increases $128 million (20.0 per cent) in 2011/12 mainly due to the improvement in the outlook of coal and metal prices. Revenue increases $16 million (2.1 per cent) and $10 million (1.3 per cent) over the next two years mainly due to higher Columbia River Treaty electricity sales reflecting rising electricity prices.

•                  Forests — revenue is forecast to increase $104 million or 25 per cent in 2011/12 as lumber prices and US housing markets including lumber exports are expected to recover. Despite this strong annual growth, revenue is projected to be well below historical levels of over a billion dollars. Over the next two years revenue is expected to increase $8 million and $56 million respectively, as increasing stumpage revenue is offset by declining border tax revenue collected under the Softwood Lumber Agreement (SLA). SLA border tax revenue is expected to decrease as the rate applied to US exports falls to 5 per cent from 10 per cent, consistent with the assumed recovery of lumber prices to US$300 per thousand feet.

•                  Fees, investment earnings and other miscellaneous sources — averaging 3.3 per cent annual growth over the three year fiscal plan period reflecting projected increases to Medical Services Plan premium rates in support of rising health care expenditures; increasing ministry recoveries and earnings from fiscal agency loans; and forecasts provided by the SUCH sector and taxpayer supported Crown corporations. Ministry recoveries and earnings from fiscal agency loans are forecast to grow 15.6 per cent over the next three years with offsetting expenses resulting in no impact on the bottom line.

•                  Health and social transfers — Over the three years, revenue is expected to average 5.2 per cent annual growth reflecting national base growth and a rising BC population share.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Table 1.7 Federal Government Contributions

($ millions)	2011/12	2012/13	2013/14
Canada Health Transfer (CHT)	3,806	4,050	4,312
Wait Times Reduction Transfer	33	34	34
Deferred health equipment grants	23	23	22
Canada Social Transfer (CST)	1,536	1,589	1,643
Total health and social transfers	5,398	5,696	6,011
	4.5%	5.5%	5.5%
BC share of national population (June 1)	13.34%	13.40%	13.45%
Harmonized sales tax transition payments	580	—	—
Other contributions	1,602	1,519	1,548

•                  HST transitional funding — in order to facilitate the participation of the province in the harmonized sales tax system, Canada committed to provide $1.6 billion in transitional funding over the three years 2009/10 to 2011/12. The province has received the first two instalments totalling $1,019 million. The last instalment in 2011/12 will be $580 million.

•                  Other federal contributions — down 18.5 per cent or $364 million in 2011/12 primarily reflecting the scheduled end of stimulus funding for community development, police officer recruitment, the contribution associated with the elimination of the corporation capital tax and reduced funding for local government, labour market development, disaster financial assistance and strategic training and transition. In 2012/13, revenue is expected to decline by $83 million mainly due to reduced funding for BC Housing Management Commission (with offsetting expenses). Other federal contributions are expected to grow 1.9 per cent in 2013/14.

Commercial Crown Corporation Net Income

•                  British Columbia Hydro and Power Authority — BC Hydro’s net income is forecast to average approximately $600 million per year over the fiscal plan period. The stable forecast reflects BC Hydro’s allowed return on equity (ROE), which will decline from 14.38 per cent for 2011/12 to 12.75 per cent in each of the next two fiscal years. The impact of the ROE decline is offset by projected increases to BC Hydro’s equity.

Government recently introduced two changes that will mitigate rate increases to taxpayers:

•                  BC Hydro’s deemed equity for rate-setting purposes is now based on assets-in-service rather than debt plus equity in order to more closely mirror the more widely used method for regulated utilities.

•                  Water rental rates paid by hydro power producers have been indexed to CPI changes instead of BC Hydro’s general rate increase to be consistent with other operating expense assumptions.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

•                  British Columbia Liquor Distribution Branch — LDB’s revenue projections have been reduced by 4.6 per cent compared to the Budget 2010 outlook for the fiscal plan period, reflecting a change in consumer purchasing patterns resulting from the recent economic downturn. While the change has reduced LDB’s revenue base, a modest annual growth of 2.4 per cent is projected.

•                  British Columbia Lottery Corporation — BCLC’s net income was also affected by the economic downturn, as consumers reduced their discretionary spending on lottery games and casino gambling. Revenues are down 4.7 per cent over the fiscal plan period compared to the projections in Budget 2010. However, BCLC is projecting moderate annual growth of 3.4 per cent as a result of continuing product development (primarily in PlayNow internet gaming), distribution enhancements, and facility improvements to casinos and gaming community centres.

The government projects it will distribute 20 per cent ($669 million) of its gaming income to charities and local governments over the next three years. As well, $441 million of the gaming income retained by government will be allocated to the Health Special Account in support of health services.

•                  Insurance Corporation of British Columbia — ICBC’s net income outlook is forecast at $290 million in 2011, declining to $235 million by 2013. The outlook reflects moderate growth in the number of insured vehicles and longer term claims trends. The decline in net income is primarily due to a decrease in investment income reflecting the remittance of ICBC’s excess optional capital to the consolidated revenue fund in support of core government services.

ICBC is undertaking a multi-year $400 million Transformation Program that is expected to promote a fairer, customer-based risk pricing model, resulting in better rates for safer drivers; simplified systems and processes to facilitate better support for customers and business partners with less paperwork; and more efficient business practices that will promote operating cost savings. The Transformation Program will be funded entirely from Optional insurance capital so as to not impact Basic insurance rates.

•                  Transportation Investment Corporation (TI Corp) — TI Corp manages the construction of the new Port Mann Bridge, which is scheduled to open ahead of schedule in December 2012. TI Corp’s projections in the fiscal plan reflect operating losses during the construction phase, changing to net income as tolls are introduced.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Table 1.8 Revenue by Source

	2010/11		Budget
($ millions)	Budget	Updated Forecast	Estimate 2011/12	Plan 2012/13	Plan 2013/14
Taxation revenue
Personal income	5,861	5,354	5,796	6,189	6,596
Corporate income	847	1,638	1,571	1,872	1,461
Harmonized sales	3,784	4,171	5,820	6,164	6,516
Other sales (1)	1,399	1,399	116	87	88
Fuel	877	946	964	969	985
Carbon	727	740	950	1,166	1,232
Tobacco	686	737	676	676	676
Property	1,906	1,891	1,898	1,987	2,080
Property transfer	900	850	810	854	876
Other (2)	435	440	413	424	434
	17,422	18,166	19,014	20,388	20,944

Natural resource revenue
Natural gas royalties	698	365	447	597	856
Forests	491	422	526	534	590
Other resource (3)	2,019	1,967	2,127	2,138	2,163
	3,208	2,754	3,100	3,269	3,609

Other revenue
Medical Services Plan premiums	1,741	1,798	1,945	2,081	2,193
Other fees (4)	2,615	2,749	2,762	2,734	2,773
Investment earnings (5)	910	891	1,037	1,170	1,334
Miscellaneous (6)	2,560	2,709	2,958	2,656	2,682
	7,826	8,147	8,702	8,641	8,982

Contributions from the federal government
Health and social transfers	5,165	5,168	5,398	5,696	6,011
Harmonized sales tax transition payments	769	769	580	—	—
Other federal contributions (7)	1,751	1,966	1,602	1,519	1,548
	7,685	7,903	7,580	7,215	7,559

Commercial Crown corporation net income
BC Hydro	617	571	611	584	626
Liquor Distribution Branch	974	897	925	946	967
BC Lotteries (net of payments to federal government)	1,106	1,071	1,096	1,137	1,179
ICBC (8)	303	361	290	277	235
Transportation Investment Corporation (Port Mann)	(19)	(9)	(15)	(49)	(48)
Other (5)	31	32	34	38	38
	3,012	2,923	2,941	2,933	2,997
Total revenue	39,153	39,893	41,337	42,446	44,091

(1)          Includes social service tax and, after June 30, 2010, continuation of the tax on private sales of vehicles now at 12%. More details are available in Table A6.

(2)          Corporation capital, insurance premium and hotel room taxes.

(3)          Columbia River Treaty, other energy and minerals, water rental and other resources.

(4)          Post-secondary, healthcare-related, motor vehicle, and other fees.

(5)          The 2010/11 budget was restated to reflect the continued accounting of the BC Railway Company as a commercial entity.

(6)          Includes asset dispositions, reimbursements for healthcare and other services provided to external agencies, and other recoveries.

(7)          Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

(8)          The amounts represent projected earnings on ICBC’s fiscal year basis (December).

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Table 1.9 Expense by Ministry, Program and Agency

	2010/11 (1)		Budget
		Updated	Estimate	Plan	Plan
($ millions)	Budget	Forecast	2011/12	2012/13	2013/14
Office of the Premier	7	7	7	7	7
Aboriginal Relations and Reconciliation	81	81	80	80	81
Agriculture	69	69	66	66	66
Attorney General	458	458	443	443	443
Children and Family Development	1,334	1,334	1,331	1,331	1,331
Citizens’ Services	622	597	600	600	600
Community, Sport and Cultural Development	340	340	254	254	254
Education	5,164	5,164	5,242	5,264	5,264
Energy	56	56	52	54	23
Environment	136	136	130	130	130
Finance	139	249	115	111	100
Forests, Mines and Lands	329	329	299	297	291
Health Services	14,796	14,796	15,713	16,160	16,765
Labour	16	16	15	15	15
Natural Resource Operations	338	506	325	324	324
Public Safety and Solicitor General	977	1,016	973	974	974
Regional Economic and Skills Development	717	717	715	719	719
Science and Universities	1,415	1,415	1,416	1,417	1,417
Social Development	2,354	2,354	2,338	2,349	2,334
Tourism, Trade and Investment	106	106	80	80	80
Transportation and Infrastructure	753	753	807	807	807
Total ministries and Office of the Premier	30,207	30,499	31,001	31,482	32,025
Management of public funds and debt	1,301	1,256	1,349	1,403	1,502
Contingencies	450	450	600	450	450
Funding for capital expenditures	1,751	1,284	1,543	887	591
Legislative and other appropriations	123	123	125	125	126
Subtotal	33,832	33,612	34,618	34,347	34,694
Prior year liability adjustments	—	(55)	—	—	—
Consolidated revenue fund expense	33,832	33,557	34,618	34,347	34,694
Expenses recovered from external entities	2,654	2,913	2,651	2,682	2,856
Funding provided to service delivery agencies	(20,704)	(20,250)	(21,369)	(20,817)	(21,024)
Ministry and special office direct program spending	15,782	16,220	15,900	16,212	16,526
Service delivery agency expense:
School districts	5,440	5,505	5,513	5,533	5,535
Universities	3,680	3,785	3,880	3,954	4,005
Colleges and institutes	1,047	1,068	1,063	1,068	1,075
Health authorities and hospital societies	11,141	11,102	11,989	12,269	12,709
Other service delivery agencies	3,478	3,328	3,567	3,500	3,716
Total service delivery agency expense	24,786	24,788	26,012	26,324	27,040
Total expense	40,568	41,008	41,912	42,536	43,566

(1)          The 2010/11 budget estimate and revised forecast have been restated to reflect government’s current organization and accounting policies.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Expense

Budget 2011 is a status quo budget that confirms government’s commitment to maintaining the core services of health care, education, and social services that British Columbians depend upon. Key to maintaining this commitment is effective management control of operating expenditures, including the targeting of resources to these core services as a first priority.

Chart 1.6 Expense trends

During the four years leading up to the economic downturn in the fall of 2008, government spending grew by an average annual rate of 5.7 per cent. As a result of the expenditure management measures that were initiated in Budget 2009 and expanded upon in the September Update 2009, the annual rate of growth decreased to an average of 3.5 per cent in the two fiscal years since 2008/09.

In Budget 2010, government continued the implementation of significant expenditure management strategies initiated in the previous year. A number of the measures announced in Budget 2010 had adjustments to ministry budgets in 2011/12. No additional expenditure management strategies or program reductions are implemented in Budget 2011. While there are some time-limited programs that conclude during the current three year fiscal plan, government may decide at a later date to continue these programs.

As a result of government’s expenditure management, the average annual growth in expense over the next three years is limited to 2.0 per cent, enabling revenue growth to bridge the deficit gap. This rate of expense growth will still enable government to increase its spending by $2.6 billion over the fiscal plan period, with total spending to reach $43.6 billion by 2013/14.

Consolidated Revenue Fund Spending

In support of government’s priority in maintaining core services, Budget 2011 provides operating funding increases in the following areas:

•                  a $605 million increase in the Ministry of Health Services in 2013/14 - when added to the increases provided in Budget 2010, this represents a $2.0 billion increase in health funding over the fiscal plan period; and

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

•                  a $65 million increase in the Ministry of Social Development over three years for income assistance to individuals and families in need.

As well, the Contingencies Vote will increase by $150 million in 2011/12 to address unforeseen issues and provide fiscal management flexibility for the next Executive Council.

Maintaining our Health Care System

Budget 2011 confirms government’s ongoing commitment to health care. By 2013/14, the Ministry of Health Services’ budget will increase by almost $2.0 billion, or over 13 per cent, compared to 2010/11.

Chart 1.7 Ministry of Health Services budget increases

Funding increases for the Ministry of Health Services are focused on sustaining front-line service delivery:

•                  $1.4 billion for the Regional Health Sector for services delivered by health authorities and other service delivery partners, including acute care services, community and home-based services, assisted living and residential care services, mental health and addictions services, health promotion, disease prevention and other public health services.

•                  $438 million for the Medical Services Plan to fund increased volumes of physician and laboratory services, and recruitment and retention of specialists and family physicians, particularly in rural and remote communities.

•                  $144 million for PharmaCare for coverage of new drugs and volume and price increases for prescription drugs.

It should also be noted that all health authorities have provided balanced budget plans to the Ministry of Health Services for each year of the fiscal plan period.

Total health spending (see Appendix Table A12) includes all health care related spending by the Ministry of Health Services, other ministries such as Children and Family Development and Social Development, and health authorities/hospital societies. As a proportion of total government expenses, health spending will soon approach 43 per cent, and therefore it is essential that costs be managed effectively and innovative cost controls continue to be sought.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Chart 1.8 Health spending as a percentage of total government expenses

Health Care Costs and Outcomes

While costs must be managed to keep the system sustainable, health outcomes are also a critical consideration. As indicated in Table 1.10, not only is BC comparatively efficient in providing health services, but the province also ranks highly in terms of results when compared to other Canadian jurisdictions.

Table 1.10 Health Per Capita Costs and Outcomes: Canadian Comparisons

Province	Per Capita Health Care Costs ($)	Life Expectancy at Birth (Years)	Infant Mortality per 1000 Live Births	Cancer Mortality Rate per 100,000 Population	Diseases of the Heart Mortality Rate per 100,000 Population
Quebec	3,341	80.7	4.5	181.6	103.6
British Columbia	3,544	81.2	4.0	152.7	102.3
Ontario	3,548	81.0	5.2	159.1	109.8
New Brunswick	3,789	80.0	4.3	172.1	115.5
Nova Scotia	3,944	79.7	3.3	186.4	122.4
Prince Edward Island	3,988	80.2	5.0	160.9	148.0
Saskatchewan	4,077	79.5	5.8	161.3	126.1
Manitoba	4,155	79.3	7.3	172.5	125.5
Alberta	4,295	80.5	6.0	155.1	122.4
Newfoundland	4,564	78.3	7.5	195.4	156.9

Sources: Canadian Institute for Health Information, 2010 (cost data) and Ministry of Health Services (outcomes data).

While our per-capita costs are the second lowest in Canada as of 2010, key health outcomes are among the highest. Of the four health indicators shown, BC has the best outcomes in terms of high Life Expectancy and low rates of Cancer Mortality and Mortality Related to Diseases of the Heart compared to the other provinces; and second best outcome in terms of low Infant Mortality Rates.

Health Funding Report and Plan

As required under Part 14 of the Consumption Tax Rebate and Transition Act the following table shows the health funding report for 2010/11 and the health funding plan for 2011/12 to 2013/14.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Table 1.11 Health Funding Report and Plan

($ millions)	2010/11	2011/12	2012/13	2013/14
Harmonized sales tax	4,171	5,820	6,164	6,516
Medical Services Plan premiums	1,798	1,945	2,081	2,193
Tobacco tax	737	676	676	676
Health Special Account	147	147	147	147
Canada Health Transfer	3,597	3,806	4,050	4,312
Wait Times Reduction Transfer	33	33	34	34
Total revenue from above sources	10,483	12,427	13,152	13,878
Total government spending on health	16,557	17,477	17,914	18,519
Health spending in excess of revenue	6,074	5,050	4,762	4,641

For 2010/11, the government spending on health services by function (see Appendix Table A12) is projected to exceed forecasted revenues from the harmonized sales tax, Medical Services Plan premiums, tobacco tax, Health Special Account, Canada Health Transfer and Wait Times Reduction Transfer by $6,074 million. Next year’s health funding report for 2010/11 will be based on actual revenues for 2010/11 as reported in the 2010/11 Public Accounts.

For 2011/12 to 2013/14, total government spending on health services by function is projected to exceed forecasted revenues from the harmonized sales tax, Medical Services Plan premiums, tobacco tax, Health Special Account, Canada Health Transfer and Wait Times Reduction Transfer by a total of $14.5 billion over the three year fiscal plan.

Maintaining Education Funding

K—12 Education

Total operating funding for School Districts remains at $4.7 billion per year, however the average funding per student FTE is estimated to increase slightly to $8,357. This includes funding for full day kindergarten (FDK) for five year olds, and the teacher’s compensation increase that forms part of the current collective agreement.

Chart 1.9 Student enrolment and per pupil funding (public schools)

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

In 2010/11, more than 15,500 additional students were funded and enrolled in FDK in 52 public school districts, transitioning approximately 50 per cent of the estimated 30,200 kindergarten students to full day programs. During the second phase of FDK roll out in 2011/12, all 30,000-plus kindergarten students will be enrolled and funded in FDK.

Budget 2011 also includes annual facilities grant funding of $110 million in 2011/12 to provide for maintenance and repairs in schools.

Post-Secondary Education

Funding for post-secondary institutions (PSIs) in 2011/12 is $1.9 billion, continuing government’s commitment to funding higher education. As shown in Chart 1.10, since 2001/02, there have been significant increases in operational funding for this sector.

As part of government’s recent accelerated infrastructure program, $510 million has been spent from 2009/10 to 2012/13, of which $260 million was provincially funded. All PSIs have benefited from the Knowledge Infrastructure Program component of this funding, which contributed to 40 projects that resulted in renewed or additional buildings.

Chart 1.10 Post-secondary funding

Management of the BC Public Service

Since 2001/02, the core BC public service (ministries and special offices), as measured in full-time equivalents (FTEs), has been approximately 30,000 FTEs. Consistent with recent budget presentations, BC public service FTEs are presented in Budget 2011 on an aggregate basis, as shown in Appendix Table A14.

In 2010/11, oversight of the BC Ambulance Service transferred from the Ministry of Health Services to the Provincial Health Services Authority, which is part of the SUCH sector (schools, universities, colleges and health organizations). Under the Budget Transparency and Accountability Act, SUCH sector FTEs are not included in government reporting on staff levels, therefore projections starting in 2011/12 have been reduced by approximately 3,000 FTEs in accordance with this change in status.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Excluding the impact of the BC Ambulance Service transfer, the 2.7 per cent average annual reduction in FTEs in the fiscal plan is similar to government’s experience over the last two years, as shown in Chart 1.11.

The forecasted decline in FTEs reflects the continued budgetary requirement for government to prioritize key government services and programs and achieve savings and improved effectiveness in their delivery. While some involuntary staff reductions were implemented in 2009/10 and 2010/11 with a target of limiting overall staff impacts to 5 per cent of the workforce to the end of 2011/12, impacts to date have been only 2.5 per cent. With government’s improved fiscal outlook, no further involuntary reductions are anticipated over the new three year fiscal plan.

Chart 1.11 Managing FTEs

It is expected that the projected decrease for the next three years will be achieved through attrition — that is, through normal annual voluntary exits, including retirements, which are expected to continue at consistent rates across the fiscal plan. In addition, government also continues its policy of limited external hiring in order to manage within available salary budgets.

Recovered Expenses

Over the fiscal plan period (2011/12 to 2013/14), government projects it will incur $8.2 billion in program spending whose costs will be recovered from third parties. This includes a total of $2.1 billion spent on delivering programs on behalf of the federal government, such as the Labour Market Development and Labour Market Agreements, immigration initiatives, and local government services transfers.

In addition, an estimated $2.7 billion in interest costs will be recovered from the commercial Crown corporations through the fiscal agency loan program and from sinking fund investment returns. The remaining $3.4 billion in recoveries costs are incurred by a variety of programs, including hospital expansion recovered from regional health boards, industry-funded regulatory programs recovered through fees, and distribution of free Crown grants recovered through the revaluation of the land being distributed.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Operating Transfers

Transfers to service delivery agencies will total $63 billion over the fiscal plan period (2011/12 to 2013/14) in support of education, healthcare, social services, housing, and transportation programs delivered by the agencies on behalf of government. These service delivery agencies include the SUCH sector (schools, universities, colleges and health organizations), Community Living BC, BC Housing Management Commission, BC Transit, and the BC Transportation Financing Authority. Transfers to these organizations comprise over 60 per cent of ministry spending.

Service Delivery Agency Spending

Service delivery agency spending is projected to total $27.0 billion by 2013/14, reflecting an increase of $2.3 billion over the fiscal plan period.

School district spending is projected at $5.5 billion in 2013/14 — an increase of $30 million over the three-year period. This includes spending on full-day kindergarten and other pressures, partially offset by reduced spending in relation to federally funded programs. Other influences on school district spending are a diminishing demand to increase the total number of teachers due to stable enrolment projections, and government’s wage mandate (over 80 per cent of school district spending is on salaries).

Spending by universities is forecast to increase by $220 million over the three-year period, and will total $4.0 billion by 2013/14. The increase mainly reflects additional faculty and operating costs for education and research programs and amortization for capital assets resulting from provincial and federal government stimulus spending.

Projected spending by colleges and institutes will remain virtually unchanged at $1.1 billion, with only a minor increase of $7 million over the three-year period. This increase mainly relates to additional operating costs for facilities and education programs.

Spending by health authorities and hospital societies is projected to rise from $11.1 billion in 2010/11 to $12.7 billion by 2013/14 — an increase of $1.6 billion. This increase reflects the projected growth in demand for the health services delivered by these organizations on behalf of government. It also includes additional spending resulting from the integration of the BC Ambulance Service with the Provincial Health Services Authority.

Projected spending by other service delivery agencies is forecast to increase from $3.3 billion in 2010/11 to $3.7 billion in 2013/14, reflecting a total increase of $388 million over the three-year period. The increase is primarily due to additional spending on accelerated social housing programs by the BC Housing Management Commission and on transportation initiatives by the BC Transportation Financing Authority.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Capital Spending (1)

Capital spending on schools, hospitals, roads, bridges, hydro-electric projects and other infrastructure across the province over the next three years (2011/12 to 2013/14) is expected to total $19.0 billion. Provincial capital infrastructure investments are made through school districts, health authorities, post-secondary institutions, Crown agencies and ministries.

The total capital investment of $19.0 billion is comprised of $10.3 billion in taxpayer-supported capital investments and $8.7 billion in capital investments by commercial Crown corporations.

The capital spending forecast for 2011/12 reflects completion of approved projects, including accelerated capital investments to stimulate the economy and keep people at work in the construction sector, and investments by self-supported commercial Crown corporations in power projects and the Port Mann Bridge replacement project.

Table 1.12 Capital Spending

	2010/11		Budget
($ millions)	Budget 2010	Updated Forecast	Estimate 2011/12		Plan 2012/13	Plan 2013/14
Taxpayer-supported
Education
Schools (K—12)	481	430	520		412	308
Post-secondary	743	928	599		444	286
Health	1,161	1,049	859		599	451
BC Transportation Financing Authority	1,457	1,327	986		1,018	1,343
BC Transit	89	61	162		207	311
Vancouver Convention Centre expansion project	8	10	—		—	—
BC Place redevelopment	390	298	147		—	—
Government ministries	355	396	332		210	148
Other(1)	404	277	300		65	51
Capital spending contingencies	300	129	200	(2)	200	200
Total taxpayer-supported	5,388	4,905	4,105		3,155	3,098
Self-supported
BC Hydro	1,784	1,566	2,195		2,037	2,020
Columbia River power projects (3)	12	63	98		120	62
Transportation Investment Corporation (Port Mann)	735	871	717		586	72
BC Railway Company (4)	26	14	18		27	20
ICBC	83	44	81		84	88
BC Lotteries	107	107	109		130	125
Liquor Distribution Branch	24	23	25		27	28
Total self-supported commercial	2,771	2,688	3,243		3,011	2,415
Total capital spending	8,159	7,593	7,348		6,166	5,513

(1)                     Includes BC Housing Management Commission, Provincial Rental Housing Corporation, other service delivery agencies and project reserves held by the Ministry of Finance.

(2)                     Includes $50 million for ministry capital contingencies.

(3)                     Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

(4)                     The 2010/11 budget was restated to reflect the continued accounting of the BC Railway Company as a commercial entity.

(1)                     Capital investments are not included in the government’s annual surplus or deficit. In accordance with generally accepted accounting principles (GAAP), annual amortization expenses that recognize the estimated wear and tear of capital assets during the fiscal year are included in the government’s annual expenses instead of recording the full capital costs as they occur.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Since October 2008, $5.5 billion has been committed to accelerated infrastructure investments across the province. BC has successfully leveraged $1.4 billion in infrastructure funding from the federal government infrastructure stimulus plan announced in January 2009 in support of this program.

In December 2010, the federal government extended the deadline for substantial completion of projects under the Infrastructure Stimulus, Knowledge Infrastructure, and Build Canada Top-Up Funds from March 31, 2011 to October 31, 2011 upon application by the Province for specific project extensions. As a result, the timing of some accelerated expenditures has moved to fiscal 2011. Taxpayer-supported capital spending is projected to return to historical levels as the accelerated infrastructure program is wound down by the end of October 2011.

Taxpayer-supported capital spending

Taxpayer-supported capital spending includes capital infrastructure for school districts, health authorities, post-secondary institutions, taxpayer-supported Crown agencies, and ministries.

Taxpayer-supported capital spending is projected at $4.1 billion in 2011/12, declining to $3.1 billion in 2012/13 and 2013/14, reflecting completion of approved projects within the capital plan, including accelerated capital projects.

Significant elements of the projected spending include the following:

•                  Over the three years of the capital plan, $1.2 billion will be invested to replace, renovate or expand K—12 facilities. This includes continued investment in the program to seismically upgrade or replace schools and provide space for full day kindergarten for five year olds.

•                  Budget 2011 includes $1.3 billion in capital spending by post-secondary institutions throughout the province. Projects include building replacements and renewals, a number of which are accelerated though the Knowledge Infrastructure Program, and the TRIUMF Advanced Rare Isotope Laboratory.

Post-secondary capital spending also includes a significant level of investment funded through other sources, including foundations, donations, cash balances, federal funding and revenues generated from services.

•                  Capital spending in the health sector will total $1.9 billion over the next three years. These investments support new major construction and upgrading of health facilities, medical and diagnostic equipment, and information management technology systems, and include funding from the province as well as other sources, such as regional hospital districts and foundations. Investments include the Children’s and Women’s Hospital.

•                  Budget 2011 continues to invest in government’s transportation investment plan. The province has secured significant federal cost sharing on projects and has leveraged investments through partnerships with private partners. The public and private sector together will provide $5.3 billion for transportation investments over the next three years.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

•                  $2.9 billion of provincial investment in transportation infrastructure;

•                  $1.0 billion of investment leveraged through federal cost sharing and partnerships with private partners, local governments and other agencies; and

•                  $1.4 billion of investment for the Port Mann Bridge/Highway 1 project.

Further information is provided in Table 1.13.

Table 1.13 Provincial Transportation Investments

($ millions)	2010/11 Updated Forecast	2011/12	2012/13	2013/14	3-Year Total
Transportation Investment Plan
– Rehabilitation	223	149	146	146	441
– Interior and rural side roads	55	52	50	50	152
– Oil and gas rural road improvement program	36	17	—	—	17
– Mountain pine beetle strategy	31	30	30	30	90
– Highway 1 — Kicking Horse Canyon	33	25	—	—	25
– Highway 1 — Kamloops to Golden	30	74	70	19	163
– Gateway program	168	178	71	72	321
– Okanagan Valley corridor	70	40	25	18	83
– Cariboo connector program	40	22	33	39	94
– Other highway corridors and programs	141	100	130	127	357
– Cycling infrastructure	3	3	3	3	9
Total transportation investment plan	830	690	558	504	1,752
Provincial Transit Plan
– Canada Line rapid transit project	20	20	20	20	60
– Evergreen Line rapid transit project	30	51	106	147	304
– Other rapid transit projects	56	33	95	319	447
– Buses and other transit priorities	57	87	113	115	315
Total provincial transit plan	163	191	334	601	1,126
Total provincial investment (1)	993	881	892	1,105	2,878
Investments funded through contributions from other partners
– Evergreen Line (federal contribution and TransLink)	59	66	200	289	555
– Contributions to the Transportation Investment Plan	267	153	76	54	283
– Contributions to the Provincial Transit Plan	42	22	22	181	225
Total investments funded through contributions from other partners	368	241	298	524	1,063
Total investment in transportation infrastructure	1,361	1,122	1,190	1,629	3,941

Transportation Investment Corporation
– Port Mann Bridge/Highway 1 project	871	717	586	72	1,375
Total investment in transportation infrastructure including the Port Mann Bridge/Highway 1 project	2,232	1,839	1,776	1,701	5,316

(1)                     Total provincial investment includes operating and capital spending.

•                  Budget 2011 includes $147 million in 2011/12 to complete the redevelopment of BC Place, including installation of a retractable roof.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Capital Contingencies

The province has included $600 million in capital contingency in its three-year capital plan as a prudent planning measure. In addition to covering risks from higher than expected costs, the capital contingency will be used to fund emerging government priorities. This includes capital funding for annual facility grants in the Ministry of Education as required. Should the capital contingency not be used, taxpayer-supported debt will be lower than currently forecast.

Financing Capital Projects

Provincial capital infrastructure spending is financed through a combination of sources:

•                  cash balances (e.g. school districts, post-secondary institutions, health authorities);

•                  partnerships with the private sector (public-private-partnerships);

•                  cost-sharing with partners (e.g. the federal government, regional hospital districts); and

•                  borrowing (debt financing).

Since debt financing continues to represent a significant source of financing for provincial capital spending, the level of capital spending has a significant impact on projected provincial debt.

Chart 1.12 Financing government’s capital plan

Self-supported capital spending

Total capital spending includes capital infrastructure for self-supported commercial Crown agencies.

Self-supported capital spending is projected at $3.2 billion in 2011/12, $3.0 billion in 2012/13 and $2.4 billion in 2013/14. Over the three year period:

•                  $6.5 billion (75 per cent) of total self-supported capital spending will be used for electrical generation, transmission and distribution projects to meet growing customer demand, to enhance reliability and to implement the smart metering and infrastructure program. Large generating facilities built between the late 1960s and

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

early 1980s provide about 90 per cent of the province’s electrical power. The major mechanical and electrical components (such as turbines and transformers) in these facilities are nearing the end of their design life and require major overhauls to maintain reliability. A significant portion of self-supported capital spending represents measures to address the issue of ageing infrastructure.

•                  $1.4 billion will be used for the Port Mann Bridge replacement and Highway 1 improvement project.

•                  $364 million will be used for BC Lotteries projects including the modernization of business systems and acquisition of gaming equipment to support lottery, PlayNow internet gaming, casino and community gaming activities.

•                  $253 million will be used for ICBC projects including reinvestment in critical business systems as part of its Transformation Program.

Table 1.14 provides information on major power generation and transmission projects. Further details on provincial capital investments are shown in the service plans of ministries and Crown agencies.

Projects over $50 million

As required under the Budget Transparency and Accountability Act, approved major capital projects with multi-year budgets from provincial sources totalling $50 million or more are shown in Table 1.14. Annual allocations of the full budget for these projects are included as part of the provincial government’s capital investment spending shown in Table 1.12.

In addition to financing through provincial sources, major projects may be cost-shared with the federal government, municipalities and regional districts, and/or the private sector. Total capital spending over the fiscal plan period for these major projects is $16.5 billion, reflecting provincial financing of $14.5 billion through internal sources or borrowing, $0.9 billion from federal government contributions and $1.1 billion from other sources including private donations. Major capital investments include:

•                  $446 million to provide space for full-day kindergarten and for school replacement projects including Chilliwack Secondary, Alberni District Secondary, Centennial Secondary, Revelstoke Elementary and Secondary, and Burnaby Central Secondary.

•                  $133 million for the Pharmaceutical Sciences and Centre for Drug Research and Development at UBC, of which the province is funding $86.4 million.

•                  $3.0 billion for health facilities including Children’s and Women’s Hospital, the Surrey Outpatient Facility and Surrey Memorial Hospital — Emergency Department/Critical Care Tower; the Royal Jubilee Hospital Patient Care Centre in Victoria; the Interior Heart and Surgical Centre in Kelowna; expansions to Kelowna General and Vernon Jubilee Hospitals; the Northern Cancer Centre initiative which encompasses construction of a new facility in Prince George and upgrades in other northern communities; and replacement of the Fort St. John Hospital.

•                  $5.8 billion for major transportation capital infrastructure including improvements for the Pitt River Bridge, South Fraser perimeter road, Sea-to-Sky Highway, Sierra Yoyo Desan Road Upgrade, and the Port Mann Bridge/Highway 1 project.

•                  $2.0 billion for completion of the Vancouver Convention Centre expansion project, BC Place redevelopment, the integrated case management system, the Surrey Pretrial Service Centre Expansion and the e—Health initiative.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Table 1.14 Capital Expenditure Projects Greater Than $50 million (1)

Note: Information in bold type denotes changes from the second Quarterly Report.

	Projected		Total Costs	Projected	Total	Project Financing
	Completion		to	Costs to	Capital	Internal/	Federal	Other
($ millions)	Date		Dec. 31, 2010	Complete	Costs	Debt	Government	Contributions
Taxpayer-supported
K—12 Schools
Revelstoke Elementary and Secondary	Fall 2011		19	41	60	58	—	2
Chilliwack Secondary	Fall 2012		1	57	58	58	—	—
Burnaby Central Secondary	Spring 2012		28	36	64	64	—	—
Centennial Secondary	Fall 2014		—	62	62	62	—	—
Alberni District Secondary	Fall 2012		10	48	58	54	—	4
Full-day kindergarten	Fall 2012		9	135	144	144	—	—
Total K–12 schools			67	379	446	440	—	6
Post secondary facilities
University of British Columbia
– Pharmaceutical Sciences and Centre for Drug Research & Development	Fall 2012		13	120	133	86	3	44
Health facilities
Surrey Outpatient Care and Surgical Centre (2)
– Government direct cost	Spring 2011		32	33	65	65	—	—
– P3 contract	Spring 2011		161	11	172	172	—	—
Victoria Royal Jubilee Hospital – Patient Care Centre
– Government direct cost	Spring 2013		118	32	150	23	—	127
– P3 contract	Spring 2011		199	—	199	199	—	—
Fort St. John Hospital and Residential Care
– Government direct cost	Spring 2012		152	113	265	169	—	96
– P3 contract	Spring 2012		—	33	33	33	—	—
Expansions to Kelowna General and Vernon Jubilee Hospitals
– Government direct cost	Fall 2012		200	75	275	26	—	249
– P3 contract	Fall 2012		158	—	158	158	—	—
Northern Cancer Centre initiative(3)
– Government direct cost	Fall 2012		33	58	91	88	—	3
– P3 contract	Fall 2012		14	1	15	15	—	—
Surrey Emergency/Critical Care Tower (4)	Summer 2014		15	471	486	466	—	20
Interior Heart and Surgical Centre (5)	Spring 2017		13	380	393	302	—	91
Children’s and Women’s Hospital (6)	Fall 2017		—	682	682	532	—	150
Total health facilities			1,095	1,889	2,984	2,248	—	736
Transportation
Pitt River Bridge	Fall 2009	(7)	204	3	207	110	90	7
Sea-to-Sky Highway
– Government direct cost	Fall 2009	(7)	235	1	236	234	—	2
– P3 contract	Fall 2009		561	—	561	561	—	—
South Fraser Perimeter Road
– Government direct cost	Summer 2014		601	461	1,062	697	365	—
– P3 contract	Summer 2014		37	165	202	202	—	—
Sierra Yoyo-Desan Road upgrade	Fall 2012		68	119	187	187	—	—
Total transportation			1,706	749	2,455	1,991	455	9
Other
Vancouver Convention Centre expansion project	Summer 2009	(7)	832	4	836	494	222	120
BC Place redevelopment (8)	Fall 2011		275	288	563	563	—	—
Integrated case management system	Fall 2014		59	123	182	179	3	—
Surrey Pretrial Service Centre expansion (9)	Fall 2013		4	117	121	121	—	—
e-Health initiative (10)	Spring 2013		196	66	262	138	124	—
Total other			1,366	598	1,964	1,495	349	120
Total taxpayer-supported			4,247	3,735	7,982	6,260	807	915

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Table 1.14 Capital Expenditure Projects Greater Than $50 million (1) (continued)

Note: Information in bold type denotes changes from the second Quarterly Report.

	Projected		Total Costs	Projected	Total	Project Financing
	Completion		to	Costs to	Capital	Internal/	Federal	Other
($ millions)	Date		Dec. 31, 2010	Complete	Costs	Debt	Government	Contributions
Self-supported
Transportation
Port Mann Bridge / Highway 1	Winter 2013		1,616	1,703	3,319	3,319	—	—
Power generation and transmission
BC Hydro
– GM Shrum G1–G4 stator replacement	Fall 2010	(7)	75	1	76	76	—	—
– Revelstoke Unit 5 generation	Fall 2010	(7)	235	15	250	250	—	—
– Central Vancouver Island transmission line	Fall 2010	(7)	58	8	66	66	—	—
– Ruskin Dam safety and powerhouse upgrade	TBD	(11)	47	5	52	52	—	—
– Cheakamus spillway gate reliability upgrade	Fall 2011		56	8	64	64	—	—
– Fort Nelson generating station upgrade (12)	Fall 2011		66	73	139	139	—	—
– Vancouver City Central transmission	Fall 2012		18	168	186	186	—	—
– Columbia Valley transmission	Fall 2012		12	142	154	154	—	—
– Northwest transmission line	Winter 2013		11	384	395	85	130	180
– Stave Falls spillway gate reliability upgrade (12)	Winter 2013		16	49	65	65	—	—
– Seymour Arm series capacitor	Spring 2014		—	58	58	58	—	—
– Smart metering and infrastructure program	Summer 2013		43	887	930	930	—	—
– Mica Dam gas insulated switchgear replacement (12)	Summer 2013		77	103	180	180	—	—
– Hugh Keenleyside spillway gate reliability upgrade (12)	Fall 2013		13	88	101	101	—	—
– Dawson Creek area reinforcement	Fall 2013		3	129	132	132	—	—
– Interior to Lower Mainland transmission line	Fall 2014		48	552	600	600	—	—
– Southern Interior series compensation	Fall 2014		1	60	61	61	—	—
– Mica units 5 and 6 project (12)	Fall 2015		39	761	800	800	—	—
– GM Shrum units 1 to 5 turbine upgrade (12)	Fall 2016		17	295	312	312	—	—
Columbia River power projects (13)
– Waneta Dam power expansion	May 2015		45	304	349	349	—	—
Total power generation and transmission			880	4,090	4,970	4,660	130	180
Other
British Columbia Lottery Corporation
– Casino gaming management system	Winter 2015		—	75	75	75	—	—
Insurance Corporation of British Columbia
– Business transformation program	Fall 2016		13	168	181	181	—	—
Total other			13	243	256	256	—	—
Total self-supported			2,509	6,036	8,545	8,235	130	180
Total $50 million projects			6,756	9,771	16,527	14,495	937	1,095

(1)                     Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may include projects that still require final approval. Capital costs reflect current government accounting policy.

(2)                     Figures shown do not include an additional $2 million to establish an offsite access road to the facility.

(3)                     Figures shown do not include an approved project reserve of $5 million.

(4)                     Figures shown do not include an approved project reserve of $26 million. The Emergency Department is expected to be operational by summer 2013.

(5)                     Figures shown are based on preliminary Treasury Board approvals and do not include an approved project reserve of $55 million. These amounts will change after P3 contracts are finalized.

(6)                     Figures shown are based on preliminary Treasury Board approvals. These amounts will change after P3 contracts are finalized.

(7)                     Assets have been put into service and only trailing costs remain.

(8)                     BC Place redevelopment includes $458 million to install a retractable roof and $105 million to refurbish the facilities.

(9)                     Figures shown do not include an approved project reserve of $9 million.

(10)               The e-Health initiative is comprised of 7 distinct projects. Figures shown reflect the total costs of the 7 Ministry of Health Services’ provincially co-ordinated e-Health projects. The federal government portion is an estimate based on a signed agreement with Canada Health Infoway and the actual amount may vary, depending on eligible project costs incurred.

(11)               Definition phase of the Ruskin Dam safety and powerhouse upgrade project was approved for $52 million. The total project cost and completion date are being developed.

(12)               Total costs and completion dates for these projects vary depending on the final scope. Information shown represents current assumptions. The BC Hydro service plan provides more detail on the range of costs for these projects.

(13)               Joint ventures of the Columbia Power Corporation and Columbia Basin Trust. In October 2010, CPC/CBT reached an agreement for a partnership with Fortis Inc. to develop an electricity generating facility at the Waneta Dam south of Trail. Capital spending information reflects 49 per cent of the total project - CPC’s 32.5 per cent share combined with CBT’s 16.5 per cent share.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

•      $5.0 billion for power generation and transmission capital projects by BC Hydro and for Columbia River power projects including estimates for a 49 per cent share in the expansion of the Waneta Dam (a public-private partnership with Fortis Inc.).

•      $181 million for the capital component of ICBC’s $400 million business transformation program that will completely overhaul its claims, insurance, customer, and business processes and technologies.

•      $75 million for the replacement of BC Lotteries gaming management system that supports the generation of $1.6 billion in annual revenue from 34 casinos and community gaming centres operating more than 11,000 slot machines and 500 table games.

Provincial Debt

During the period 2004/05 to 2008/09, surpluses allowed the provincial government to adjust its borrowing strategy to reduce a significant portion of its debt. For example, taxpayer-supported debt declined by 12 per cent from $30.0 billion in 2003/04 to $26.4 billion in 2008/09. These low levels of debt provided government with the flexibility needed to address the economic downturn and current fiscal challenges.

Table 1.15 Provincial Debt Summary (1)

	2010/11		Budget
		Updated	Estimate	Plan	Plan
($ millions unless otherwise indicated)	Budget	Forecast	2011/12	2012/13	2013/14
Taxpayer-supported debt
Provincial government operating	4,815	5,291	6,067	6,571	5,903
Provincial government general capital (2)	2,696	2,696	2,696	2,696	2,696
Provincial government direct operating	7,511	7,987	8,763	9,267	8,599
Other taxpayer-supported debt (mainly capital)
Education	10,305	10,131	10,717	11,117	11,355
Health (3)	5,074	4,895	5,411	5,830	6,109
Highways and public transit (4)	8,473	8,222	8,883	9,643	10,727
Other	2,385	2,153	3,042	3,305	3,710
Total other taxpayer-supported debt	26,237	25,401	28,053	29,895	31,901
Total taxpayer-supported debt	33,748	33,388	36,816	39,162	40,500
Self-supported commercial Crown corporations debt	13,709	13,743	16,271	18,060	19,505
Total debt before forecast allowance	47,457	47,131	53,087	57,222	60,005
Forecast allowance (5)	300	150	350	350	350
Total provincial debt	47,757	47,281	53,437	57,572	60,355
Debt as a per cent of GDP
Provincial government direct operating	3.8%	4.0%	4.2%	4.2%	3.7%
Taxpayer-supported	17.2%	16.5%	17.5%	17.8%	17.5%
Total provincial	24.3%	23.4%	25.4%	26.1%	26.1%
Taxpayer-supported debt per capita ($)	7,459	7,369	8,008	8,397	8,564
Taxpayer-supported interest bite (cents per dollar of revenue)	4.6	4.1	4.5	4.6	4.9

(1)       Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

(2)       Separate disclosures of borrowings for ministries’ capital spending are applied prospectively beginning in fiscal 2009/10.

(3)       Health facilities’ debt includes public-private partnership obligations of $932 million for fiscal 2010/11, $995 million for fiscal 2011/12, $1,106 million for fiscal 2012/13, and $1,201 million for fiscal 2013/14.

(4)       BC Transportation Financing Authority’s debt includes public-private partnership obligations of $852 million for fiscal 2010/11, $910 million for fiscal 2011/12, $928 million for fiscal 2012/13, and $925 million for fiscal 2013/14.

(5)       Reflects the operating statement forecast allowance for each year (amounts are not cumulative). Since it is unknown as to which agency would require this debt, the forecast allowance is shown as a separate item over the plan.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

In recent years, debt has increased due to government’s need to post annual deficits in order to protect core services and implement an accelerated infrastructure plan to keep British Columbians working and help stimulate the economy during the global economic downturn. As the infrastructure program winds down and government returns to a balanced budget, the rate of annual debt growth will decline from a peak of 13 per cent in 2011/12 to 4.8 per cent in 2013/14. By 2013/14, total provincial debt, which includes commercial Crown self-supported debt, will reach $60.4 billion.

Government borrowing projections include both the support of its operating and capital requirements and the retirement of existing debt that will mature during the fiscal plan period. Over the next three years, government will borrow $21.4 billion and retire $8.5 billion in maturing debt (see Table 1.16).

Table 1.16 Provincial Borrowing Requirements

($ millions)	Updated Forecast 2010/11	Budget Estimate 2011/12	Plan 2012/13	Plan 2013/14
Total provincial debt (1) at beginning of year	41,885	47,281	53,437	57,572
New borrowing (2)	7,940	9,002	5,504	6,090
Direct borrowing by Crown corporations and agencies	750	255	253	251
Retirement provision (3)	(3,444)	(3,301)	(1,622)	(3,558)
Change in forecast allowance	150	200	—	—
Net change in total debt	5,396	6,156	4,135	2,783
Total provincial debt (1) at year end	47,281	53,437	57,572	60,355
Annual growth in debt (per cent)	12.9	13.0	7.7	4.8

(1)   Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest which is reported in the financial statements as an accounts payable.

(2)   New long-term borrowing plus net change in short-term debt.

(3)   Sinking fund contributions, sinking fund earnings and net maturities of long-term debt (after deduction of sinking fund balances for maturing issues).

Taxpayer-supported debt is forecast to increase to $40.5 billion by 2013/14, up $7.1 billion from 2010/11, reflecting the significant infrastructure investments planned over the next three years. This includes a $2.4 billion increase due to capital spending on education and health facilities, a $2.5 billion increase in support of transportation projects, and a $1.6 billion increase for other initiatives. As well, direct operating debt is projected to increase by $0.6 billion.

The self-supported debt of commercial Crown corporations is forecast to increase to $19.5 billion by 2013/14, up $5.8 billion from 2010/11. The increase is primarily due to the additional investment in improving and expanding British Columbia’s hydro generation assets ($4.0 billion) and the construction of the Port Mann Bridge ($1.7 billion). Other self-supported debt is incurred to finance the Columbia River power projects and BC Lottery Corporation equipment and information systems.

Additional details on government’s outstanding debt are provided in Appendix Tables A18 to A20.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Debt affordability

In the period 2002/03 to 2008/09, significant progress was made in reducing the debt burden supported by taxpayers through a 37 per cent reduction in the taxpayer- supported debt to GDP ratio. The progress made in improving the affordability of debt enabled government to absorb the impact of the economic slowdown, which included the need for additional borrowing in support of the accelerated infrastructure program and other stimulus measures. As well, taxpayer-supported interest costs continue to remain low, averaging 4.7 cents per dollar of revenue over the fiscal plan period.

Chart 1.13 Taxpayer-supported debt burden remains affordable

Due to the committed infrastructure spending, anticipated deficits and lower GDP projections in the near term, the taxpayer-supported debt to GDP ratio will peak at 17.8 per cent in 2012/13. As government returns to balancing its budget, the accelerated infrastructure program winds down, and GDP growth returns to historical levels, this measure of affordability will return to a downward trend and fall to 17.5 per cent in 2013/14.

Relationship between debt and deficit

The change in debt will not equal the surplus/deficit due to:

•      non-cash amortization costs included in the surplus/deficit; and

•      other working capital sources/requirements that represent changes in balance sheet items (such as cash balances, loan receivables and other accounts receivables/payables) and changes in cash balances such as dividends and bonus bid receipts.

Table 1.17 Reconciliation of Summary Results to Provincial Debt Changes

($ millions)	Updated Forecast 2010/11	Budget Estimate 2011/12	Plan 2012/13	Plan 2013/14
Operating statement deficit (surplus)	1,265	925	440	(175)
Taxpayer-supported capital spending	4,905	4,105	3,155	3,098
Increase (reduction) in cash and temporary investments	(173)	(23)	115	205
Amortization (non-cash expense included in the surplus)	(2,005)	(2,089)	(2,176)	(2,182)
Net increase in commercial Crown corporations (mainly capital)	1,377	3,038	2,130	1,655
Other balance sheet and working capital changes	27	200	471	182
Total provincial debt increase	5,396	6,156	4,135	2,783

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Table 1.17 reconciles forecast surplus/deficit with changes in debt. In the updated fiscal plan, debt rises due to the impact of capital spending in excess of amortization; higher commercial Crown corporation debt incurred for capital investments; as well as the projected deficits from 2011/12 to 2012/13.

Risks to the Fiscal Plan

The major risks to the fiscal plan stem from changes in factors that government does not directly control. These include:

•      Assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions.

•      The outcome of litigation, arbitrations, and negotiations with third parties.

•      Potential changes to federal transfer allocations, cost-sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes.

•      Utilization rates for government services such as health care, children and family services, and income assistance.

In addition, changes in accounting treatment or revised interpretations of generally accepted accounting principles (GAAP) could have material impacts on the bottom line.

Table 1.18 summarizes the approximate effect of changes in some of the key variables on the surplus. However, individual circumstances and inter-relationships between the variables may cause the actual variances to be higher or lower than the estimates shown in the table. For example, an increase in the US/Cdn dollar exchange rate may be offset by higher commodity prices.

Table 1.18 Key Fiscal Sensitivities

		Annual Fiscal Impact
Variable	Increases of:	($ millions)
Nominal GDP	1%	$150 – $250
Lumber prices (US$/thousand board feet)	$50	$25 – $50 (1)
Natural gas prices (Cdn$/gigajoule)	$1	$315 – $365
US exchange rate (US cent/Cdn $)	1 cent	-$25 to -$40
Interest rates	1 percentage point	-$95
Debt	$500 million	-$21

(1)   Sensitivity relates to stumpage revenue only. Depending on market conditions, changes in stumpage revenues may be offset by changes in border tax revenues.

Own Source Revenue

The main areas that may affect own source revenue forecasts are BC’s overall economic performance, the relative health of its major trading partners, the exchange rate and commodity prices.

Revenues are sensitive to economic performance. For example, taxation and other revenue sources are driven by economic factors such as personal income, retail sales, population growth and the exchange rate. The revenue forecast contained in the fiscal plan is based on the economic forecast detailed in Part 3: British Columbia Economic Review and Outlook. As well, it incorporates commodity price forecasts developed by the Ministry of Forests, Mines and Lands and the Ministry of Energy based on private sector information.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Income tax revenue forecasts are based on projections of personal and corporate income. The forecasts are updated from reports on tax assessments provided by the Canada Revenue Agency. As a result, revenue estimates can be affected by timing lags in the reporting of current and prior year tax assessments by the Canada Revenue Agency.

Revenues in British Columbia can also be volatile, largely due to the influence of the cyclical natural resource sector in the economy and the importance of natural resource revenues in the province’s revenue base. Changes in commodity prices such as natural gas or lumber may have a significant effect on natural resource revenues.

Details on major assumptions and sensitivities resulting from changes to those assumptions are outlined in Appendix Table A6.

Harmonized Sales Tax (HST)

With respect to the HST, Budget 2011 assumes a continuation of the current laws and agreements that prevail today. In the event that the referendum results in the HST being eliminated and replaced with the previous system of provincial social service tax (PST) and federal goods and services tax (GST), the fiscal plan will require a significant adjustment, including the repayment of the $1.6 billion in transitional funding that the province received from the federal government.

Softwood Lumber Agreement

On January 18, 2011, the United States requested arbitration with Canada under the Softwood Lumber Agreement of 2006 (SLA), claiming BC is breaching the SLA by subsidizing its forest industry through low stumpage rates. BC believes it has a strong case and it is expected the arbitration panel will validate that provincial timber pricing practices are in line with the SLA, as ensured by the province’s auction-based interior pricing system. The arbitration panel’s decision is likely at least two years away. In the interim, there is no change to BC’s market based stumpage system and the export tax on lumber shipments to the US will continue to be collected as determined under the SLA.

Federal Government Contributions

Potential policy changes regarding federal transfer allocations, including federal health transfers and cost-sharing agreements, could affect the revenue forecast.

Crown Corporations

Crown corporations have provided their own forecasts. These forecasts, as well as their statements of assumptions, were used to prepare the fiscal plan. The boards of those corporations and agencies have also included these forecasts, along with further details on assumptions and risks, in the service plans being released with the budget.

Factors such as energy prices, water inflows into the BC Hydro system, accident trends, interest/exchange rates, decisions of an independent regulator, or pending litigation could significantly change actual financial results over the forecast period. BC Hydro’s and ICBC’s results may be affected by the outcome of BC Utilities Commission decisions on current and future rate applications.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

SUCH Sector

Health authorities have submitted balanced financial plans for 2011/12 to 2013/14 based on policy assumptions provided by the Ministry of Health Services. These plans have been signed off by the board chairs of the respective health authorities. The Ministry of Health Services will continue to work with the health authorities to manage any emerging revenue and spending risks and spending pressures.

Forecasts for the universities, colleges, and institutions have been signed off by chairs of the board or audit committee and lead financial officers.

Forecasts for the combined school districts have been compiled by the Ministry of Education based on the requirements of the School Act, the current year plans developed by the school districts, and ministry policy assumptions respecting future funding allocations. Variances from these assumptions could impact the fiscal plan.

Spending

Government funds a number of demand-driven programs, including those delivered through service delivery agencies, such as health care, K—12 and post-secondary education, income assistance, and community social services. The budgets for these programs reflect reasonable estimates of demand and other factors such as price inflation. If demand is higher than estimated, this will result in a spending pressure to be managed.

The spending plans for the Ministries of Natural Resource Operations and Public Safety and Solicitor General include base amounts to fight wildfires and deal with other emergencies such as floods. Unanticipated occurrences may affect expenses in these ministries.

Details on major assumptions and sensitivities resulting from changes to those assumptions are shown in Appendix Table A8 and in ministry service plans.

Public Sector Compensation Mandate

Budget 2011 assumes the current public sector compensation negotiating mandate. This mandate requires two year agreements with a net-zero cost to employers over the term of such agreements and applies to all public sector compensation contracts expiring between December 31, 2009 to December 31, 2011. No compensation mandate has been developed yet for contracts expiring after December 31, 2011.

Contingencies Vote

The allocation to contingencies is a prudent budgeting measure that protects the three-year fiscal plan from:

•      unforeseen and unbudgeted costs that may arise; and

•      pressures for costs that are currently budgeted based on estimates whose final values are impacted by external events or prices.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Table 1.19 Notional Allocations to Contingencies

($ millions)	2011/12	2012/13	2013/14
Elections BC — 2011 Initiative Vote	31	—	—
2010 Sports and Arts Legacy	20	20	—
Climate action and clean energy initiatives	40	40	—
Subtotal notional allocations	91	60	—
Reserved for unforeseen pressures related to litigation, caseload, natural disasters, and other contingent items	509	390	450
Total contingencies	600	450	450

The Contingencies Vote has been increased to $600 million in 2011/12 to provide government with flexibility to address unforeseen issues and provide fiscal management flexibility for the next Executive Council. The vote returns to its more typical appropriation of $450 million in 2012/13 and 2013/14.

Budget 2011 includes some items for which notional Contingencies allocations have been provided due to the uncertainty surrounding the timing of when the expenditures will occur and the final amounts that will be required for these initiatives, including event-related funding for Elections BC primarily for the referendum on HST.

As well, Budget 2011 continues to include funding for two specific allocations that were established in Budget 2010 — the 2010 Sports and Arts Legacy and Climate Action and Clean Energy initiatives — that are being managed from the Contingencies Vote. The remaining funds, totalling $120 million over the next two fiscal years, will be allocated on the basis of spending proposals to be reviewed and approved for use based on government priorities.

Treaty Negotiations and the New Relationship

The Maa-nulth treaty Final Agreement will come into effect on April 1, 2011. As well, a treaty Final Agreement was initialled by the Yale First Nation, the province and the federal government on February 5, 2010, and must now be ratified by all three parties. BC also continues to negotiate treaties and incremental treaty agreements with a number of other First Nations. While implementation and settlement costs associated with the Maa-nulth treaty Final Agreement have been accounted for in the fiscal plan, the outcomes of other treaty negotiations and the Yale Final Agreement ratification process could affect both the economic outlook and the fiscal plan.

Government is also committed to negotiating new revenue-sharing agreements and reconciliation agreements with First Nations to streamline consultation on natural resource decisions, provide increased certainty for investors, and provide new economic opportunities to communities. Where agreements have been concluded, the costs associated with those agreements have been accounted for in the fiscal plan. The number of possible new commitments is uncertain, and government will need to accommodate associated fiscal plan impacts as individual negotiations progress.

The province is also involved in litigation with First Nations relating to aboriginal rights. Settlement of these issues, either in or out of court, may result in additional costs to government.

Budget and Fiscal Plan – 2011/12 to 2013/14

Three-Year Fiscal Plan

Capital Risks

The capital spending forecasts assumed in the fiscal plan may be affected by bids and proposals resulting in project costs that are higher than the initial approved budgets, particularly for large complex projects such as the BC Place roof replacement. For such projects, government will review the budget and scope risks, and the strategies to mitigate these risks. Any subsequent approved budget increases may be funded from capital contingencies.

Other risks impacting capital spending forecasts include:

•      weather and geotechnical conditions, including the outcome of environmental impact studies, causing project delays or unusual costs;

•      changes in market conditions, including service demand, the impact of inflation on building material costs, the availability of and wage rates for skilled workers, and borrowing costs;

•      the accuracy of capital project forecasts, including planned construction schedules;

•      the successful negotiation/timing of cost-sharing agreements with the federal government and other funding partners; and

•      the success of public-private sector partnership negotiations.

Pending Litigation

The spending plan for the Ministry of Attorney General contains provisions for payments under the Crown Proceedings Act based on estimates of expected claims and related costs of settlements likely to be incurred. Litigation developments may occur that are beyond the assumptions used in the plan (for example, higher-than-expected volumes, or size of claim amounts and timing of settlements). These developments may affect government revenues and/or expenditures in other ministries.

One-time Write-downs and Other Adjustments

Ministry budgets provide for anticipated levels of asset or loan write-downs where estimates can be reasonably predicted. The overall spending forecast does not make allowance for extraordinary items other than the amount provided in the Contingencies Vote.

Resolution of Accounting Policy Issues

The three-year fiscal plan conforms to the standards and guidelines that comprise generally accepted accounting principles (GAAP) for senior governments. However, a number of exposure drafts on adjustments in those standards are being circulated by the Public Sector Accounting Board (PSAB) for comment from the accounting profession. This includes issues such as treatment of transfers, valuation of financial instruments and foreign currency translation. Decisions on these issues by the PSAB may impact government’s financial statements.

Budget and Fiscal Plan – 2011/12 to 2013/14

Part 2: TAX MEASURES

Table 2.1 Summary of Tax Measures

Taxpayer Impacts
	Effective Date	2011/12	2012/13
($ millions)
International Business Activity Act
• Allow Schedule III Banks to register for the International Business Activity Program	April 1, 2011	*	*
Medicare Protection Act
• Increase MSP premiums by about 6 per cent	January 1, 2012	30	118
Carbon Tax Act
• Provide a credit for the carbon-neutral biomethane portion of blends of natural gas and biomethane sold under qualifying contracts	February 16, 2011	*	*
Home Owner Grant Act
• Increase threshold for home owner grant phase-out	2011 tax year	*	*
• Clarify adminstrative provisions for disentitled grants	February 16, 2011	*	*
School Act
• Set provincial residential school property tax rates	2011 tax year	*	*
• Set provincial non-residential school property tax rates	2011 tax year	*	*
• Clarify exemption for land used for a farm purpose	2011 tax year	*	*
Taxation (Rural Area) Act
• Set provincial rural area property tax rates	2011 tax year	*	*
• Provide authority to correct errors	2011 tax year	*	*
University Act and Health Authorities Act
• Clarify property tax exemption for property owned by a university or health authority	2011 tax year	*	*
Total		30	118

*                 Denotes measures that have no material impact on taxpayers.

Budget and Fiscal Plan – 2011/12 to 2013/14

Tax Measures

Tax Measures — Supplementary Information

For more details on tax changes see:

www.sbr.gov.bc.ca/msbr/budget/budget.html

International Business Activity Act

Expansion to Include Schedule III Banks

As announced on May 11, 2010, the Act is amended to allow Schedule III banks to qualify for the International Business Activity (IBA) Program with respect to their international financial business, effective April 1, 2011. Schedule III banks are branches of foreign banks operating in Canada.

The IBA Program provides tax refunds of BC corporate income tax paid by qualifying international businesses operating in BC. The Program has been in place since 1988 to help grow BC as an international financial centre.

Medicare Protection Act

Medical Services Plan Premiums Increased

In keeping with the policy announced in the September Update 2009, Medical Services Plan premiums are increased effective January 1, 2012 to help fund health care for British Columbians.

Maximum monthly premium rates will increase by about 6 per cent or $3.50 per month to $64 for single persons, by $7 per month to $116 for two person families and by $7 per month to $128 for families of three or more persons.

For premium assistance recipients, the increase in premiums will range from 0 per cent to 80 per cent of the increased amount. However, with the premium assistance enhancements made in January 2010, premiums payable by premium assistance recipients in 2012 will remain lower than they were in 2009.

Carbon Tax Act

Credit for Biomethane

Biomethane is a carbon neutral renewable fuel produced from biomass (e.g. agricultural and other organic wastes). Purchases of 100 per cent biomethane are exempt from carbon tax. The biomethane portion of a blend is exempt from carbon tax where the actual amount of biomethane in the blend is known.

Effective February 16, 2011, a credit is provided for blends of biomethane and natural gas sold under qualifying contracts by registered retail dealers of natural gas who inject biomethane into the system. Qualifying contracts must clearly stipulate the amount that purchasers are paying for a specified volume or percentage of biomethane. The credit is equal to the carbon tax payable on the specified volume or percentage of biomethane. Similar to the Residential Energy Credit, eligible purchasers will receive the biomethane credit on their natural gas bills.

Budget and Fiscal Plan – 2011/12 to 2013/14

Tax Measures

Home Owner Grant Act

Threshold for Home Owner Grant Phase-out Increased

As announced on January 3, 2011, the threshold for the phase-out of the home owner grant is increased from $1,050,000 to $1,150,000 for the 2011 taxation year. This change ensures that at least 95 per cent of homeowners are eligible for the grant, consistent with longstanding government policy.

For properties valued above the threshold of $1,150,000, the grant is reduced by $5 for every $1,000 of assessed value in excess of the threshold.

Administrative Provisions for Disentitled Grants Clarified

The Act is amended to clarify that a person who is not eligible for a home owner grant or a low-income grant supplement must repay the amount received, plus interest, by the due date on the notice of disentitlement.

The grant administrator may waive or cancel interest on a disentitled grant or low-income grant supplement in specified circumstances.

School Act

Provincial Residential School Property Tax Rates Set

The longstanding rate setting policy is that average residential school property taxes, before application of the home owner grant, will increase by the previous year’s provincial inflation rate. This rate setting policy has been in place since 2003 and will continue in 2011. The rates will be set when revised assessment roll data are available.

Provincial Non-Residential School Property Tax Rates Set

A single province-wide rate is set for each of the non-residential property classes. Consistent with longstanding policy, the rates for 2011, except the rate for the major industry property class, will be set so that non-residential school tax revenue will increase by inflation plus new construction. The rates will be set when revised assessment roll data are available.

The major industry property tax class rate will be set to be the same as the business class rate, consistent with the policy announced in Budget 2008.

Exemption for Land Used for a Farm Purpose Clarified

Qualifying land, excluding improvements, is exempt from taxation on 50 per cent of its value if it is used for a farm purpose. Amendments are made to clarify that managed forest land is not used for a farm purpose and, therefore, does not qualify for the exemption.

Budget and Fiscal Plan – 2011/12 to 2013/14

Tax Measures

Taxation (Rural Area) Act

Provincial Rural Area Property Tax Rates Set

A single rural area residential property tax rate applies province-wide. The longstanding rate setting policy that average residential rural property taxes increase by the previous year’s provincial inflation rate will continue for 2011.

Consistent with longstanding policy, non-residential rural area property tax rates will be set so that total non-residential rural area tax revenue will increase by inflation plus new construction. The rates will be set when revised assessment roll data are available.

Authority to Correct Errors Provided

The Act is amended to allow supplementary taxation notices to be issued to correct certain errors made during the preparation of the taxation roll. Notices correcting errors in the current year’s taxation roll may be sent in the current year or in the following year.

University Act and Health Authorities Act

Property Tax Exemption for University and Health Authority Property Clarified

Effective for the 2011 tax year, the Acts are amended to clarify that university property must be used by or on behalf of the university or an affiliated student society, and health authority property must be used by or on behalf of the regional health board, to qualify for an exemption under the University Act or the Health Authorities Act, respectively.

Specific exemptions continue to apply. For example, university property used by third parties for prescribed residential purposes and health authority property used by third parties that provide specified services in a hospital continue to be exempt.

The changes will bring the tax treatment of third parties occupying university or health authority property into closer alignment with occupiers of properties of tax exempt owners in other locations. Third parties operating independent businesses on their own behalf will be assessable and taxable. An exception is provided for any occupied properties that were exempt on the 2010 assessment roll. These exemptions will continue until a change in occupancy or December 31, 2015, whichever occurs earlier.

Budget and Fiscal Plan – 2011/12 to 2013/14

Tax Measures

Revenue Neutral Carbon Tax

As required under Part 2 of the Carbon Tax Act, the following tables show the Revenue Neutral Carbon Tax Report for 2009/10 and 2010/11 and the Revenue Neutral Carbon Tax Plan for 2011/12 to 2013/14.

Material Assumptions and Policy Decisions

In the Report and the Plan the estimates and forecasts of carbon tax revenue and the cost of tax reductions to return revenues to taxpayers are consistent with, and have the same material assumptions and policy decisions underlying them, as the revenue estimates and forecasts prepared for Budget 2011. The only material assumption specific to the Revenue Neutral Carbon Tax Report and Plan is that the cost of the revenue reductions, due to personal income tax rate cuts, increases with increases in personal income tax revenues for each year.

Revenue Neutral Carbon Tax Report

Revenue neutrality means that tax reductions must be provided that fully return the estimated revenue from the carbon tax to taxpayers in each fiscal year. Table 1, Revenue Neutral Carbon Tax Report for 2009/10 and 2010/11, reports the carbon tax revenues and the cost of the tax reductions for the 2009/10 and 2010/11 fiscal years. For the 2009/10 fiscal year, this report is based on the 2009/10 Public Accounts and updates the Report for 2009/10 presented with Budget 2010.

Carbon tax revenues for 2009/10 are $542 million, unchanged from the estimate provided in Budget 2010. The tax reductions for 2009/10 are those that were designated in the Revenue Neutral Carbon Tax Plan presented with the September Update 2009. The personal income tax measures are the low income climate action tax credit and the five per cent reductions in rates for the first two tax brackets. The business tax measures are the reductions in each of the general and small business corporate income tax rates and the industrial property tax credit.

The estimated reduction in provincial revenues for 2009/10, as a result of the designated revenue measures, is now $359 million for the personal tax measures and $370 million for the business tax measures for a total reduction of $729 million. Based on these revenue and tax reduction estimates, revenue neutrality has been met for 2009/10. In fact, the reduction in provincial revenue exceeds the $542 million in carbon tax revenue by $187 million.

Table 1 Revenue Neutral Carbon Tax Report 2009/10 and 2010/11

		Revised
	2009/10 (1)	Forecast 2010/11
	$ millions
Carbon tax revenue (2)	542	740

Reduction in provincial revenues due to designated measures (3)
Personal tax measures:
• Low income climate action tax credit	(153)	(168)
• Reduction of 5% in the first two personal income tax rates	(206)	(207)
• Northern and Rural Homeowner benefit of $200 (4)	—	(20)
Total personal tax measures	(359)	(395)

Business tax measures:
• General corporate income tax rate cut from 12% to 11% effective July 1, 2008, to 10.5% effective January 1, 2010 and to 10% effective January 1, 2011	(152)	(267)
• Small business corporate income tax rate reduced from 4.5% to 3.5% effective July 1, 2008 and to 2.5% effective December 1, 2008	(164)	(141)
• Industrial Property Tax Credit of 50% of school property taxes payable by light and major industrial properties starting in 2009 taxation year rising to 60% in 2011	(54)	(58)
• School property taxes reduced by 50% for land classified as “farm” starting in 2011	—	(1)
Total business tax measures	(370)	(467)
Total designated revenue measures	(729)	(862)

(1)          Based on 2009/10 Public Accounts.

(2)          The carbon tax applies to fossil fuels and combustibles at rates based on the CO2 equivalent emission of each particular fuel starting at $10 per tonne effective July 1, 2008 and increasing by $5 per tonne each July 1 to $30 per tonne on July 1, 2012.

(3)          Designated measures are measures designated to return carbon tax to taxpayers. Designated measures for 2009/10 are set out in the Carbon Tax Plan presented with the September Update 2009 and designated measures for 2010/11 are set out in the Carbon Tax Plan presented with Budget 2010.

(4)          Eligible homeowners are those in areas outside the Capital, Greater Vancouver and Fraser Valley regional districts.

Budget and Fiscal Plan – 2011/12 to 2013/14

Tax Measures

Carbon tax revenues for 2010/11 are now estimated to be $740 million, up slightly from the estimate in Budget 2010 of $727 million.

The tax reductions shown for the 2010/11 fiscal year are those that were designated in the Revenue Neutral Carbon Tax Plan presented with Budget 2010. The personal income tax measures are the low income climate action tax credit, the five per cent reductions in rates for the first two tax brackets and the Northern and Rural Homeowner benefit. The business tax measures are the reductions in each of the general and small business corporate income tax rates, the industrial property tax credit and the 50 per cent reduction in school property tax for land classified as “farm”.

The estimated reduction in provincial revenues for 2010/11, as a result of the designated revenue measures, is now $395 million for the personal tax measures and $467 million for the business tax measures for a total reduction of $862 million. Based on these revenue and tax reduction estimates, revenue neutrality has been met for 2010/11. In fact, the reduction in provincial revenue exceeds the $740 million in carbon tax revenue by $122 million. Next year’s Revenue Neutral Carbon Tax Report for 2010/11 will be based on actual carbon tax revenues for 2010/11 as reported in the 2010/11 Public Accounts.

Revenue Neutral Carbon Tax Plan

Table 2, the Revenue Neutral Carbon Tax Plan 2011/12 to 2013/14, shows carbon tax revenue and tax reduction cost estimates for the revenue measures designated as those that return the carbon tax revenues to taxpayers for 2011/12 to 2013/14.

The tax reduction measures in the Revenue Neutral Carbon Tax Plan 2011/12 to 2013/14 are the designated measures in the Revenue Neutral Carbon Tax Plan 2010/11 to 2012/13 presented with Budget 2010. Carbon tax revenues are now forecast to be slightly higher than estimated when Budget 2010 was prepared. As shown in Table 2, revenue from the carbon tax and the cost of the tax reductions are now estimated to be $950 million and $1,141 million respectively for 2011/12. This means that the tax cuts are expected to exceed carbon tax revenues for 2011/12 by $191 million. Carbon tax revenues in 2012/13 are now estimated at $1,166 million while the tax cuts are estimated at $1,494 million. This means that the tax cuts in 2012/13 are expected to exceed carbon tax revenues by $328 million. Carbon tax revenues in 2013/14 are estimated at $1,232 million while the tax cuts are estimated at $1,474 million. This means that the tax cuts in 2013/14 are expected to exceed carbon tax revenues by $242 million.

Table 2 Revenue Neutral Carbon Tax Plan 2011/12 to 2013/14

	Forecast
	2011/12	2012/13	2013/14
	$ millions
Carbon tax revenue (1)	950	1,166	1,232

Designated revenue measures:
Personal tax measures:
• Low income climate action tax credit increasing to $115.50 per adult, from $105 per adult, plus $34.50 per child, from $31.50 per child, effective July 1, 2011	(179)	(182)	(182)
• Reduction of 5% in the first two personal income tax rates	(215)	(226)	(239)
• Northern and Rural Homeowner benefit of $200 (2)	(83)	(85)	(87)
Total personal tax measures	(477)	(493)	(508)

Business tax measures:
• General corporate income tax rate cut from 12% to 11% effective July 1, 2008, to 10.5% effective January 1, 2010 and to 10% effective January 1, 2011	(385)	(452)	(390)
• Small business corporate income tax rate reduced from 4.5% to 3.5% effective July 1, 2008, to 2.5% effective December 1, 2008 and to zero by April 1, 2012 (3)	(209)	(476)	(500)
• Industrial Property Tax Credit of 50% of school property taxes payable by light and major industrial properties starting in 2009 taxation year rising to 60% in 2011	(68)	(71)	(73)
• School property taxes reduced by 50% for land classified as “farm” starting in 2011	(2)	(2)	(3)
Total business tax measures	(664)	(1,001)	(966)
Total designated revenue measures	(1,141)	(1,494)	(1,474)

(1)          The carbon tax applies to fossil fuels and combustibles at rates based on the CO2 equivalent emission of each particular fuel starting at $10 per tonne effective July 1, 2008 and increasing by $5 per tonne each July 1 to $30 per tonne on July 1, 2012.

(2)   Eligible homeowners are those in areas outside the Capital, Greater Vancouver and Fraser Valley regional districts.

(3)   The planned small business corporate income tax rate reduction to zero by April 1, 2012 is a designated measure in 2012/13 and 2013/14.

Budget and Fiscal Plan – 2011/12 to 2013/14

Part 3: BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK (1)

Summary

•                  The Ministry of Finance forecasts BC’s economy to grow by 2.0 per cent in 2011 and by 2.6 per cent in 2012, following an estimated increase of 3.1 per cent in 2010.

•                  BC’s economy is expected to grow by about 2.8 per cent per year in the medium-term, closer to historical levels. This is mainly due to the anticipated recovery of US demand (particularly in the US housing market) and a steady rise in commodity prices.

•                  The Economic Forecast Council estimates that BC’s economy expanded by 3.4 per cent in 2010 and forecasts growth of 2.7 per cent in 2011 and 3.0 per cent in 2012. Over the medium-term (2013 to 2015), the Council expects BC’s annual average economic growth to be 2.8 per cent.

Chart 3.1 British Columbia’s economic outlook

The Ministry’s outlook for BC’s real GDP growth in 2011 is 0.7 percentage points lower than the outlook provided by the Council. This level of prudence is included in recognition of the significant downside risks to the forecast, due to the potential for greater economic weakness than assumed in the US and around the world.

While the private sector assumes a steady recovery, there is significant likelihood of much slower growth characterized by lower consumer spending, weak investment and slow employment growth. As a result, the Ministry’s outlook for 2012 is also lower than the Council’s, with the Ministry projecting 2.6 per cent real GDP growth compared to the Council’s 3.0 per cent. In the medium-term, both the Ministry and the Council expect an expansion of about 2.7 to 2.8 per cent.

Risks to the BC economic outlook continue to be weighted to the downside, largely due to ongoing uncertainty surrounding global economic activity. The most significant risks to the current outlook include:

•                  continued weakness in the US economy (characterized by weaker consumer spending, widespread deleveraging causing slower investment, a very slow job market recovery and further fiscal restraint — particularly at the state and local level);

(1) Reflects information available as of February 4, 2011

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British Columbia Economic Review and Outlook

•                  the sovereign debt crisis in some European countries threatening the stability of global financial markets;

•                  slower than anticipated global demand resulting in weaker demand for BC’s exports;

•                  greater than anticipated moderation in the Canadian housing market; and

•                  a sudden rise in the value of the Canadian dollar, resulting in further downward pressure on Canadian exports.

British Columbia Economic Activity and Outlook

The performance of key BC economic indicators in recent quarters is presented in Table 3.1.

Table 3.1 British Columbia Economic Indicators

	Third Quarter	Fourth Quarter	Annual *
	Jul. to Sep. 2010	Oct. to Dec. 2010	Jan. to Dec. 2010
Data seasonally adjusted unless	change from	change from	change from
otherwise noted	Apr. to Jun. 2010	Jul. to Sep. 2010	Jan. to Dec. 2009
	Per cent change
Employment	0.6	0.0	1.7
Manufacturing shipments (1)	-0.4	0.0	8.1
Exports (1)	-3.8	2.7	13.7
Retail sales (1)	-0.2	2.5	5.5
Housing starts	-1.6	-3.5	64.7
Non-residential building permits (1)	30.3	5.9	-4.6

*            annual non-seasonally adjusted data

(1)     data to November

Indicators of economic performance through 2010 reveal that BC’s economy is recovering from the period of severe weakness it experienced in late 2008 and early 2009. Table 3.1 shows quarterly increases in several key sectors of the provincial economy during the October to December quarter of 2010 compared to the previous quarter. Further, the year-to-date performance among most indicators shows considerable improvement in economic activity compared to the same period in 2009. Table 3.2 summarizes the Ministry’s outlook for BC’s key economic indicators, while Tables 3.7.1 to 3.7.4 at the end of Part 3 provide additional detail on the economic forecast.

Table 3.2 Ministry of Finance Economic Forecast: Key Economic Indicators

			Forecast
	2010		2011	2012	2013	2014	2015
	Per cent change unless otherwise noted
British Columbia Economic Indicators
Real GDP	3.1	(e)	2.0	2.6	2.7	2.8	2.8
Nominal GDP	5.6	(e)	4.1	4.9	4.8	4.8	4.8
Employment	1.7		1.4	1.8	1.7	1.7	1.7
Unemployment rate (per cent)	7.6		7.5	7.2	7.1	7.1	7.0
Total net in-migration (thousands of persons)	54.0	(1)	54.3	52.8	53.9	55.5	54.9
Personal income	3.0	(e)	3.5	4.5	4.4	4.4	4.4
Corporate pre-tax profits	19.4	(e)	8.6	6.5	6.8	7.7	7.9
Housing starts (thousands of units)	26.5		24.9	26.5	27.1	28.1	28.5
Retail sales	4.3	(e)	4.1	4.5	4.4	4.4	4.5

(e)     Ministry of Finance estimate

(1)     BC Stats estimate

Relative to other Canadian provinces, BC’s economy performed well in 2010, with considerable improvement on several major indicators following the 2009 global downturn. An average of six private sector forecasters(2) estimate that BC’s real GDP

(2)          A subset of the EFC that regularly forecasts economic performance in all provinces (BMO, RBC, CIBC, TD, Scotiabank, IHS Global Insight), as of February 4, 2011.

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British Columbia Economic Review and Outlook

expanded by 3.4 per cent in 2010, placing BC second among provinces behind only Newfoundland. For 2011, however, the prospects are currently improving for growth in many other provinces, which will likely challenge the BC economy’s strong relative position.

The Labour Market

Employment in BC improved by 1.7 per cent in 2010 compared to the previous year — a gain of 38,600 jobs. Full-time employment rose by 1.1 per cent (or 19,600 jobs), while part-time employment increased by 3.9 per cent, or 19,000 jobs. Major job gains were observed in the services sector, most notably in professional, scientific and technical services (+10,300 jobs), health care and social assistance (+7,700 jobs) and educational services (+6,000 jobs).

BC employment declined by 9,100 jobs in January 2011, following a decline of 12,800 jobs in December 2010. At the same time, the provincial monthly unemployment rate rose to 8.2 per cent from 7.6 per cent in December.

Chart 3.2 BC employment recovery pauses

Outlook

The Ministry forecasts employment in BC to increase by 1.4 per cent in 2011, or approximately 32,000 jobs. Employment growth is projected to continue in 2012, with an expected increase of 1.8 per cent, or 41,000 jobs. In the medium-term, employment is expected to rise by 1.7 per cent each year from 2013 to 2015. BC’s unemployment rate is projected to fall slightly to 7.5 per cent in 2011 after averaging 7.6 per cent in 2010. The rate is forecast to fall again after 2011, reaching 7.2 per cent in 2012 and then averaging about 7.1 per cent per year over the medium-term.

Consumer Spending and Housing

Retail sales in BC also improved in 2010, after declining 4.4 per cent annually in 2009. Through the first 11 months of 2010, retail sales grew by 5.5 per cent compared to the same period in 2009, with major gains in sales at health and personal care stores, gas stations, as well as beer, wine and liquor stores.

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Chart 3.3 Improving retail activity in BC

Following the sharp annual decline that occurred in 2009, housing starts in BC improved significantly in 2010, averaging 26,500 annualized units — an increase of 64.7 per cent over 2009. This annual rate of growth placed BC first among provinces in housing starts during 2010. Further, residential building permits (a leading indicator of new housing activity) jumped by 66.2 per cent year-to-date to November 2010 compared to the first 11 months of 2009.

Chart 3.4 BC housing starts closer to historical levels

After a significant increase in home sales during 2009 (fueled by very low interest rates on mortgages) the BC housing market moderated somewhat during 2010. Unit sales averaged 6,220 last year, a 12.2 per cent decline from 2009. However, home prices in BC continued to grow in 2010, with the average price reaching about $505,000 (an increase of 8.5 per cent over 2009).

The value of total non-residential building permits dropped 4.6 per cent during the first 11 months of 2010 compared to the same period the previous year. Losses occurred in the institutional and government (-14.4 per cent) and industrial (-7.4 per cent) sectors, while a small gain was observed in commercial permits (+2.3 per cent).

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Chart 3.5 BC existing home sales moderate after strong 2009

Outlook

The Ministry forecasts real consumption of goods and services to increase by 2.5 per cent in 2011, following an expected gain of 2.6 per cent in 2010. Improvement in real consumer spending is projected again in 2012, growing by 2.9 per cent, and then averaging 2.8 per cent growth annually in the medium-term.

Following last year’s 4.3 per cent estimated growth in BC retail sales, a gain of 4.1 per cent is forecast for 2011. Retail sales are forecast to subsequently grow by 4.5 per cent in 2012 and by about 4.4 per cent each year from 2013 to 2015.

While BC’s housing sector recovered somewhat in 2010 from the decline it experienced in late 2008 and early 2009, housing starts are expected to remain lower than the high levels observed during the boom of recent years. The Ministry forecasts housing starts to total approximately 24,900 units in 2011 — a decrease of 1,600 units from the 26,500 starts observed in 2010. Starts are projected to reach 26,500 units again in 2012 and to average about 27,900 units per year from 2013 to 2015.

Business and Government

Real business investment (including residential) is estimated to have grown by 10.1 per cent in 2010, with a strong increase in residential construction and small gains in non-residential construction and machinery and equipment.

Total real dollar expenditures by federal, provincial and municipal governments are estimated to have grown by 4.1 per cent in 2010. This follows growth of 2.7 per cent in government spending in 2009.

Outlook

Real business investment (including residential) is forecast to rise by 2.6 per cent in 2011, as BC businesses continue to recover from the economic weakness that occurred in late 2008 and early 2009. Steady investment gains in non-residential construction and in machinery and equipment are expected this year, complemented by a small increase in residential construction investment. Growth in total business investment of 4.9 per cent is anticipated in 2012, and of about 4.2 per cent annually in the medium-term.

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British Columbia Economic Review and Outlook

Due to the forecast of continued recovery through 2011, the Ministry projects corporate pre-tax profits to rise by 8.6 per cent on the year. This follows a sizeable increase of an estimated 19.4 per cent in 2010. Growth in corporate profits is expected to be 6.5 per cent in 2012 and 7.5 per cent per year in the medium-term.

Combined real spending by the three levels of government (federal, provincial and municipal) on goods and services is expected to decline by 0.5 per cent in 2011 and then increase by 0.3 per cent in 2012. Government spending is then projected to grow by 0.8 per cent annually from 2013 to 2015.

External Trade and Commodity Markets

The value of BC’s merchandise exports increased 13.7 per cent through the first 11 months of 2010 compared to the same period in 2009. This healthy gain was partially fuelled by a 19.8 per cent climb in forestry exports, with stronger lumber prices and volumes compared to the previous year. Significant increases were also observed in exports of energy products (+16.9 per cent) and industrial and consumer products (+14.6 per cent).

Chart 3.6 BC exports up year-over-year

Lumber prices recovered somewhat in 2010, with monthly Western spruce-pine-fir (SPF) 2x4 prices beginning the year at $230 US/000 board feet in January and moving above $300 US/000 board feet in April (as a supply shortage led to a temporary jump in prices early in the year). Although prices subsequently fell as low as $205 US/000 board feet in June, they improved in the latter months of 2010, reaching $286 US/000 board feet in December. Lumber prices averaged $256 US/000 board feet in 2010, representing an annual increase of 40.4 per cent over 2009.

Despite some small fluctuations, the price of natural gas has remained at a low level during 2010 relative to recent years. The Plant Inlet price averaged $2.90 C/GJ during 2010, a slight decrease from the $3.00 C/GJ observed in 2009. The price of natural gas ended the year at $2.57 C/GJ in December 2010.

Oil prices recovered strongly through 2010, following a period of very low prices observed in late 2008 and early 2009. The West Texas Intermediate daily oil price averaged $79.48 US/barrel on the year, representing a hefty 28.3 per cent increase from

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the $61.95 US/barrel recorded in 2009. In recent months, the depreciation of the US dollar has pushed oil prices up even further. Many analysts expect this price increase to continue as the US federal government moves forward with its second phase of quantitative easing, expected to further devalue the US greenback. Analysts also point out that recent political turmoil in Egypt (a choke point for international oil shipments and neighbor to major oil producers) could add volatility and upward pressure to oil prices in the near-term.

Metal and mineral prices have seen a robust recovery since the low levels observed in 2009. On average in 2010, prices for most minerals were much higher than they were during the previous year. Substantial annual price increases occurred in copper (+45.5 per cent), molybdenum (+41.6 per cent), silver (+37.3 per cent), zinc (+30.4 per cent), aluminum (+30.3 per cent), gold (+25.8 per cent) and lead (+24.5 per cent). The price of magnesium, however, fell 2.7 per cent during this period.

Outlook

Real exports of goods and services are forecast to rise by 2.1 per cent in 2011, following an estimated increase of 4.2 per cent in 2010. Stronger real export growth is forecast for 2012, reaching 3.3 per cent on the year. In the medium-term, average annual growth of about 3.6 per cent is anticipated for real exports.

Due to continued weakness in the US housing market, Western SPF lumber prices are projected to remain fairly low through 2011, averaging $263 US/000 board feet for the year. As the US housing market is expected to gradually recover over the next few years, prices are forecast to average $288 US/000 board feet in 2012 and $300 US/000 board feet for the 2013 to 2015 period.

Based on private sector forecasts, natural gas prices (after falling slightly in 2010/11) are expected to strengthen over the forecast period. Between fiscal years 2010/11 and 2015/16, prices are projected to rise from $2.71 C/GJ to $5.49 C/GJ.

Inflation

Consumer price inflation in BC rose by 1.3 per cent in 2010 compared to the previous year. Increases in the inflation of non-durables and services were offset by price deflation in durable and semi-durable goods. During the year, steadily rising fuel and electricity prices pushed up prices for non-durables. On the services side, rising prices for restaurants, health care and education provided upward inflationary pressure.

Outlook

Consumer price inflation in BC is forecast to be 2.0 per cent in 2011, as improved consumer spending this year is expected to put upward pressure on some prices. CPI inflation is forecast at 2.0 per cent in 2012 and 2.1 per cent per year on average in the medium-term. The Canadian rate of inflation is assumed to be 2.2 per cent in 2011 and 2.0 per cent in 2012 and over the medium-term, in line with the Bank of Canada’s inflation target.

The harmonized sales tax (HST), which took effect on July 1, 2010, is expected to cause a slight increase in the inflation rate during the second half of 2010 and the first half of 2011. In its January 2011 meeting, the Bank of Canada noted some evidence that HST-related tax refunds to Canadian businesses may have been passed through to consumers, dampening core inflation in line with expectations.

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British Columbia Economic Review and Outlook

Risks to the Economic Outlook

Risks to the BC economic outlook continue to be weighted to the downside, largely due to ongoing uncertainty surrounding global economic activity. The most significant risks to the current outlook include:

•                  continued weakness in the US economy (characterized by weaker consumer spending, widespread deleveraging causing slower investment, a very slow job market recovery and further fiscal restraint — particularly at the state and local level);

•                  the sovereign debt crisis in some European countries threatening the stability of global financial markets;

•                  slower than anticipated global demand resulting in weaker demand for BC’s exports;

•                  greater than anticipated moderation in the Canadian housing market; and

•                  a sudden rise in the value of the Canadian dollar, resulting in further downward pressure on Canadian exports.

External Outlook

United States

Following four consecutive quarter-over-quarter declines ending in mid-2009, US real GDP has seen six consecutive quarters of growth as of the October to December quarter of 2010. After slowing through the first half of 2010, the pace of US real GDP growth accelerated in the two most recent quarters reported, expanding at annualized rates of 2.6 per cent in the July to September quarter and 3.2 per cent in the October to December quarter. Improvements in consumer spending, investment and net exports all worked to improve the pace of real GDP growth in the most recent quarter, offsetting a sizeable decline in inventories. However, private sector analysts note that the recent spike in consumer spending growth was mainly induced by price-cutting at retailers, and that real GDP growth will likely slow in the coming months as state and local governments pull back spending and business investment in inventories decelerates. Analysts also point out that the recent return to growth has been buoyed by an unprecedented amount of government fiscal and monetary stimulus, and that US economic output will likely slow down as stimulus is withdrawn over the coming years.

Chart 3.7 Pace of US real GDP growth improves in recent quarters

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British Columbia Economic Review and Outlook

Despite the recent improvement in the US real GDP data, the US employment situation remains bleak, with 7.7 million American workers having lost their jobs since the January 2008 peak. During 2010, the US economy churned out about 75,800 new jobs per month on average. Although new jobs are now being created, the US Bureau of Labour Statistics reports that the labour market needs to create at least 100,000 jobs every month just to keep pace with expansion in the labour force. As such, the unemployment rate sits at a relatively high 9.0 per cent as of January 2011, and has remained well above 9.0 per cent since May 2009.

The struggling American housing market also continued to be a major source of weakness for the US economy last year, as housing starts averaged just 587,600 units in 2010. Although this represents a 6.1 per cent increase from 2009, housing starts remain at extremely low levels. Existing home sales are also suffering in the US, averaging just 4.9 million units through 2010 — a decline of 4.7 per cent from the previous year. Slow employment growth, negative home equity (where the amount owed on a mortgage is greater than the value of the home), mortgage processing irregularities and limited access to mortgage credit all placed downward pressure on sales in 2010.

According to the January 2011 Consensus, US real GDP is projected to increase by 3.2 per cent in 2011 (see Chart 3.8). The Consensus forecast was revised upward in recent months due to the small upward revision to US real GDP in the third quarter, the announcement of tax cut extensions for high income earners, as well as improvement in industrial production over the last several months. Consensus economists express concern, however, over the lackluster employment situation. The January 2011 Consensus expects the US economy to expand at a similar pace in 2012, projecting annual growth of 3.3 per cent in that year.

Chart 3.8 US Consensus outlook for 2011 improved in January

In recognition of the ongoing risks surrounding the US economic outlook in 2011, the Ministry’s growth assumptions are more prudent than the January 2011 Consensus. The Ministry assumes that the US economy will expand by 2.4 per cent in 2011,

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compared to the 3.2 per cent increase projected in the January Consensus. The Ministry then expects 2.5 per cent US real GDP growth in 2012 and 2.6 per cent annually over the medium-term.

The performance of the US economy is crucial to BC’s export-based industries, as more than half the total value of BC’s exports are sold to buyers in the US. However, BC’s export market is less dependent on the US as a destination for its goods than some other provinces. For example, Ontario and Alberta each sell at least 80 per cent of their exported goods to US buyers.

Table 3.3 US real GDP forecast: Consensus vs Ministry of Finance

	2011	2012
	Per cent change in real GDP
Ministry of Finance	2.4	2.5
Consensus Economics (January 2011)	3.2	3.3

Canada

After gaining momentum for three successive quarters (including a very strong 5.6 per cent increase in the January to March quarter), Canadian real GDP advanced by just 2.3 per cent (annualized) in the April to June quarter of 2010 and only 1.0 per cent in the July to September quarter. This slowdown in the most recent quarter was caused mainly by a large decline in exports, despite fairly strong growth in consumption and investment. Private sector analysts note that the large impact of falling exports on GDP growth highlights the dependence of the Canadian economy on growth picking up again in its main export markets, most importantly the US.

Like BC, Canada’s domestic economy has seen improvement in several major indicators in 2010 relative to the previous year. Canadian retail sales climbed by 5.1 per cent year- to-date to November 2010 compared to the same period the prior year. Further, housing

Chart 3.9 Consensus outlook for Canada upgraded as well

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British Columbia Economic Review and Outlook

starts have averaged 189,900 in 2010, an increase of 27.4 per cent compared to 2009. National home sales fell slightly in 2010, however, with sales declining by 3.9 per cent compared to the previous year.

The Canadian labour market showed modest gains in 2010, following an annual loss of 274,300 jobs (or 1.6 per cent) in 2009 compared to 2008. Employment in Canada grew by 227,900 jobs (or 1.4 per cent) in 2010 compared to 2009, raising the total number of jobs close to 2008 levels. The national unemployment rate averaged 8.0 per cent in 2010, a slight decline from the 8.3 per cent observed the previous year. The monthly unemployment rate ticked up to 7.8 per cent in January 2011 from 7.6 per cent the previous month.

The value of Canadian merchandise exports improved by 10.9 per cent during the first 11 months of 2010, compared to the same period in 2009. The increase during 2010 follows a 26.5 per cent decline in 2009. Recent gains were driven by stronger exports of autos, energy, forest products and industrial goods. Shipments of manufactured goods also recovered in 2010, as the total value of these shipments climbed by 9.0 per cent year-to-date to November. Further appreciation of the Canadian dollar, if sustained, will continue to provide downward pressure on US demand for Canadian exports.

The January 2011 Consensus projects Canada’s real GDP to grow by 2.5 per cent this year and 2.7 per cent in 2012. The Ministry assumes that the Canadian economy will experience a 2.2 per cent expansion in 2011, followed by a 2.4 per cent increase in 2012 and 2.5 per cent growth per year over the medium-term.

Table 3.4 Canadian real GDP forecast: Consensus vs Ministry of Finance

	2011	2012
	Per cent change in real GDP
Ministry of Finance	2.2	2.4
Consensus Economics (January 2011)	2.5	2.7

Financial Markets

Interest Rates

After holding the overnight target rate at 0.25 per cent for over a year, the Bank of Canada raised the rate to 0.50 per cent in June 2010, to 0.75 per cent in July, and finally to 1.00 per cent in September. With the pace of the global economic recovery still uncertain, the Bank has left the benchmark rate unchanged for several months. Many private sector analysts expect the Bank to hold its key interest rate at 1.00 per cent until later this year.

The US Federal Reserve has held its intended federal funds rate in the 0.00 to 0.25 per cent range since December 2008. Given little inflation pressure and the high US unemployment rate, private sector analysts view an increase in the federal funds rate as unlikely before early 2012.

Outlook

Based on the average of six private sector forecasts as of January 5, 2011, the Ministry’s interest rate outlook assumes that the Bank of Canada will hold the overnight target rate steady at 1.00 per cent until the second quarter of 2011. These six forecasters expect the rate to rise slowly during the year, reaching 1.75 per cent by the end of 2011.

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British Columbia Economic Review and Outlook

The forecasters project the overnight target rate to average 1.3 per cent in 2011 and 2.6 per cent in 2012.

Chart 3.10 Private sector expects low interest rates in 2011

As of January 5, 2011, the same six forecasters project that the US Federal Reserve will keep the fed funds rate in the 0.00 per cent to 0.25 per cent range for the duration of 2011. They then expect the rate to rise through 2012, reaching 1.75 per cent in the final quarter. On average, the six forecasters project the fed funds rate will be 0.1 per cent in 2011 and 1.0 per cent in 2012.

The average of private sector forecasters’ views on Canadian short-term interest rates (Three month Treasury bills) as of January 5, 2011 indicates that Three month rates will average 1.3 per cent in 2011 and 2.6 per cent in 2012. The same private sector forecasters project ten-year Government of Canada bonds to average 3.3 per cent in 2011 and 3.9 per cent in 2012.

Table 3.5 Private Sector Canadian Interest Rate Forecasts

	3-month Treasury Bill		10-year Government Bond
Average annual interest rate (per cent)	2011	2012	2011	2012
Global Insight	1.3	2.8	3.0	3.6
CIBC	1.3	1.9	3.5	3.8
Bank of Montreal	1.4	3.1	3.3	4.1
Scotiabank	1.2	2.2	3.3	3.6
TD Economics	1.3	2.5	3.4	4.2
RBC Capital Markets	1.5	3.0	3.4	4.0
Average (as of January 5, 2011)	1.3	2.6	3.3	3.9

Exchange Rate

After beginning 2010 at 96.4 US cents, the value of the loonie has remained fairly high through the year, reaching parity in recent weeks. In 2010, the Canadian dollar averaged 97.1 US cents, and was trading slightly above parity as of February 4, 2011. The rise in

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British Columbia Economic Review and Outlook

the dollar’s value through 2010 can primarily be attributed to the weakening US dollar, as well as strengthening commodity prices.

Chart 3.11 Private sector expects dollar near parity in 2011 and 2012

Private sector analysts note that while Canadian consumers are benefiting from increased purchasing power, manufacturers already suffering from weak export markets will face further difficulty selling goods priced in higher Canadian dollars, as the dollar is forecast to remain strong in 2011.

Outlook

Private sector economists now expect the loonie to remain close to parity vis-à-vis the US dollar through 2011 and 2012.

An average of six private sector forecasts as of January 5, 2011 sees the Canadian dollar averaging 99.7 US cents in 2011, and rising slightly to average 100.5 US cents in 2012. The Ministry’s exchange rate outlook is based on these private sector averages.

Table 3.6 Private Sector Exchange Rate Forecasts

Average annual exchange rate (US cents/Can $)	2011	2012
Global Insight	98.5	95.9
CIBC	96.9	100.1
Bank of Montreal	100.5	101.2
Scotiabank	101.3	105.0
TD Economics	99.5	103.6
RBC Capital Markets	101.5	97.5
Average (as of January 5, 2011)	99.7	100.5

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Table 3.7.1 Gross Domestic Product: British Columbia

			Forecast
	2009	2010 (e)	2011	2012	2013	2014	2015
BRITISH COLUMBIA:
Gross Domestic Product at Market Prices:
— Real (2002 $ billion; chain-weighted)	161.9	166.9	170.2	174.5	179.3	184.3	189.5
(% change)	-1.8	3.1	2.0	2.6	2.7	2.8	2.8
— Current dollar ($ billion)	191.0	201.8	210.1	220.3	231.0	242.2	253.9
(% change)	-3.4	5.6	4.1	4.9	4.8	4.8	4.8
— GDP price deflator (2002 = 100)	118.0	120.9	123.4	126.2	128.8	131.3	133.9
(% change)	-1.6	2.5	2.1	2.2	2.1	2.0	2.0
Real GDP per person
(2002 $; chain-weighted)	36,287	36,826	37,013	37,426	37,909	38,436	38,974
(% change)	-3.5	1.5	0.5	1.1	1.3	1.4	1.4
Real GDP per employed person
(% change)	0.3	1.3	0.6	0.8	1.0	1.1	1.1
Unit labour cost(1) (% change)	0.1	0.3	2.0	2.1	1.9	1.8	1.8
Components of British Columbia Real GDP at Market Prices ($2002 billions; chain-weighted)
Personal expenditure on
Goods and services	114.7	117.7	120.7	124.2	127.7	131.2	134.9
(% change)	0.3	2.6	2.5	2.9	2.8	2.7	2.8
— Goods	46.1	47.5	48.6	50.1	51.5	52.9	54.4
(% change)	-2.5	2.9	2.5	3.0	2.8	2.8	2.8
— Services	68.5	70.2	71.9	74.0	76.1	78.2	80.3
(% change)	2.2	2.4	2.6	2.9	2.8	2.7	2.7
Government current expenditures on Goods and services	32.3	33.7	33.5	33.6	33.8	34.1	34.4
(% change)	2.7	4.1	-0.5	0.3	0.8	0.8	0.8
Investment in fixed capital	36.3	40.6	40.4	41.5	43.1	44.6	46.1
(% change)	-10.7	11.7	-0.4	2.7	3.9	3.5	3.4
Final domestic demand	183.1	191.9	194.4	199.1	204.5	209.7	215.1
(% change)	-1.9	4.8	1.3	2.4	2.7	2.6	2.6
Exports goods and services	65.2	68.0	69.4	71.7	74.2	76.9	79.7
(% change)	-9.1	4.2	2.1	3.3	3.5	3.6	3.6
Imports goods and services	86.4	93.2	95.3	98.0	100.6	103.7	106.7
(% change)	-8.4	7.9	2.2	2.9	2.7	3.0	2.9
Inventory change	-1.0	-0.6	0.8	0.9	0.3	0.5	0.5
Statistical discrepancy	0.3	0.3	0.3	0.3	0.3	0.3	0.3
Real GDP at market prices	161.9	166.9	170.2	174.5	179.3	184.3	189.5
(% change)	-1.8	3.1	2.0	2.6	2.7	2.8	2.8

(1)          Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.

(e)          Ministry of Finance estimate.

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Table 3.7.2 Components of Nominal Income and Expenditure

				Forecast
	2009	2010		2011	2012	2013	2014	2015
Labour income(1) ($ million)	100,698	104,171	(e)	108,366	113,463	118,726	124,291	130,054
(% change)	-1.7	3.4		4.0	4.7	4.6	4.7	4.6
Personal income ($ million)	156,986	161,630	(e)	167,326	174,879	182,562	190,632	199,005
(% change)	-0.1	3.0		3.5	4.5	4.4	4.4	4.4
Corporate profits before taxes ($ million)	18,258	21,807	(e)	23,672	25,218	26,935	29,012	31,303
(% change)	-21.3	19.4		8.6	6.5	6.8	7.7	7.9
Retail sales ($ million)	55,222	57,579	(e)	59,915	62,620	65,387	68,282	71,331
(% change)	-4.4	4.3		4.1	4.5	4.4	4.4	4.5
Housing starts	16,077	26,479		24,946	26,538	27,144	28,115	28,500
(% change)	-53.2	64.7		-5.8	6.4	2.3	3.6	1.4
Residential investment(2) ($ million)	15,755	19,177	(e)	19,890	21,233	22,327	23,661	24,923
(% change)	-15.5	21.7		3.7	6.7	5.2	6.0	5.3
BC consumer price index (2001 = 100)	112.3	113.8		116.1	118.5	120.9	123.4	126.0
(% change)	0.0	1.3		2.0	2.0	2.1	2.1	2.1

(1)                     Domestic basis; wages, salaries and supplementary labour income.

(2)                     Includes renovations and improvements.

(e)                     Ministry of Finance estimate.

Table 3.7.3 Labour Market Indicators

				Forecast
	2009	2010		2011	2012	2013	2014	2015
Population (on July 1) (000’s)	4,460	4,531		4,598	4,664	4,729	4,796	4,863
(% change)	1.7	1.6		1.5	1.4	1.4	1.4	1.4
Labour force population, 15+ Years (000’s)	3,663	3,729		3,790	3,849	3,905	3,962	4,017
(% change)	2.1	1.8		1.6	1.5	1.5	1.4	1.4
Net in-migration (000’s)
— International(1),(3)	50.8	48.5	(e)	46.3	44.3	43.4	44.0	43.4
— Interprovincial(3)	10.4	5.5	(e)	8.0	8.5	10.5	11.5	11.5
— Total	61.1	54.0	(e)	54.3	52.8	53.9	55.5	54.9
Participation rate(2) (%)	65.6	65.5		65.3	65.3	65.3	65.5	65.6
Labour force (000’s)	2,403	2,443		2,475	2,511	2,550	2,593	2,636
(% change)	1.1	1.7		1.3	1.5	1.6	1.7	1.7
Employment (000’s)	2,218	2,257		2,288	2,328	2,368	2,408	2,450
(% change)	-2.1	1.7		1.4	1.8	1.7	1.7	1.7
Unemployment rate (%)	7.7	7.6		7.5	7.2	7.1	7.1	7.0

(1)                     International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.

(2)                     Percentage of the population 15 years of age and over in the labour force.

(3)                     Components may not sum to total due to rounding.

(e)                     BC Stats estimate.

Budget and Fiscal Plan – 2011/12 to 2013/14

British Columbia Economic Review and Outlook

Table 3.7.4 Major Economic Assumptions

				Forecast
	2009	2010		2011	2012	2013	2014	2015
GDP (billions)
Canada real (2002 $; chain-weighted)	1,286	1,322	(e)	1,351	1,383	1,417	1,454	1,490
(% change)	-2.5	2.9		2.2	2.4	2.5	2.5	2.5
US real (1996 US$; chain-weighted)	12,881	13,249		13,563	13,908	14,266	14,642	15,027
(% change)	-2.6	2.9		2.4	2.5	2.6	2.6	2.6
Japan real (2000 Yen; chain-weighted)	519,708	536,317	(e)	539,961	548,281	556,269	564,496	573,045
(% change)	-6.3	3.2		0.7	1.5	1.5	1.5	1.5
Europe real(1) (% change)	-4.2	1.5	(e)	1.0	1.6	1.8	1.8	1.8
Industrial production index
US (2007 = 100)	87.7	92.7		95.8	98.1	100.7	103.4	106.1
(% change)	-9.3	5.7		3.3	2.4	2.6	2.6	2.6
Japan (2005 = 100)	81.8	94.5		93.5	94.9	96.3	97.8	99.3
(% change)	-21.2	15.5		-1.0	1.5	1.5	1.5	1.5
Europe(1) (2005 = 100)	90.4	96.2	(e)	97.7	99.7	101.7	103.7	105.8
(% change)	-14.9	6.4		1.6	2.0	2.0	2.0	2.0
Housing starts(2) (000’s)
Canada	149	190		165	175	180	180	180
(% change)	-29.4	27.4		-13.1	6.1	2.9	0.0	0.0
US	554	588		610	800	900	1,000	1,000
(% change)	-38.8	6.1		3.8	31.1	12.5	11.1	0.0
Japan	788	813		810	880	1,000	1,000	1,000
(% change)	-27.9	3.1		-0.4	8.6	13.6	0.0	0.0
Consumer price index
Canada (2002 = 100)	114.4	116.5		119.1	121.4	123.9	126.4	128.9
(% change)	0.3	1.8		2.2	2.0	2.0	2.0	2.0
Canadian interest rates (%)
3-Month treasury bills	0.3	0.6		1.3	2.6	3.6	4.6	5.0
10-year government bonds	3.3	3.2		3.3	3.9	4.6	5.6	6.0
United States interest rates (%)
3-Month treasury bills	0.2	0.1		0.3	1.0	2.8	4.4	5.0
10-year government bonds	3.3	3.2		3.2	3.9	4.6	5.6	6.0
Exchange rate (US cents / Canadian $)	87.6	97.1		99.7	100.5	97.6	97.6	97.6
British Columbia goods and services Export price deflator (% change)	-7.3	3.1	(e)	0.7	1.5	3.2	2.1	2.4

(1)                     Euro zone (12) is Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal and Spain.

(2)                     British Columbia housing starts appear in Table 3.7.2.

(3)                     Ministry of Finance estimate.

Budget and Fiscal Plan – 2011/12 to 2013/14

British Columbia Economic Review and Outlook

The Economic Forecast Council, 2011

Introduction

The Budget Transparency and Accountability Act requires the Minister of Finance, in preparing each year’s provincial budget, to consult the Economic Forecast Council (the Council) on the outlook for British Columbia’s economy. The 14-member Council consists of leading economists from several of Canada’s major banks and private research institutions.

The meeting between the Minister and Council occurred on December 10, 2010, where the discussion centred around the Council’s estimates for 2010, as well as its forecast for 2011 and beyond. The central issues examined included the slow US economic recovery, the appreciating Canadian dollar, the fiscal status of several provinces and countries, and sales tax harmonization in BC.

Subsequent to December’s meeting, participants were permitted to submit revised forecasts until January 14, 2011 (11 of the 14 Council members chose to revise). Forecast details from the Council surveys are summarized in the table at the end of this topic box.

British Columbia Forecast

Council members’ estimates for economic growth in BC in 2010 averaged 3.4 per cent, while their forecasts for future growth averaged 2.7 per cent in 2011, 3.0 per cent in 2012 and 2.8 per cent for the 2013 to 2015 period.

Chart 1 — Economic Forecast Council Outlook for the BC Economy

The Council raised its average outlook for BC’s economy in 2010 from a year ago, and lowered its projection for 2011 (for Budget 2010, Council members estimated growth of 2.9 per cent in 2010 and 3.1 per cent in 2011 — see Chart 1). Compared to its Budget 2010 forecast, the Council maintained a similar average outlook for BC in 2012 and slightly lowered their medium-term projection.

The majority of Council members expect economic growth in BC to outperform the national average for the entire 2010 to 2015 period (see Chart 2).

Chart 2 — Economic Forecast Council Outlook for BC and Canada

Members generally agreed that, relative to most other provinces, BC’s economy is in good shape going forward. Participants cited recent signs of recovery in BC, as well as its strong ties to emerging markets in Asia. Also acknowledged by several members was BC’s solid fiscal position (i.e. lower deficit and debt levels) relative to some other provinces, which provides the BC government with flexibility to achieve its balanced budget target in the medium-term.

Council members pointed out, however, that substantial risks to the BC outlook continue to stem from abroad, especially from the US economy. Participants voiced concerns over the slow pace of the US recovery causing downward pressure on American demand for BC exports. Instability in financial markets due to debt concerns in several large European nations was also listed by members as a risk to BC’s outlook. Several participants noted

Budget and Fiscal Plan – 2011/12 to 2013/14

British Columbia Economic Review and Outlook

concerns over the uncertainty associated with recent volatility in the Canadian dollar. Further, members noted that although BC’s forest industry is seeing growing demand from Asia for its products, the forest industry will continue to face considerable challenges until the US housing market recovers. Participants encouraged the government to maintain strong ties with Asian markets for BC forest products even after the US economy recovers.

Participants were very supportive of the BC government’s recent harmonization of federal and provincial sales taxes, which took effect in July 2010. Some members noted that the new Harmonized Sales Tax (HST) is a good long-term policy that will help reduce costs to businesses and boost future business investment. The Council supported HST as better tax policy than the PST/GST system it replaced. However, most participants expressed concern over the current uncertainty surrounding the fate of the HST. Members suggested that this uncertainty leading up to the September 2011 referendum on HST could delay some spending and investment decisions by both businesses and consumers. Two participants also highlighted the possible high financial cost of BC returning to the previous provincial sales tax system.

Some Council members also encouraged the government to continue to emphasize trade with emerging Asian markets, as well as maintain its competitive system of taxation relative to other provinces.

The Canadian Economy

The Council estimates, on average, that the Canadian economy grew by 2.9 per cent in 2010, and forecasts Canadian growth to be 2.6 per cent in 2011, 2.8 per cent in 2012 and 2.6 per cent during the 2013 to 2015 period.

Participants highlighted Canada’s strong fiscal and economic position relative to the US and many other Western countries. However, Council members also noted that expected austerity measures by the federal government — along with a gradual increase in interest rates — in the coming years will be a moderating influence on Canadian economic growth. Members also cited the volatile Canadian dollar, demographic challenges and rising levels of household debt as major risks to the Canadian outlook.

British Columbia Economic Forecast Council:
Summary of BC real GDP Forecasts, annual per cent change

Participant	Organization	2010	2011	2012	Average 2013-2015
Doug Porter	Bank of Montreal(1)	3.8	3.3	3.1	2.9
Ken Peacock	BC Business Council(1)	3.2	2.8	2.9	2.8
Warren Lovely	CIBC(1)	3.1	2.7	3.0	3.2
Marie-Christine Bernard	Conference Board(1)	3.7	2.0	3.1	2.8
Helmut Pastrick	Central 1 Credit Union(1)	3.6	2.9	3.1	3.0
Dale Orr	Dale Orr Economic Insight	3.3	3.1	3.2	3.0
Arlene Kish	IHS Global Insight(1)	3.4	2.8	3.1	3.1
Carl Sonnen	Informetrica(1)	3.5	2.7	3.3	2.8
Carlos Leitao	Laurentian Bank Securities(1)	3.5	2.5	2.6	2.8
Craig Wright	RBC Financial Group(1)	3.1	2.9	3.2	3.0
Warren Jestin	Scotiabank(1)	3.2	2.5	2.9	2.4
Ernie Stokes	Stokes Economic Consulting	3.4	2.8	3.5	2.0
Pascal Gauthier	TD(1)	3.5	2.4	2.3	2.2
David Baxter	Urban Futures Institute	3.2	2.8	3.0	2.7
Average		3.4	2.7	3.0	2.8
Standard Deviation		0.2	0.3	0.3	0.3

(1)                     Updated subsequent to the December 10, 2010 meeting.

Budget and Fiscal Plan – 2011/12 to 2013/14

British Columbia Economic Review and Outlook

International Outlook

The Council’s estimates for US growth averaged 2.8 per cent for 2010, while its forecasts for US growth averaged 3.0 per cent in both 2011 and 2012, and 3.0 per cent for the 2013 to 2015 period.

The US discussion centred mostly on the long, protracted recovery currently underway within the US economy, and the risks associated with it. Council members suggested that the US recovery remains fragile, as credit availability is still strained, the housing market is extremely weak, and consumers and businesses continue to deleverage from massive amounts of debt. Although members generally pointed to a sluggish US recovery, they noted that the US is unlikely to experience a very long period of weakness similar to what occurred in the Japanese economy during the 1990s (Japan experienced many years of stagnant economic growth and deleveraging by businesses and consumers). Although the causes of the recent US and 1990s Japanese recessions are similar (the bursting of a massive asset bubble), Council members suggested that US fiscal and monetary policy has been more effective in fighting the economic downturn than Japanese policy in the 1990s, and that the demographic situation in the US is not as troubling as in Japan (i.e. Japan’s population is declining and is much older than the US population).

Participants also pointed to the recent extension of tax cuts for high income Americans, along with the second round of quantitative easing (where the government prints money to purchase US federal debt), as having a positive impact on US economic growth in the coming years. However, two Council members expressed concern over mounting US federal debt and the difficulty that the US government will have in paying this down in the coming years.

The debt troubles of several European countries were also discussed as a major risk to the global economic outlook, with members expressing concerns over the ability of these nations to overcome their financial problems, and of the potential negative impact that further difficulties will have on global financial markets.

Canadian Dollar

Chart 3 — Economic Forecast Council Outlook for the Exchange Rate

Council members continued to produce divergent views on the value of the Canadian dollar in 2011, with forecasts ranging from 94.0 US cents to 102.0 US cents. For 2012, projections ranged from 93.0 US cents to 105.0 US cents, and from 91.7 US cents to 105.0 US cents over the 2013 to 2015 period.

Some participants cited the rising value of the Canadian dollar (relative to the US dollar) as a downside risk to Canadian economic growth in the near-term. However, two members also noted that a high dollar is beneficial to long-term Canadian productivity, as a strong currency allows producers to purchase valuable machinery and equipment from foreign jurisdictions at lower prices.

Budget and Fiscal Plan – 2011/12 to 2013/14

British Columbia Economic Review and Outlook

Forecast Survey — Participants’ Opinions

All figures are based	2010			2011		2012		2013 to 2015
on annual averages	Range	Average(1)		Range	Average(1)	Range	Average(1)	Range	Average(2)
British Columbia

Real GDP (% change)	3.1 – 3.8	3.4 (14)	(3)	2.0 – 3.3	2.7 (14)	2.3 – 3.5	3.0 (14)	2.0 – 3.2	2.8 (14)
Nominal GDP (% change)	5.3 – 7.0	6.1 (13)		4.6 – 5.8	5.2 (13)	4.1 – 6.3	5.3 (13)	4.0 – 6.0	5.0 (13)
GDP Deflator (% change)	1.7 – 3.4	2.7 (13)		1.8 – 3.6	2.5 (13)	1.8 – 3.0	2.3 (13)	1.9 – 3.0	2.2 (13)
Real business non-residential investment (% change)	-6.7 – 9.7	0.0 (9)		-3.0 – 15.0	5.3 (9)	-4.2 – 17.4	5.7 (9)	-3.6 – 7.3	3.3 (9)
Real business machinery and equipment investment (% change)	-3.0 – 14.1	6.5 (8)		-1.7 – 14.0	8.2 (8)	-2.7 – 12.7	6.4 (8)	-2.2 – 8.0	4.6 (8)
Personal Income (% change)	3.5 – 6.0	4.5 (12)		3.2 – 5.2	4.3 (12)	3.5 – 5.7	4.8 (12)	3.8 – 6.0	4.6 (12)
Net Migration (thousand persons)	46.0 – 57.4	51.3 (12)		42.0 – 60.0	51.7 (12)	38.0 – 60.0	51.6 (12)	37.0 – 65.0	52.5 (12)
Employment (% change)	1.7 – 2.1	2.0 (14)		1.3 – 2.3	1.8 (14)	1.5 – 2.8	2.0 (14)	0.9 – 2.3	1.7 (14)
Unemployment rate (%)	7.3 – 7.6	7.5 (14)		6.3 – 7.9	7.1 (14)	5.4 – 7.3	6.7 (14)	4.5 – 7.2	6.1 (14)
Corporate pre-tax profits (% change)	11.3 – 20.0	15.5 (10)		7.8 – 15.0	10.6 (10)	4.3 – 14.0	8.4 (10)	2.8 – 13.0	7.6 (10)
Housing starts (thousand units)	23.0 – 29.4	26.5 (14)		22.9 – 37.5	25.6 (14)	24.0 – 38.3	27.8 (14)	24.8 – 37.8	29.1 (14)
Retail sales (% change)	4.7 – 6.7	5.4 (14)		2.6 – 6.1	4.2 (14)	3.1 – 6.7	4.7 (14)	3.6 – 6.0	4.7 (14)
Consumer price index (% chg)	1.1 – 1.7	1.4 (14)		1.7 – 2.4	2.1 (14)	1.7 – 2.2	1.9 (14)	1.6 – 2.3	2.0 (14)

United States

Real GDP (% change)	2.5 – 2.9	2.8 (14)		2.2 – 3.6	3.0 (14)	2.3 – 3.9	3.0 (14)	2.2 – 3.9	3.0 (14)
Intended Federal Funds rate (%)	0.10 – 0.25	0.16 (13)		0.10 – 0.37	0.20 (13)	0.25 – 2.30	1.16 (13)	1.96 – 4.31	3.21 (13)
Housing starts (million units)	0.58 – 0.60	0.59 (13)		0.61 – 0.84	0.70 (13)	0.70 – 1.09	0.87 (13)	0.78 – 1.60	1.16 (13)

Canada

Real GDP (% change)	2.8 – 3.1	2.9 (14)		2.0 –3.2	2.6 (14)	2.4 – 3.2	2.8 (14)	1.9 – 3.0	2.6 (14)
Bank of Canada overnight target rate (%)	0.57 – 0.70	0.62 (13)		1.10 – 1.60	1.32 (13)	2.00 – 3.57	2.59 (13)	2.00 – 4.42	3.69 (13)
Exchange rate (US cents/C$)	96.0 – 98.0	97.0 (14)		94.0 – 102.0	99.4 (14)	93.0 – 105.0	100.0 (14)	91.7 – 105.0	98.3 (14)
Housing starts (million units)	0.18 – 0.20	0.19 (14)		0.16 – 0.20	0.18 (14)	0.17 – 0.21	0.18 (14)	0.17 – 0.21	0.19 (14)
Consumer price index (% chg)	1.5 – 1.8	1.7 (14)		1.8 – 2.3	2.1 (14)	1.9 – 2.3	2.1 (14)	1.8 – 2.2	2.0 (14)

(1)                     Based on responses from participants providing forecasts.

(2)                     Participants provided an average forecast for 2013 to 2015.

(3)                     Number of respondents shown in parenthesis.

Budget and Fiscal Plan – 2011/12 to 2013/14

Part 4: 2010/11 REVISED FINANCIAL FORECAST

(THIRD QUARTERLY REPORT)

2010/11 Fiscal Year in Review

The deficit for 2010/11 is projected at $1.3 billion, a $450 million improvement from Budget 2010.

Table 4.1 Budget 2010 and Quarterly Report Updates

($ millions)	Budget 2010	First Quarterly Report	Second Quarterly Report	Third Quarterly Report
Revenue	39,190	39,965	39,712	39,893
Expense	(40,605)	(41,045)	(41,107)	(41,008)
Deficit before forecast allowance	(1,415)	(1,080)	(1,395)	(1,115)
Forecast allowance	(300)	(300)	(300)	(150)
Deficit	(1,715)	(1,380)	(1,695)	(1,265)
Capital spending:
Taxpayer-supported capital spending	5,414	5,603	5,305	4,905
Self-supported capital spending	2,771	2,705	2,727	2,688
	8,185	8,308	8,032	7,593
Provincial Debt:
Direct operating debt	7,511	7,640	7,927	7,987
Taxpayer-supported debt	33,748	33,669	33,765	33,388
Self-supported debt	13,709	13,650	13,740	13,743
Total debt	47,757	47,619	47,805	47,281
Taxpayer-supported debt-to-GDP ratio	17.2%	17.0%	16.8%	16.5%
Economic Forecast:
2010 real GDP growth	2.2%	3.1%	3.1%	3.1%
2010 nominal GDP growth	4.5%	5.0%	5.0%	5.6%

The improvement reflects $703 million in additional revenue, mainly due to higher corporate and sales tax revenue, partially offset by lower personal tax revenue and natural gas royalties. The revenue improvement was also partially offset by a $403 million increase in expenses, mainly due to higher than expected forest firefighting and emergency program costs, and additional spending on programs whose costs are funded by third parties.

Chart 4.1 Progress of 2010/11 financial forecast

Budget and Fiscal Plan – 2011/12 to 2013/14

2010/11 Revised Financial Forecast (Third Quarterly Report)

The forecast allowance was reduced by half to $150 million to reflect the reduction in risks to the 2010/11 forecast for the remainder of the fiscal year. Further details on the changes from Budget 2010 are provided in Table 4.2.

Changes since the Second Quarterly Report

Revenue in 2010/11 is projected to be $181 million higher than the forecast in the second Quarterly Report, due primarily to:

•                  improvements to harmonized sales tax revenue reflecting increases to the 2009 tax bases and increases in property transfer tax revenue based on year-to-date collections;

•                  higher revenue from Medical Services Plan premiums; and

•                  improvements in fee and miscellaneous revenue sources from post-secondary institutions;

partially offset by

•                  a reduction in personal and corporate income tax revenue mainly due to lower 2009 tax assessments; and

•                  an overall decline in commercial Crown corporation net income projections, reflecting lower BC Hydro projections resulting from the negotiated settlement agreement on its rate application to BCUC, and a slower recovery in provincial liquor sales due to changes in consumer purchasing patterns.

Expense is forecast to be $99 million lower than the forecast in the second Quarterly Report, including:

•                  lower CRF spending, including costs recovered from third parties, mainly due to benefits and interest costs savings and an adjustment to liabilities related to Medical Services Plan payments and the Vancouver Island Natural Gas Pipeline Agreement, partially offset by higher Emergency Program Act costs; and

•                  a reduction in other spending, reflecting revised projections for staffing and operating costs in the service delivery agencies.

More details on the changes from the second Quarterly Report can be found in Table 4.2.

Contingencies

Spending commitments and pressures totalling $140 million have been notionally allocated to the Contingencies Vote.

Table 4.3 discloses both operating and statutory requirements for anticipated pressures in 2010/11, including the following significant cost items:

•                  an additional provincial expense related to the Teachers’ Pension Plan, required as a result of the most recent actuarial valuation;

•                  the requirement to provide funding to address the BC Pavilion Corporation operating deficit;

•                  funding of the Sports and Arts Legacy, to support sports, culture and the arts across the province, including funding for the BC Arts Council and Spirit Festivals, and programming to enable more children and youth to play in organized sport and events, and assistance for high performing athletes to improve podium results;

Budget and Fiscal Plan – 2011/12 to 2013/14

2010/11 Revised Financial Forecast (Third Quarterly Report)

Table 4.2 2010/11 Forecast Update

($ millions)	Q1 Update	Q2 Update	Q3 Update	Total Changes
2010/11 deficit — Budget 2010 Fiscal Plan (March 2, 2010)	(1,715)			(1,715)
2010/11 deficit — first Quarterly Report (September 14, 2010)		(1,380)
2010/11 deficit — second Quarterly Report (November 25, 2010)			(1,695)

Revenue changes:
Personal income tax — weak 2009 tax assessments	(120)	(284)	(103)	(507)
Corporate income tax — strong 2009 and prior years’ tax assessments	674	176	(59)	791
Harmonized sales tax — updated 2009 base	35	121	231	387
Property transfer tax — weak sales	—	(100)	50	(50)
Other tax sources — mainly tobacco, carbon and fuel	91	48	(16)	123
Forests — lower stumpage rates and border tax collections, partially offset by improved harvest volumes	(29)	(50)	10	(69)
Natural gas royalties — reduced price outlook	(166)	(155)	(12)	(333)
Crown land tenures — mainly reflects one-year extension to deferral of cash receipts	(58)	(11)	2	(67)
Coal, metals and minerals — mainly reflects changes in coal prices	92	(22)	10	80
Other energy and natural resources — mainly lower electricity prices	(43)	(28)	6	(65)
Fees, licenses, investment earnings and miscellaneous sources	133	57	83	273
Health and social transfers — mainly offset resulting from tax changes	(38)	23	18	3
Disaster Financial Assistance, Labour Market Development and Strategic Training	152	(3)	—	149
Other federal government transfers — reflects SUCH sector projections of federal grants	69	(12)	9	66
Commercial Crown agencies operating results:
BC Hydro — reflects the negotiated settlement agreement on its rate application to the BC Utilities Commission	(13)	4	(37)	(46)
Liquor Distribution Branch — consumer shift in purchasing patterns and reduced sales	(11)	(35)	(31)	(77)
BC Lotteries — impact of lower consumer discretionary spending	(35)	—	—	(35)
ICBC — mainly lower claims costs	36	19	3	58
Other commercial Crown agencies changes	6	(1)	17	22
Total revenue changes	775	(253)	181	703
Less: expense increases (decreases):
Consolidated Revenue Fund changes:
Forest firefighting costs	220	(42)	(10)	168
Emergency program costs for floods and interface fires	—	—	39	39
Employee benefit costs savings	—	—	(25)	(25)
Transfer of BC Rail shares to BC Transportation Financing Authority	110	—	—	110
Management of public debt (net) — mainly lower interest rates	(2)	(7)	(36)	(45)
Liability adjustments (prior year over accruals)	—	—	(55)	(55)
Spending funded by third party recoveries	155	35	32	222
(Increase) decrease in operating transfers to service delivery agencies	(128)	94	21	(13)
Changes in spending profile of service delivery agencies:
School districts — reflects additional spending on maintenance	—	51	14	65
Post secondary institutions — mainly spending related to federal research grants	98	6	22	126
Health authorities and hospital societies — revised projections for staffing and operating costs	23	6	(68)	(39)
Other service delivery agencies	(36)	(81)	(33)	(150)
Total expense increases (decreases)	440	62	(99)	403
Forecast allowance changes	—	—	150	150
Net change	335	(315)	430	450
2010/11 deficit — first Quarterly Report	(1,380)
2010/11 deficit — second Quarterly Report		(1,695)
2010/11 deficit — third Quarterly Report			(1,265)	(1,265)

Budget and Fiscal Plan – 2011/12 to 2013/14

2010/11 Revised Financial Forecast (Third Quarterly Report)

Table 4.3 2010/11 Notional Allocations to Contingencies

($ millions)
Costs arising from the BC Teachers’ Pension Plan actuarial valuation	31
Funding to address BC Pavilion Corporation’s 2010/11 deficit	25
2010 Sports and Arts Legacy	20
Climate action and clean energy initiatives	20
Impaired driving initiative and Enhanced Driver Licence/Identity Card costs	13
Increased crop insurance claims primarily due to flooding (statutory)	13
Grants to resort municipalities for tourism initiatives	8
Treaty 8 and other First Nations agreements	4
Public Inquiry Act pressures (statutory)	3
Operating funds authorized for the Officers of the Legislature, including Elections BC	2
Support for the remediation of provincial heritage properties	1
Subtotal notional allocations	140
Reserved for pressures related to litigation, caseload, natural disasters, and other contingent items	310
Total Contingencies Vote	450

•                  funding for Climate Action and Clean Energy initiatives including the recently announced LiveSmart BC: Small Business Program;

•                  support for costs associated with the impaired driving initiative and pressures arising from the Enhanced Driver’s Licence and Identity card implementation;

•                  statutory spending to address higher than anticipated insurance claims for crop damage on farms affected by flooding and other extreme weather events; and

•                  grants to BC’s resort municipalities to replace the nine months of Resort Municipality Tax transfer that ended with the elimination of the PST on July 1, 2010. The allocation supports local tourism infrastructure projects and government is committed to an annual allocation in future years.

The unallocated contingency room will be available to address issues emerging before the end of the fiscal year.

2010 Olympic and Paralympic Winter Games Update

The provincial government and its partners are in the final stage of completing various wind-up activities related to the 2010 Olympic and Paralympic Winter Games (2010 Games). During 2010, the provincial government and its partners released a number of 2010 Games reports:

•                  In July 2010, the Province released a report providing details on the provincial government’s financial commitment to the 2010 Games as well as other investments to maximize the social and economic benefits and legacies of the 2010 Games.

•                  In December 2010, the Vancouver Organizing Committee (VANOC) released its audited financial results for the year ended July 31, 2010, showing it ended the year in a balanced position, which greatly reduced the financial risk to all partners from winding up 2010 Games activities.

•                  In December 2010, the Province and Canada released two reports by Price-Waterhouse-Coopers (PWC) on the estimated accumulated social and economic impact of the 2010 Games on British Columbia and Canada up to March 31, 2010.

Budget and Fiscal Plan – 2011/12 to 2013/14

2010/11 Revised Financial Forecast (Third Quarterly Report)

A further report is expected from PWC later this year that looks at the accumulated 2010 Games impacts for the full 2010 year.

There have been a few material changes since the release of the province’s July 2010 report. The 2010/11 Contingencies Vote still retains a small allocation within the overall $765 million provincial funding commitment to address any remaining financial risks associated with completing the wind-up of the 2010 Games.

Capital spending

Total capital spending is forecast to be $7.6 billion in 2010/11, $439 million lower than the projection in the second Quarterly Report (see Table 4.4).

Table 4.4 2010/11 Capital Spending Update

($ millions)	Q1 Update	Q2 Update	Q3 Update	Total Changes

2010/11 capital spending — Budget 2010 Fiscal Plan (March 2, 2010)	8,159			8,159
2010/11 capital spending — first Quarterly Report (September 14, 2010)		8,308
2010/11 capital spending — second Quarterly Report (November 25, 2010)			8,032

Taxpayer-supported changes:
Education — mainly project scheduling changes, increased spending by school districts from their own sources of funds, and addition of full day kindergarten offset by a reduction of the annual facility grant amounts used for capital purposes	16	(24)	(43)	(51)
Post-secondary education — mainly project scheduling changes partially offset by increased spending on self-funded projects	65	46	74	185
Health — mainly project scheduling changes, revised costs for the Children’s and Women’s Hospital and Surrey Memorial Hospital’s Emergency Department/Critical Care Tower	(23)	(8)	(81)	(112)
BCTFA — mainly project scheduling changes	100	(132)	(124)	(156)
Social housing — mainly project scheduling changes	(23)	(90)	(15)	(128)
Other changes — mainly project scheduling changes for the BC Place redevelopment project	54	(19)	(111)	(76)
Capital contingencies — reflects allocation to government ministries, full day kindergarten projects, and timing of requirements	—	(71)	(100)	(171)
Total taxpayer-supported	189	(298)	(400)	(509)

Self-supported changes:
BC Hydro — mainly delays in generation and transmission projects and lower costs for numerous projects	(14)	10	(214)	(218)
Columbia River power projects — commencement of the Waneta Dam power expansion project	2	—	49	51
Transportation Investment Corporation — Port Mann Bridge/Highway 1 construction ahead of schedule	—	27	109	136
ICBC — mainly delays in the Transformation Program to modernize critical business systems	(28)	(15)	4	(39)
Other	—	—	13	13
Total self-supported	(40)	22	(39)	(57)
Total changes	149	(276)	(439)	(566)
Capital spending — first Quarterly Report	8,308
Capital spending — second Quarterly Report		8,032
Capital spending — third Quarterly Report			7,593	7,593

Budget and Fiscal Plan – 2011/12 to 2013/14

2010/11 Revised Financial Forecast (Third Quarterly Report)

The change in taxpayer-supported capital spending is mainly due to project scheduling changes and a reduction in the capital contingencies, partially offset by higher than expected spending by post-secondary institutions from their own sources of funds.

The reduction in projected commercial Crown corporation capital spending reflects delays in BC Hydro electricity generation and transmission projects, partially offset by the acceleration of the Port Mann Bridge construction and commencement of the Waneta Dam power expansion project.

Provincial debt

Total provincial debt is projected to be $524 million lower at March 31, 2011 compared to the projections in the second Quarterly Report, reflecting reductions in the projected taxpayer-supported debt and the forecast allowance, partially offset by a slight increase in self-supported debt.

Table 4.5 2010/11 Provincial Debt Update

($ millions)	Q1 Update	Q2 Update	Q3 Update	Total Changes
2010/11 provincial debt — Budget 2010 Fiscal Plan (March 2, 2010)	47,757			47,757
2010/11 provincial debt — first Quarterly Report (September 14, 2010)		47,619
2010/11 provincial debt — second Quarterly Report (November 25, 2010)			47,805

Taxpayer-supported debt changes:
Government operating:
2009/10 changes:
— impact of using available cash to reduce accounts payable	838	—		838
— lower cash revenue and higher special purpose investment balances	339	—	—	339
Impact of higher debt balance at March 31, 2010	1,177	—	—	1,177
2010/11 fiscal plan updates:
— Bonus bid proceeds	(302)	93	15	(194)
— Higher cash advances mainly from the federal government	(735)	73	20	(642)
— Other changes, mainly working capital	(11)	121	25	135
Total operating debt changes	129	287	60	476
Education facilities — mainly impact of capital spending changes and lower opening debt at March 31, 2010	(58)	2	(118)	(174)
Health facilities — mainly lower capital spending projections	(72)	(18)	(89)	(179)
Transportation — impact of increases to fuel tax revenue and lower capital spending	(143)	(42)	(66)	(251)
Social housing — change in timing of not-for-profit projects	91	(68)	2	25
Other changes	(26)	(65)	(166)	(257)
Total taxpayer-supported	(79)	96	(377)	(360)

Self-supported debt changes:
BC Hydro — mainly impact of cash flow requirements for capital projects	(48)	64	(269)	(253)
BC Lotteries — impact of lower debt balance at March 31, 2010	(66)	—	4	(62)
Columbia River power projects — mainly impact of cash flow requirements for Waneta Dam power expansion	—	—	287	287
Transportation Investment Corporation — impact of working capital changes	(13)	26	(18)	(5)
Post-secondary institutions’ subsidiaries — impact of higher debt balance at March 31, 2010	67	—	—	67
Other changes	1	—	(1)	—
Total self-supported	(59)	90	3	34
Forecast allowance change	—	—	(150)	(150)
Total changes	(138)	186	(524)	(476)
Provincial debt — first Quarterly Report	47,619
Provincial debt — second Quarterly Report		47,805
Provincial debt — third Quarterly Report			47,281	47,281

Budget and Fiscal Plan – 2011/12 to 2013/14

2010/11 Revised Financial Forecast (Third Quarterly Report)

The reduction in taxpayer-supported debt is mainly due to reduced borrowing for capital transfers (see Table 4.5), partially offset by the increased borrowing for government operating purposes. The change in self-supported debt reflects additional borrowing for Columbia River power projects (Waneta Dam power expansion), partially offset by decreased capital cash flow requirements for BC Hydro and the Transportation Investment Corporation.

The key taxpayer-supported debt-to-GDP ratio is projected to be 16.5 per cent by the end of 2010/11, an improvement of 0.3 percentage points from the second Quarterly Report.

Risks to the 2010/11 outlook

The major risks to the 2010/11 forecast stem from changes to the main tax bases (personal and corporate income, sales and property transfer) that are dependent on economic activity in BC and its trading partners, commodity prices (especially natural gas, lumber and electricity) and exchange rate fluctuations.

The spending forecast contained in the fiscal plan is based on ministry and service delivery agency spending plans and strategies. Changes to planning assumptions, such as utilization or demand rates for government services in the health care, education, or community social services sectors, represent the main spending risks.

These risks, as well as further government spending initiatives and the potential impact of accounting policy changes, are covered by the $450 million Contingencies Vote and the $150 million forecast allowance.

Table 4.6 2010/11 Operating Statement

	Year-to-Date to December 31				Full Year
	2010/11			Actual	2010/11			Actual
($ millions)	Budget	Actual	Variance	2009/10	Budget	Forecast	Variance	2009/10
Revenue	29,298	29,196	(102)	27,319	39,190	39,893	703	37,521
Expense	(29,331)	(29,103)	228	(28,707)	(40,605)	(41,008)	(403)	(39,300)
Surplus (deficit) before forecast allowance	(33)	93	126	(1,388)	(1,415)	(1,115)	300	(1,779)
Forecast allowance	—	—	—	—	(300)	(150)	150	—
Surplus (deficit)	(33)	93	126	(1,388)	(1,715)	(1,265)	450	(1,779)
Accumulated surplus beginning of the year	4,211	4,827	616	6,639	4,211	4,860	649	6,639
Accumulated surplus before comprehensive income	4,178	4,920	742	5,251	2,496	3,595	1,099	4,860
Accumulated other comprehensive income from self-supported Crown agencies	(67)	314	381	396	(67)	335	402	412
Accumulated surplus end of period	4,111	5,234	1,123	5,647	2,429	3,930	1,501	5,272

Budget and Fiscal Plan – 2011/12 to 2013/14

2010/11 Revised Financial Forecast (Third Quarterly Report)

Table 4.7 2010/11 Revenue by Source

	Year-to-Date to December 31				Full Year
	2010/11			Actual	2010/11			Actual
($ millions)	Budget	Actual	Variance	2009/10	Budget	Forecast	Variance	2009/10
Taxation
Personal income	4,357	4,053	(304)	4,146	5,861	5,354	(507)	5,529
Corporate income	872	1,009	137	896	847	1,638	791	1,317
Harmonized sales	2,457	2,735	278	—	3,784	4,171	387	—
Other sales (1)	1,338	1,347	9	3,653	1,399	1,399	—	4,765
Fuel	661	719	58	666	877	946	69	884
Carbon	514	523	9	376	727	740	13	542
Tobacco	534	585	51	523	686	737	51	682
Property	1,436	1,431	(5)	1,412	1,906	1,891	(15)	1,884
Property transfer	713	675	(38)	692	900	850	(50)	887
Other (2)	350	338	(12)	468	435	440	5	612
	13,232	13,415	183	12,832	17,422	18,166	744	17,102
Natural resources
Natural gas royalties	508	258	(250)	282	698	365	(333)	406
Forests	339	284	(55)	239	491	422	(69)	387
Other natural resource (3)	1,515	1,438	(77)	1,378	2,019	1,967	(52)	1,853
	2,362	1,980	(382)	1,899	3,208	2,754	(454)	2,646
Other revenue
Medical Services Plan premiums	1,306	1,334	28	1,240	1,741	1,798	57	1,666
Other fees (4)	1,891	1,908	17	1,779	2,615	2,749	134	2,453
Investment earnings	640	589	(51)	702	921	891	(30)	963
Miscellaneous (5)	1,842	1,957	115	1,836	2,597	2,709	112	2,754
	5,679	5,788	109	5,557	7,874	8,147	273	7,836
Contributions from the federal government
Health and social transfers	3,873	3,862	(11)	3,661	5,165	5,168	3	4,883
Harmonized sales tax transition payments	769	769	—	—	769	769	—	250
Other federal contributions (6)	1,163	1,229	66	1,093	1,751	1,966	215	1,784
	5,805	5,860	55	4,754	7,685	7,903	218	6,917
Commercial Crown corporation net income
BC Hydro (7)	401	382	(19)	302	617	571	(46)	447
Liquor Distribution Branch	756	702	(54)	695	974	897	(77)	877
BC Lotteries (net of payments to the federal government)	839	828	(11)	798	1,106	1,071	(35)	1,070
ICBC	223	215	(8)	457	303	361	58	601
Transportation Investment Corporation (Port Mann)	(14)	(6)	8	(1)	(19)	(9)	10	(4)
Other	15	32	17	26	20	32	12	29
	2,220	2,153	(67)	2,277	3,001	2,923	(78)	3,020
Total revenue	29,298	29,196	(102)	27,319	39,190	39,893	703	37,521

(1)          Includes social service tax and continuation of the tax on designated property.

(2)          Corporation capital, insurance premium and hotel room taxes.

(3)          Columbia River Treaty, other energy and minerals, water rental and other resources.

(4)          Post-secondary, healthcare-related, motor vehicle, and other fees.

(5)          Includes asset dispositions, reimbursements for health care and other services provided to external agencies, and other recoveries.

(6)          Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

(7)          In July 2010 BC Hydro was re-amalgamated with BC Transmission Corporation. Amounts for 2010/11 have been restated to reflect this change.

Budget and Fiscal Plan – 2011/12 to 2013/14

2010/11 Revised Financial Forecast (Third Quarterly Report)

Table 4.8 2010/11 Expense by Ministry, Program and Agency

	Year-to-Date to December 31				Full Year
	2010/11			Actual	2010/11			Actual
($ millions)	Budget	Actual	Variance	2009/10 (1)	Budget (1)	Forecast	Variance	2009/10 (1)
Office of the Premier	5	4	(1)	5	7	7	—	7
Aboriginal Relations and Reconciliation	59	59	—	75	81	81	—	128
Agriculture	58	68	10	54	69	69	—	85
Attorney General	356	345	(11)	350	469	469	—	540
Children and Family Development	999	981	(18)	980	1,334	1,334	—	1,306
Citizens’ Services	465	396	(69)	447	622	597	(25)	519
Community, Sport and Cultural Development	269	228	(41)	144	340	340	—	172
Education	3,888	3,854	(34)	3,676	5,164	5,164	—	5,012
Energy	42	31	(11)	32	56	56	—	35
Environment	101	87	(14)	88	136	136	—	124
Finance	50	123	73	43	78	188	110	108
Forests, Mines and Lands	237	159	(78)	175	329	329	—	266
Health Services	11,189	10,975	(214)	10,563	14,796	14,796	—	13,897
Labour	12	11	(1)	11	16	16	—	16
Natural Resource Operations	260	449	189	664	338	506	168	764
Public Safety and Solicitor General	732	749	17	723	977	1,016	39	1,011
Regional Economic and Skills Development	536	497	(39)	609	717	717	—	726
Science and Universities	1,072	1,053	(19)	1,050	1,415	1,415	—	1,403
Social Development	1,770	1,754	(16)	1,697	2,354	2,354	—	2,257
Tourism, Trade and Investment	86	84	(2)	77	106	106	—	101
Transportation and Infrastructure	554	553	(1)	540	753	753	—	732
Total ministries and Office of the Premier	22,740	22,460	(280)	22,003	30,157	30,449	292	29,209
Management of public funds and debt	972	923	(49)	845	1,301	1,256	(45)	1,141
Contingencies	—	—	—	—	450	450	—	360
Funding for capital expenditures	994	690	(304)	517	1,751	1,284	(467)	866
Legislative and other appropriations	93	84	(9)	113	123	123	—	148
Subtotal	24,799	24,157	(642)	23,478	33,782	33,562	(220)	31,724
Prior year liability adjustments	—	—	—	—	—	(55)	(55)	—
Consolidated revenue fund expense	24,799	24,157	(642)	23,478	33,782	33,507	(275)	31,724
Expenses recovered from external entities	1,914	2,028	114	1,982	2,741	2,963	222	2,748
Funding provided to service delivery agencies	(15,482)	(14,930)	552	(14,309)	(20,704)	(20,250)	454	(19,240)
Total direct program spending	11,231	11,255	24	11,151	15,819	16,220	401	15,232
Service delivery agency expense
School districts	3,899	3,885	(14)	3,855	5,440	5,505	65	5,379
Universities	2,619	2,662	43	2,543	3,680	3,785	105	3,573
Colleges and institutes	762	768	6	768	1,047	1,068	21	1,055
Health authorities and hospital societies	8,291	8,189	(102)	7,990	11,141	11,102	(39)	10,761
Other service delivery agencies	2,529	2,344	(185)	2,400	3,478	3,328	(150)	3,300
	18,100	17,848	(252)	17,556	24,786	24,788	2	24,068
Total expense	29,331	29,103	(228)	28,707	40,605	41,008	403	39,300

(1)          Restated to reflect government’s organization and/or accounting policies as at December 31, 2010.

Budget and Fiscal Plan – 2011/12 to 2013/14

2010/11 Revised Financial Forecast (Third Quarterly Report)

Table 4.9 2010/11 Expense By Function

	Year-to-Date to December 31				Full Year
	2010/11			Actual	2010/11			Actual
($ millions)	Budget	Actual	Variance	2009/10 (1)	Budget (1)	Forecast	Variance	2009/10 (1)
Health:
Medical Services Plan	2,903	2,878	(25)	2,662	3,801	3,831	30	3,536
Pharmacare	906	885	(21)	823	1,095	1,109	14	1,053
Regional services	7,802	7,635	(167)	7,626	10,627	10,593	(34)	9,966
Other healthcare expenses (2)	702	665	(37)	737	951	1,024	73	904
	12,313	12,063	(250)	11,848	16,474	16,557	83	15,459
Education:
Elementary and secondary	4,085	4,102	17	4,063	5,809	5,870	61	5,778
Post-secondary	3,507	3,515	8	3,450	4,556	4,768	212	4,740
Other education expenses (3)	245	321	76	285	455	503	48	528
	7,837	7,938	101	7,798	10,820	11,141	321	11,046
Social services:
Social assistance (2),(3)	1,155	1,128	(27)	1,140	1,511	1,500	(11)	1,462
Childcare services (2)	851	821	(30)	846	1,171	1,118	(53)	1,077
Community living and other services	523	538	15	494	772	784	12	729
	2,529	2,487	(42)	2,480	3,454	3,402	(52)	3,268
Protection of persons and property	1,071	1,002	(69)	1,106	1,456	1,507	51	1,380
Transportation	1,058	1,101	43	1,015	1,515	1,527	12	1,453
Natural resources and economic development	1,192	1,267	75	1,465	1,520	1,630	110	1,883
Other	811	808	(3)	790	1,415	1,411	(4)	1,418
Contingencies	—	—	—	—	450	450	—	—
General government	780	761	(19)	574	1,120	1,107	(13)	1,224
Debt servicing	1,740	1,676	(64)	1,631	2,381	2,276	(105)	2,169
Total expense	29,331	29,103	(228)	28,707	40,605	41,008	403	39,300

(1)          Restated to reflect government’s organization and accounting policies as at December 31, 2010.

(2)          Payments for healthcare services by the Ministry of Social Development and the Ministry of Children and Family Development made on behalf of their clients are reported in the Health function.

(3)          Payments for training costs by the Ministry of Social Development made on behalf of its clients are reported in the Education function.

Budget and Fiscal Plan – 2011/12 to 2013/14

2010/11 Revised Financial Forecast (Third Quarterly Report)

Table 4.10 2010/11 Capital Spending

	Year-to-Date to December 31				Full Year
	2010/11			Actual	2010/11			Actual
($ millions)	Budget	Actual	Variance	2009/10	Budget	Forecast	Variance	2009/10
Taxpayer-supported
Education
Schools (K-12)	361	304	(57)	344	481	430	(51)	482
Post-secondary	561	551	(10)	404	743	928	185	672
Health	871	482	(389)	485	1,161	1,049	(112)	927
BC Transportation Financing Authority	1,113	988	(125)	749	1,483	1,327	(156)	918
BC Transit	67	25	(42)	88	89	61	(28)	150
Vancouver Convention Centre expansion project	6	6	—	39	8	10	2	41
BC Place redevelopment	293	156	(137)	47	390	298	(92)	75
Government operating (ministries)	211	131	(80)	182	355	396	41	306
Other (1)	303	189	(114)	107	404	277	(127)	183
Capital spending contingencies	—	—	—	—	300	129	(171)	—
Total taxpayer-supported	3,786	2,832	(954)	2,445	5,414	4,905	(509)	3,754

Self-supported
BC Hydro (2)	1,397	1,281	(116)	1,144	1,784	1,566	(218)	2,406
BC Transmission Corporation	—	—	—	9	—	—	—	12
Columbia River power projects (3)	9	52	43	12	12	63	51	16
Transportation Investment Corporation (Port Mann)	552	623	71	454	735	871	136	777
BC Railway Company	—	8	8	7	—	14	14	14
ICBC	75	40	(35)	18	83	44	(39)	22
BC Lotteries	86	60	(26)	69	107	107	—	92
Liquor Distribution Branch	19	11	(8)	12	24	23	(1)	19
Total self-supported	2,138	2,075	(63)	1,725	2,745	2,688	(57)	3,358
Total capital spending	5,924	4,907	(1,017)	4,170	8,159	7,593	(566)	7,112

(1)          Includes BC Housing Management Commission, Provincial Rental Housing Corporation and other service delivery agencies.

(2)          Amounts for 2010/11 include BC Transmission Corporation as it was re-amalgamated with BC Hydro in July 2010.

(3)          Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

Budget and Fiscal Plan – 2011/12 to 2013/14

2010/11 Revised Financial Forecast (Third Quarterly Report)

Table 4.11 2010/11 Provincial Debt (1)

	Year-to-Date to December 31				Full Year
	2010/11			Actual	2010/11			Actual
($ millions)	Budget	Actual	Variance	2009/10	Budget	Forecast	Variance	2009/10
Taxpayer-supported debt
Provincial government operating (2)	4,498	3,927	(571)	3,851	4,815	5,291	476	4,663
Provincial government general capital (3)	2,696	2,696	—	2,696	2,696	2,696	—	2,696
Provincial government operating	7,194	6,623	(571)	6,547	7,511	7,987	476	7,359
Other taxpayer-supported debt (mainly capital)
Education (2),(4)
Schools	6,102	5,895	(207)	5,785	6,194	6,039	(155)	5,777
Post-secondary institutions	4,043	4,040	(3)	3,866	4,111	4,092	(19)	3,843
	10,145	9,935	(210)	9,651	10,305	10,131	(174)	9,620
Health (2),(4),(5)	4,891	4,646	(245)	4,170	5,074	4,895	(179)	4,389
Highways and public transit
BC Transportation Financing Authority (6)	5,921	5,576	(345)	4,970	6,136	5,900	(236)	5,211
Public transit (2)	997	997	—	1,057	997	997	—	997
SkyTrain extension	1,154	1,155	1	1,154	1,154	1,153	(1)	1,154
BC Transit	179	161	(18)	113	186	172	(14)	140
	8,251	7,889	(362)	7,294	8,473	8,222	(251)	7,502
Other
Social housing (7)	484	471	(13)	293	530	555	25	305
Provincial government general capital (3)	667	423	(244)	—	774	719	(55)	294
BC Pavilion Corporation	321	227	(94)	30	409	298	(111)	49
BC Immigrant Investment Fund	295	337	42	283	297	347	50	289
Homeowner Protection Office	—	—	—	156	—	—	—	144
Other (8)	309	123	(186)	67	375	234	(141)	70
	2,076	1,581	(495)	829	2,385	2,153	(232)	1,151
Total other taxpayer-supported	25,363	24,051	(1,312)	21,944	26,237	25,401	(836)	22,662
Total taxpayer-supported debt	32,557	30,674	(1,883)	28,491	33,748	33,388	(360)	30,021
Self-supported debt
Commercial Crown corporations
BC Hydro	11,606	11,738	132	9,932	11,830	11,647	(183)	10,792
BC Transmission Corporation	70	—	(70)	81	70	—	(70)	70
Columbia River power projects (9)	184	183	(1)	196	181	468	287	196
BC Lotteries	122	65	(57)	65	128	66	(62)	60
Transportation Investment Corporation (Port Mann)	1,178	1,133	(45)	576	1,365	1,360	(5)	544
Liquor Distribution Branch	1	1	—	1	1	1	—	1
Post-secondary institutions’ subsidiaries	134	201	67	134	134	201	67	201
	13,295	13,321	26	10,985	13,709	13,743	34	11,864
Warehouse borrowing program	—	609	609	723	—	—	—	—
Total self-supported debt	13,295	13,930	635	11,708	13,709	13,743	34	11,864
Forecast allowance	125	—	(125)	—	300	150	(150)	—
Total provincial debt	45,977	44,604	(1,248)	40,199	47,757	47,281	(476)	41,885

(1)          Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

(2)          In 2009/10, sinking funds for debt related to schools, post-secondary education, health care and public transit were liquidated and the proceeds ($763 million) used to offset direct operating borrowing requirements.

(3)          Separate disclosures of borrowing for ministries’ capital spending were applied prospectively beginning in fiscal 2009/10.

(4)          Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), and debt directly incurred by these entities.

(5)          Health facilities’ debt includes public-private partnership obligations of $886 million for the nine months ended December 31, 2010 and $932 million for fiscal 2010/11.

(6)          BC Transportation Financing Authority debt includes public-private partnership obligations of $824 million for the nine months ended December 31, 2010 and $852 million for fiscal 2010/11.

(7)          Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.

(8)          Includes service delivery agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs and loan guarantee provisions.

(9)          Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

Budget and Fiscal Plan – 2011/12 to 2013/14

2010/11 Revised Financial Forecast (Third Quarterly Report)

Table 4.12 2010/11 Statement of Financial Position

($ millions)	Actual March 31, 2010	Year-to-Date December 31, 2010	Forecast March 31, 2011
Financial assets
Cash and temporary investments	2,913	3,368	2,740
Other financial assets	8,731	7,883	9,198
Sinking funds	1,329	1,425	1,411
Investments in commercial Crown corporations:
Retained earnings	7,231	7,308	6,924
Recoverable capital loans	11,471	12,940	13,078
	18,702	20,248	20,002
Warehouse borrowing program assets	—	609	—
	31,675	33,533	33,351
Liabilities
Accounts payable and accrued liabilities	6,994	7,037	7,099
Deferred revenue	9,997	10,649	10,636
Debt:
Taxpayer-supported debt	30,021	30,674	33,388
Self-supported debt	11,864	13,930	13,743
Forecast allowance	—	—	150
Total provincial debt	41,885	44,604	47,281
Add: debt offset by sinking funds	1,329	1,425	1,411
Less: guarantees and non-guaranteed debt	(493)	(461)	(758)
Financial statement debt	42,721	45,568	47,934
	59,712	63,254	65,669
Net liabilities	(28,037)	(29,721)	(32,318)
Capital and other non-financial assets
Tangible capital assets	32,371	33,788	35,271
Other non-financial assets	938	1,200	977
	33,309	34,988	36,248
Accumulated surplus (deficit)	5,272	5,267	3,930

Changes in Financial Position

($ millions)	Year-to-Date December 31, 2010	Forecast March 31, 2011
(Surplus) deficit for the period	(93)	1,265
Comprehensive income and other accounting changes	98	77
(Increase) decrease in accumulated surplus	5	1,342
Capital and other non-financial asset changes:
Increase in taxpayer-supported capital investments	2,832	4,905
Less: amortization and other accounting changes	(1,415)	(2,005)
Change in net capital assets	1,417	2,900
Increase (decrease) in other non-financial assets	262	39
	1,679	2,939
Increase (decrease) in net liabilities	1,684	4,281
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	455	(173)
Increase in total investment in commercial Crown corporations:
Increase (decrease) in retained earnings	77	(307)
Self-supported capital investments	2,075	2,688
Less: loan repayments and other accounting changes	(606)	(1,081)
	1,546	1,300
Other working capital changes	(838)	(195)
	1,163	932
Increase (decrease) in financial statement debt	2,847	5,213
(Increase) decrease in sinking fund debt	(96)	(82)
Increase (decrease) in guarantees and non-guaranteed debt	(32)	265
Increase (decrease) in total provincial debt	2,719	5,396

Budget and Fiscal Plan – 2011/12 to 2013/14

APPENDICES

A1	Tax Expenditures	82
A1.1	Social and Income Transfer Programs — Tax Expenditure	84
A1.2	Economic Development and Business Programs — Tax Expenditure	86
A1.3	Environmental Protection Programs — Tax Expenditure	86
A1.4	Harmonized Sales Tax — Tax Expenditure	87
A2	Interprovincial Comparisons of Tax Rates — 2011	88
A3	Comparison of Provincial and Federal Taxes by Province — 2011	89
A4	Interprovincial Comparisons of Provincial Personal Income Taxes Payable — 2011	91
A5	Fiscal Plan Update — Changes from Budget 2010	92
A6	Material Assumptions — Revenue	93
A7	Natural Gas Price Forecasts: 2011/12 to 2013/14	98
A8	Material Assumptions — Expense	99
A9	Operating Statement — 2004/05 to 2013/14	101
A10	Revenue by Source — 2004/05 to 2013/14	102
A11	Revenue by Source Supplementary Information — 2004/05 to 2013/14	103
A12	Expense by Function — 2004/05 to 2013/14	104
A13	Expense by Function Supplementary Information — 2004/05 to 2013/14	105
A14	Full—Time Equivalents (FTEs) 2004/05 to 2013/14	106
A15	Capital Spending — 2004/05 to 2013/14	107
A16	Statement of Financial Position — 2004/05 to 2013/14	108
A17	Changes in Financial Position — 2004/05 to 2013/14	109
A18	Provincial Debt — 2004/05 to 2013/14	110
A19	Provincial Debt Supplementary Information — 2004/05 to 2013/14	111
A20	Key Provincial Debt Indicators — 2004/05 to 2013/14	112

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

A1: Tax Expenditures

Introduction

A tax expenditure is the reduction in revenues from delivering government programs or benefits through the tax system rather than through voted budget appropriations. Tax expenditures are usually made by offering special tax rates, exemptions, or tax credits. Governments introduce tax expenditures primarily to achieve social policy objectives such as transfers to lower income families or to promote economic development and job creation.

Reporting tax expenditures improves government accountability by providing a more complete picture of government activities. The tax expenditure appendix does not include tax expenditures introduced or expanded in Budget 2011. These are described in Part 2: Tax Measures.

The Role of Tax Expenditure Programs

Using the tax system to deliver programs can reduce administration costs and compliance costs for recipients. In certain situations, the tax system allows intended beneficiaries to be readily identified from information that is already collected. In these cases setting up a separate expenditure program would result in costly overlap and duplication of effort. An example is the low income climate action tax credit, which is delivered through the income tax system. If this were a direct provincial expenditure program, a provincial agency or office would have to be established to duplicate much of the work already done by the Canada Revenue Agency. In addition, it would require individuals to undertake a separate, time-consuming application process in order to qualify for the benefit.

There are, however, several potential drawbacks to tax expenditure programs. First, their overall cost often receives less public scrutiny than is the case for spending programs because annual budget appropriations by the legislature are not typically required. Second, tax expenditure programs do not always effectively target those who are intended to benefit from them. Some expenditure programs that are intended to provide tax relief for low income earners may, in reality, confer the greatest benefit on high income earners who pay the most taxes. Finally, costs are often more difficult to control under a tax expenditure program because the benefits tend to be more open-ended and enforcement is often more difficult than for spending programs.

Tax Expenditure Reporting

Not all tax reductions, credits and exemptions are classed as tax expenditures.

The emphasis is on tax reductions, exemptions and refunds that are close equivalents to spending programs. By implication, the list does not include tax measures designed to meet broad tax policy objectives such as improving fairness in the tax system, or measures designed to simplify the administration of the tax. The list also does not include anything that is not intended to be part of a tax base.

Tax expenditures that cost less than $2 million are generally not included. Where practical, smaller items have been presented together as an aggregate figure.

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

British Columbia Tax Expenditure Programs

The following tables report tax expenditure estimates.

For presentation purposes, British Columbia tax expenditures have been broken into three broad categories.

•                  Social and Income Transfer Programs (Table A1.1): These include tax expenditures that are offered as part of government’s mix of health, education, housing, income transfer and family related programs. Examples include the BC Family Bonus, the home owner grant, and the income tax credit for medical expenses.

•                  Economic Development and Business Programs (Table A1.2): This category includes measures to encourage new private sector investment and other business incentives.

•                  Environmental Protection Programs (Table A1.3): There are relatively few tax expenditures in this category because environmental protection is now generally based on the principle of “polluter pay”.

Each category has its own table of tax expenditure estimates. Within each table, the list of tax expenditures delivered through the income tax system has been separated into two sub-categories.

•                  Provincial Measures: This includes all major tax expenditures that are under provincial policy control.

•                  Federal Measures: British Columbia shares the cost of some federal income tax expenditure programs because, under the tax collection agreement between British Columbia and the federal government, the province has agreed to maintain a consistent income tax base with the federal government in the interest of reducing administrative and compliance costs.

The cost of individual tax expenditures cannot be added together to reach a total tax expenditure figure for two reasons:

•                  in some cases the programs interact with one another so that eliminating one program could increase or decrease the cost of another; and

•                  eliminating certain tax expenditure programs could change the choices taxpayers make, which in turn would affect the cost estimates.

The estimates for each tax expenditure are based on a static analysis of the costs and do not take into account any behavioral changes which could change the cost over time. In addition, all estimates are recalculated each year using current data sources and using refinements to the methods of estimation that can result in significant changes to the value of a given tax expenditure from prior years’ reports.

Harmonized Sales Tax

The Harmonized Sales Tax (HST) came into effect in British Columbia on July 1, 2010. The HST combines a seven per cent BC rate with the five per cent federal GST for a combined HST rate of 12 per cent. The Provincial Sales Tax (PST) and the Provincial Hotel Room Tax were eliminated with the introduction of the HST.

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

The federal portion of the HST applies to the same goods and services that were taxable under the GST. The provincial portion of the HST applies to the same goods and services that were subject to GST, except items eligible for a provincial point-of-sale rebate or credit.

Exemptions, zero-rating and other measures that apply for purposes of the federal portion of the HST also apply for the provincial portion of the HST. BC is also providing a number of provincial rebates and credits.

BC is providing point-of-sale rebates for the provincial portion of the HST on motor fuels, books, child-sized clothing and footwear, children’s car seats and car booster seats, children’s diapers, and feminine hygiene products. Purchasers pay only the five per cent federal portion of the HST on point-of-sale rebate items.

There is also a provincial Residential Energy Credit. The credit is equal to the provincial portion of the HST payable on the purchase of residential energy (excluding service and administration charges).

Other rebates provided by the province include the BC New Housing Rebate, the BC HST Credit for low and modest income families and individuals, and the rebates for public service bodies, including municipalities and other eligible local government entities, universities and public colleges, school authorities, hospital authorities, registered charities and qualifying non-profit organizations.

HST tax expenditures are shown in Table A1.4.

Table A1.1 Social and Income Transfer Programs — Tax Expenditure

2010/11 Estimated Cost
($ millions)
Personal Income Tax
Provincial Measures
BC Family Bonus (1)	7
BC Low Income Climate Action Tax Credit	167
BC HST Credit	214
Political contributions tax credit	1
Provincial Non-Refundable Credits: (2)
• Charitable donations tax credit	148
• Tax credits for tuition and education	43
• Tax credits for disabilities and medical expenses	62
• Pension income tax credit	22
• Credit for persons older than 65 years	56
• Married and equivalent-to-married credits	74
• Tax credit for Canada Pension Plan contributions	127
• Tax credit for Employment Insurance premiums paid	41

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A1.1 Social and Income Transfer Programs — Tax Expenditure — Continued

2010/11 Estimated Cost
($ millions)
Personal Income Tax — Continued
Federal Measures (3)
• Deduction and inclusion of alimony and child support payments	4
• Child care expense deduction	35
• Exemption from capital gains up to $750,000 for small businesses and family farms	42
• Deduction for residents of northern and isolated areas	8
• Non-taxation of business-paid health and dental benefits	135
• Tax Free Savings Accounts	10
• Registered Retirement Savings Plans: (4)
• exemption for	– contributions	331
– investment earnings	228
• taxation of	– withdrawals	(226)
Total	333
• Registered Pension Plans: (4)
• exemption for	– contributions	489
– investment earnings	367
• taxation of	– withdrawals	(327)
Total	529

Corporation Income Tax (5)
Charitable donations deduction	27

School and Rural Area Property Tax (6)
Homeowner Grant	716
Northern and Rural Homeowner Benefit	20

Property Transfer Tax
Exemption for first-time home buyers	73
Exemptions for the following:
• Property transfers between related individuals	72
• Property transfers to municipalities, regional districts, hospital districts, library boards, school boards, water districts and educational institutions	7
• Property transfers to charities registered under the Income Tax Act (Canada)	5

(1)          The $7 million represents the tax expenditure portion of the program’s cost. The tax expenditure portion represents family bonus payments that effectively reduce the recipient’s personal income tax. The remaining cost of the program, including recoveries and administration costs, of $7 million for 2010/11, is presented in the BC Family Bonus Vote because it represents payments to families which exceed their provincial income tax liabilities. In 2010/11, the total program cost was $14 million.

(2)          Provincial non-refundable credits are generally based on estimates of credit claims by British Columbia residents.

(3)          The estimates show provincial revenue costs only. They are based on estimates of projected federal costs contained in Government of Canada: Tax Expenditures and Evaluations, 2010. British Columbia personal income tax expenditures for the federal measures are based on the amounts claimed by British Columbia residents for the measure and the relevant provincial tax rates for the period. Certain tax expenditure items have been excluded where no data were available or the amounts were immaterial.

(4)          Registered retirement savings plans and registered pension plans are treated in the same way as in the federal tax expenditure report. The tax expenditure associated with these schemes is presented as the amount of tax that would otherwise be paid in the year of deferral, were the deferral not available. However, this type of estimate overstates the true costs of these preferences because taxes are eventually paid, including tax on investment earnings. An estimate that does not overstate these costs would, however, be difficult to develop and would require some largely speculative assumptions.

(5)          The deduction offered for corporate charitable donations is a federal measure, but the estimate shows only the provincial revenue loss. This is calculated from the federal revenue loss by applying British Columbia’s share of corporate taxable income and the relevant tax rates to the federal estimate.

(6)          The Home Owner Grant and Northern and Rural Home Owner Benefit costs are shown for the 2010/11 fiscal year.

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A1.2 Economic Development and Business Programs — Tax Expenditure

2010/11 Estimated Cost
($ millions)
Fuel Tax
Tax exemption for international flights carrying cargo	2
Tax exemption for family farm trucks (on road)	5
Tax exemption for compressor fuel used to transmit natural gas from wellhead to processing plant	15

Personal Income Tax
Training tax credit	20
Venture capital tax credit	25
Employee venture capital tax credit	2
BC mining flow-through tax credit	7

Corporation Income Tax
Training tax credit	11
Film and video tax credit	52
Production services tax credit	147
International business activities tax refund (1)	15
Scientific Research and Experimental Development Tax Credit	160
Mining Exploration Tax Credit	25
Interactive Digital Media Tax Credit	14

School and Rural Area Property Tax (2)
Assessment exemption of $10,000 for industrial and business properties	8
Overnight tourist accommodation assessment relief	3

(1)          Includes employee income tax refunds.

(2)          Estimates are for the 2010 calendar year and include only school and rural area property taxes levied by the province.

Table A1.3 Environmental Protection Programs — Tax Expenditure

2010/11 Estimated Cost
($ millions)
Fuel Tax
Tax exemption for alternative fuels	15

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A1.4 Harmonized Sales Tax — Tax Expenditure

2010/11 Estimated Cost
($ millions)
BC-specific Rebates and Credits (1)
BC Point-of-Sale Rebates
Motor fuels	193
Books	32
Child-sized clothing and footwear	26
Children’s car seats/booster seats	1
Feminine hygiene products and children’s diapers	6

BC Public Service Body Rebates
Municipalities and other eligible local government entities	181
Universities and public colleges	50
School authorities	53
Hospital authorities	64
Registered charities and qualifying non-profit organizations	43

Other BC Measures
BC New Housing Rebate (2)	342
BC HST Credit	214
Residential Energy Credit	143

Exemptions, Zero-rating and Other Measures Shared with the Federal Government (3)
Zero-rating of basic groceries	643
Zero-rating of prescription drugs	100
Zero-rating of medical devices	34
Exemption for residential rent (long term)	153
Exemption for health care services	108
Exemption for child care and personal services	26
Exemption for education services (tuition)	315
Exemption for water and basic garbage collection services	46
Exemption for municipal transit	33
Exemption for ferry, road and bridge tolls	4
Exemption and rebate for legal aid services	5
Foreign Convention and Tour Incentive Program	4
Small suppliers’ threshold	44
Exemption for certain supplies made by charities and non-profit organizations	142

(1)   Estimates are based on Statistics Canada data and/or administrative data.

(2)   The new housing rebate cost does not include foregone HST revenue related to grandparented purchases of new housing. There is no provincial HST on grandparented new housing purchases. This foregone revenue is taken into account in gross HST revenue estimates.

(3)   The estimates show provincial foregone revenue only. They are based on the federal GST tax expenditure estimates contained in Government of Canada: Tax Expenditures and Evaluations, 2010. British Columbia HST tax expenditures for the federal measures are based on the portion of the expenditure estimated to be attributable to British Columbia and adjusted for the provincial HST rate. Certain tax expenditure items have been excluded where no data are available.

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A2 Interprovincial Comparisons of Tax Rates — 2011 (Rates known as of February 1, 2011) (1)

Tax	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	New- foundland
Corporation income tax (2) (per cent of taxable income)
General rate	10	10	12	12	12	11.9	11	16	16	14
Manufacturing rate	10	10	10	12	10	11.9	11	16	16	5
Small business rate	2.5	3	4.5	0	4.5	8.0	5	4.5	1	4
Small business threshold ($000s)	500	500	500	400	500	500	500	400	500	500
Corporation capital tax (3)
Non-financial	Nil	Nil	Nil	Nil	Nil	Nil	Nil	.10	Nil	Nil
Financial	Nil	Nil	.7/3.25	3.0	Nil	Nil	3.0	4.0	5.0	4.0
Health care premiums/month (4)
Individual/family	60.50/121	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Payroll tax (per cent) (5)	Nil	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2.0
Insurance premium tax (per cent) (6)	2-4.4	2-3	3-4	2-3	2-3.5	2-3	2-3	3-4	3.5	4
Fuel tax (cents per litre) (7)
Gasoline	18.95	9.0	15.0	11.5	22.8	24.0	18.5	23.7	15.8	25.1
Diesel	20.11	9.0	15.0	11.5	22.5	25.2	25.1	23.6	20.2	25.2
Sales tax (per cent) (8)
General rate	7	Nil	5	7	8	8.5	8	10	10	8
Tobacco tax (dollars per carton of 200 cigarettes) (9)	42.70	40.00	46.30	47.00	30.20	21.20	28.90	51.70	44.90	44.60

(1)   Rates shown are those known as of February 1, 2011 and that are in effect for 2011.

(2)   Provinces planning reductions in general corporate income tax rates include Ontario, to 11.5 per cent effective July 1, 2011, to 11 per cent effective July 1, 2012 and to 10 per cent effective July 1, 2013; and New Brunswick, to 10 per cent effective July 1, 2011. British Columbia plans to reduce its small business tax rate to zero by April 1, 2012.

(3)   Nova Scotia plans to reduce its large corporations tax on corporate capital to 0.05 per cent effective July 1, 2011 and to eliminate it effective July 1, 2012.

(4)   British Columbia has a two-person rate of $109; rates will increase effective January 1, 2012. British Columbia provides premium assistance in the form of lower rates or an exemption from premiums for lower income individuals and families. Ontario and Quebec levy health care contributions as additions to provincial personal income taxes payable.

(5)   Provinces with payroll taxes provide payroll tax relief for small businesses.

(6)   The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance including automobile insurance. In Ontario, Quebec and Newfoundland specific sales taxes also apply to insurance premiums, except those related to individual life and health.

(7)   Tax rate is for regular fuel used on highways and includes all provincial taxes payable by consumers at the pump. The British Columbia rate includes 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 4.45 cents per litre for gasoline and 5.11 cents per litre for diesel. The British Columbia rates do not include regional taxes that effectively increase the gasoline and diesel tax rates by 9 cents per litre in the South Coast British Columbia transportation service region and by 3.5 cents per litre in the Capital Regional District. The tax rates for Ontario, Quebec, New Brunswick, Nova Scotia and Newfoundland include provincial sales tax based on average pump prices as of January 2011. In British Columbia, gasoline and diesel fuel are eligible for a point of sale rebate of the provincial portion of the HST. The PEI rate consists of an ad valorem tax rate capped at 8.7 cents per litre and a volume-based motor fuel tax rate set at 7.1 cents per litre for gasoline and 11.5 cents per litre for diesel fuel.

(8)   The rates shown are statutory rates. Quebec and PEI impose tax on the purchase price including GST. British Columbia and Ontario harmonized their sales taxes with the federal GST effective July 1, 2010 at 7 per cent and 8 per cent, respectively, for total HST rates of 12 per cent and 13 per cent. Alberta imposes a 4 per cent tax on short-term rental accommodation.

(9)   Includes estimated provincial sales tax in all provinces except Alberta, Quebec and Prince Edward Island.

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A3 Comparison of Provincial and Federal Taxes by Province — 2011

Tax	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	New- foundland
	( $ )
Two Income Family of Four - $90,000
1. Provincial Income Tax	3,166	4,462	4,668	6,792	4,263	7,840	5,815	6,889	6,877	5,794
Net Child Benefits	0	203	0	—	0	-1,735	0	0	—	0
2. Property Tax - Gross	3,429	2,634	4,240	3,144	4,831	4,679	4,591	3,864	3,366	2,455
- Net	2,859	2,634	4,240	2,544	4,831	4,679	4,591	3,864	3,366	2,455
3. Sales Tax	1,596	12	974	1,362	1,982	2,309	1,948	2,286	1,629	1,949
4. Fuel Tax	218	135	225	173	342	360	278	356	237	377
5. Net Carbon Tax	136	—	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	7,975	7,446	10,107	10,871	11,418	13,453	12,632	13,395	12,109	10,575
7. Health Care Premiums/Payroll Tax	1,452	0	—	1,935	1,755	3,834	—	—	—	1,800
8. Total Provincial Tax	9,427	7,446	10,107	12,806	13,173	17,287	12,632	13,395	12,109	12,375
9. Federal Income Tax	7,996	7,996	7,996	7,996	7,996	7,996	7,996	7,996	7,996	7,996
10. Net Federal GST	1,283	1,380	1,311	1,232	1,275	1,247	1,232	1,186	1,217	1,233
11. Total Tax	18,706	16,822	19,414	22,034	22,444	26,530	21,860	22,577	21,322	21,604

Two Income Family of Four - $60,000
1. Provincial Income Tax	1,302	1,945	1,794	3,637	1,484	3,912	3,231	3,580	3,794	3,112
Net Child Benefits	0	-201	0	—	0	-2,835	0	0	—	0
2. Property Tax - Gross	2,496	2,137	2,825	2,542	3,465	3,217	2,553	2,424	2,677	1,689
- Net	1,926	2,137	2,825	1,942	3,465	3,217	2,553	2,424	2,677	1,689
3. Sales Tax	1,254	10	703	1,093	1,601	1,972	1,549	1,842	1,304	1,554
4. Fuel Tax	218	135	225	173	342	360	278	356	237	377
5. Net Carbon Tax	122	—	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	4,822	4,026	5,547	6,845	6,892	6,626	7,611	8,202	8,012	6,732
7. Health Care Premiums/Payroll Tax	1,452	0	—	1,290	1,170	2,556	—	—	—	1,200
8. Total Provincial Tax	6,274	4,026	5,547	8,135	8,062	9,182	7,611	8,202	8,012	7,932
9. Federal Income Tax	3,894	3,894	3,894	3,894	3,894	3,894	3,894	3,894	3,894	3,894
10. Net Federal GST	1,008	1,154	1,061	989	1,029	1,065	980	955	974	983
11. Total Tax	11,176	9,074	10,502	13,018	12,985	14,141	12,485	13,051	12,880	12,809

Two Income Family of Four - $30,000
1. Provincial Income Tax	0	0	0	502	-151	-463	300	720	861	963
Net Child Benefits	0	-1,149	0	—	-1,483	-3,264	0	0	—	0
2. Property Tax - Gross	2,496	2,137	2,825	2,542	3,465	3,217	2,553	2,424	2,677	1,689
- Net	1,926	2,137	2,825	1,942	3,465	3,217	2,553	2,424	2,677	1,689
3. Sales Tax	213	8	-32	832	396	1,294	1,174	1,387	983	1,145
4. Fuel Tax	145	90	150	115	228	240	185	237	158	251
5. Net Carbon Tax	-197	—	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	2,087	1,086	2,943	3,391	2,455	1,024	4,212	4,768	4,679	4,048
7. Health Care Premiums/Payroll Tax	0	0	—	645	585	1,278	—	—	—	600
8. Total Provincial Tax	2,087	1,086	2,943	4,036	3,040	2,302	4,212	4,768	4,679	4,648
9. Federal Income Tax	488	488	488	488	488	488	488	488	488	488
10. Net Federal GST	11	145	25	-20	50	119	-30	-52	-37	-48
11. Total Tax	2,586	1,719	3,456	4,504	3,578	2,909	4,670	5,204	5,130	5,088

Unattached Individual - $25,000
1. Provincial Income Tax	371	516	947	913	600	999	924	1,223	1,414	1,090
2. Property Tax	—	—	—	—	—	—	—	—	—	—
3. Sales Tax	491	4	114	488	598	515	700	816	573	692
4. Fuel Tax	145	90	150	115	228	240	185	237	158	251
5. Net Carbon Tax	-21	—	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	986	610	1,211	1,516	1,426	1,754	1,809	2,276	2,145	2,033
7. Health Care Premiums/Payroll Tax	145	0	—	538	488	1,065	—	—	—	500
8. Total Provincial Tax	1,131	610	1,211	2,054	1,914	2,819	1,809	2,276	2,145	2,533
9. Federal Income Tax	1,582	1,582	1,582	1,582	1,582	1,582	1,582	1,582	1,582	1,582
10. Net Federal GST	82	106	84	70	73	64	60	45	51	55
11. Total Tax	2,795	2,298	2,877	3,706	3,569	4,465	3,451	3,903	3,778	4,170

Budget and Fiscal Plan — 2011/12 to 2013/14

Appendices

Table A3 Comparison of Provincial and Federal Taxes by Province — 2011 — Continued

Tax	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	New- foundland
	( $ )
Unattached Individual - $80,000
1. Provincial Income Tax	4,047	5,372	6,943	7,901	5,434	9,154	6,715	8,458	8,124	6,914
2. Property Tax - Gross	1,708	2,115	3,065	3,754	3,358	4,270	2,075	3,184	2,467	1,734
- Net	1,138	2,115	3,065	3,154	3,358	4,270	2,075	3,184	2,467	1,734
3. Sales Tax	1,439	10	810	1,159	1,757	1,856	1,718	1,946	1,397	1,709
4. Fuel Tax	218	135	225	173	342	360	278	356	237	377
5. Net Carbon Tax	136	—	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	6,978	7,632	11,043	12,387	10,891	15,640	10,786	13,944	12,225	10,734
7. Health Care Premiums/Payroll Tax	726	0	—	1,720	1,560	3,408	—	—	—	1,600
8. Total Provincial Tax	7,704	7,632	11,043	14,107	12,451	19,048	10,786	13,944	12,225	12,334
9. Federal Income Tax	11,116	11,116	11,116	11,116	11,116	11,116	11,116	11,116	11,116	11,116
10. Net Federal GST	1,170	1,218	1,130	1,083	1,134	1,015	1,095	1,028	1,065	1,089
11. Total Tax	19,990	19,966	23,289	26,306	24,701	31,179	22,997	26,088	24,406	24,539

Senior Couple with Equal Pension Incomes - $30,000
1. Provincial Income Tax	0	0	0	-316	-1,415	-747	0	0	147	0
2. Property Tax - Gross	2,496	2,137	2,825	2,542	3,465	3,217	2,553	2,424	2,677	1,689
- Net	1,651	2,137	2,825	1,942	3,465	3,217	2,553	2,424	2,677	1,689
3. Sales Tax	752	7	152	870	959	1,121	1,260	1,523	1,038	1,298
4. Fuel Tax	145	90	150	115	228	240	185	237	158	251
5. Net Carbon Tax	-131	—	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	2,417	2,234	3,127	2,611	3,237	3,831	3,998	4,184	4,020	3,238
7. Health Care Premiums/Payroll Tax	0	0	—	—	—	—	—	—	—	—
8. Total Provincial Tax	2,417	2,234	3,127	2,611	3,237	3,831	3,998	4,184	4,020	3,238
9. Federal Income Tax	0	0	0	0	0	0	0	0	0	0
10. Net Federal GST	343	367	332	342	320	303	295	287	298	320
11. Total Tax	2,760	2,601	3,459	2,953	3,557	4,134	4,293	4,471	4,318	3,558

Personal Income Tax

•      Income tax is based on basic personal credits, applicable credits and typical major deductions at each income level. Quebec residents pay federal income tax less an abatement of 16.5 per cent of basic federal tax. This abatement has been used to reduce Quebec provincial tax rather than federal tax, for comparative purposes. The two income family of four with $60,000 annual income is assumed to have one spouse earning $40,000 and the other $20,000, the family with $90,000 income is assumed to have one spouse earning $50,000 and the other $40,000, the family with $30,000 is assumed to have each spouse earning $15,000 and each senior is assumed to receive $15,000. All representative families are assumed to have employment income except the senior couple.

Net Child Benefits

•      Net child benefits are provincial measures affecting payments to families with children. Provincial child benefit measures are available in British Columbia (BC Family Bonus), Alberta (Family Employment Credit), Saskatchewan (Child Benefit), Ontario (Child Benefit), Quebec (Child Assistance Payments), New Brunswick (Child Tax Benefit), Nova Scotia (Child Benefit) and Newfoundland (Child Benefit). In addition, the Alberta government has chosen to vary the amount of the basic federal child tax benefit that its residents receive (shown as a net amount).

Property Tax

•      It is assumed that the individual at $25,000 rents accommodation; the family at $30,000 and at $60,000 and the senior couple own bungalows; the family at $90,000 owns a two-story executive style home; and the single at $80,000 owns a luxury condominium, in a major city for each province. Net local and provincial property taxes are estimated as taxes owing after credits provided through the property tax system are subtracted.

Sales, Fuel and Carbon Tax Estimates

•      Includes sales tax on meals, liquor and accommodation. Estimates are based on expenditure patterns from the Survey of Household Spending. In estimating individual and family taxable consumption, disposable income is reduced by 20 per cent to reflect housing (mortgage and property taxes or rent) costs. The senior couple is assumed to own their home and have no mortgage costs. For each province, disposable income is further reduced by estimated federal income taxes, estimated provincial income taxes and health care premiums if applicable. In addition, the single individual with $80,000 annual income and the family with $90,000 annual income are assumed to have savings equal to 5 per cent of their disposable income. For each family, disposable income is distributed among expenditures using the consumption pattern of a typical family with the relevant characteristics as estimated by the family expenditure survey and the relevant sales tax component is extracted. Sales tax includes provincial retail sales taxes in Saskatchewan, Manitoba and Prince Edward Island, Quebec’s value added tax, the provincial component of the HST in BC, Ontario, New Brunswick, Nova Scotia and Newfoundland, Alberta’s Tourism Levy and the federal GST. Sales tax estimates have been reduced by sales tax credits where applicable.

•      Fuel tax is based on annual consumption: 1,000 litres of unleaded fuel for the single at $25,000, the family at $30,000 and the senior couple; others are assumed to consume 1,500 litres.

•      Carbon tax applies in British Columbia to household consumption of gasoline, natural gas and home heating fuel. Estimated carbon tax liabilities are based on natural gas and home heating fuel consumption amounts from the Survey of Household Spending and the assumed fuel consumption noted above. Net carbon tax is estimated as carbon tax liabilities less the BC Low income Climate Action Tax Credit where applicable. In previous years, the five per cent personal income tax cut in the first two tax bracket rates was shown as a reduction in carbon tax.

Health Care Premiums/Payroll Tax

•      A health care premium is levied in British Columbia only. Approximately 50 per cent of British Columbia premiums are paid by employers on behalf of their employees with the remainder paid by individuals, either by employees or by residents who are not employed. Payroll taxes, in the four provinces that levy them, are paid by the employer. Employer-paid payroll taxes and health care premiums are generally reflected in reduced wages.

Effective Tax Rates

•      British Columbia taxes have been calculated using rates in effect for 2011. Taxes for other provinces were calculated using rates that were announced prior to February 1, 2011, and that come into effect during 2011.

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A4        Interprovincial Comparisons of Provincial Personal Income Taxes Payable (1) — 2011
(Rates known as of February 1, 2011)

Taxable income (2)	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec(3)	New Brunswick	Nova Scotia	Prince Edward Island	New- foundland
	Annual provincial taxes payable(4) ($)
$10,000	0	0	0	22	0	0	0	0	0	116
$20,000	86	185	582	1,126	491	702	513	881	1,090	835
$30,000	864	1,118	1,608	2,162	1,262	2,059	1,662	1,777	2,004	1,553
$40,000	1,437	2,050	2,634	3,345	1,974	3,386	2,682	3,212	3,238	2,660
$50,000	2,183	3,002	3,862	4,568	3,015	5,044	3,847	4,665	4,571	3,872
$60,000	2,953	4,002	5,162	5,843	3,930	6,684	5,057	6,174	5,951	5,122
$70,000	3,723	5,002	6,462	7,257	4,893	8,328	6,267	7,841	7,506	6,422
$80,000	4,708	6,002	7,762	8,997	6,292	10,009	7,494	9,508	9,176	7,752
$100,000	7,113	8,002	10,362	12,477	9,774	13,981	9,974	13,190	12,517	10,412
$125,000	10,769	10,502	13,774	16,827	14,126	18,918	13,087	18,002	17,110	13,737
$150,000	14,444	13,002	17,524	21,177	18,479	23,751	16,262	22,815	21,702	17,062

	Provincial personal income taxes as a per cent of taxable income (%)
$10,000	0.0	0.0	0.0	0.2	0.0	0.0	0.0	0.0	0.0	1.2
$20,000	0.4	0.9	2.9	5.6	2.5	3.5	2.6	4.4	5.5	4.2
$30,000	2.9	3.7	5.4	7.2	4.2	6.9	5.5	5.9	6.7	5.2
$40,000	3.6	5.1	6.6	8.4	4.9	8.5	6.7	8.0	8.1	6.7
$50,000	4.4	6.0	7.7	9.1	6.0	10.1	7.7	9.3	9.1	7.7
$60,000	4.9	6.7	8.6	9.7	6.6	11.1	8.4	10.3	9.9	8.5
$70,000	5.3	7.1	9.2	10.4	7.0	11.9	9.0	11.2	10.7	9.2
$80,000	5.9	7.5	9.7	11.2	7.9	12.5	9.4	11.9	11.5	9.7
$100,000	7.1	8.0	10.4	12.5	9.8	14.0	10.0	13.2	12.5	10.4
$125,000	8.6	8.4	11.0	13.5	11.3	15.1	10.5	14.4	13.7	11.0
$150,000	9.6	8.7	11.7	14.1	12.3	15.8	10.8	15.2	14.5	11.4

(1)   Calculated for a single individual with wage income and claiming credits for Canada Pension Plan and Quebec Pension Plan contributions, Employment Insurance premiums, Quebec Parental Insurance Plan premiums, and the basic personal amount.

(2)   Taxable income, total income less allowable deductions, is defined by federal legislation in all provinces except Quebec. In the table it is assumed that federally defined taxable income is equal to Quebec taxable income.

(3)   Quebec residents pay federal tax less an abatement of 16.5 per cent of federal tax. In the table, the Quebec abatement has been used to reduce Quebec provincial personal income tax for comparative purposes.

(4)   Includes provincial low income reductions (all provinces except Alberta and Saskatchewan), surtaxes payable in Ontario, Nova Scotia and Prince Edward Island, and the Ontario Health Premium tax. Excludes credits for sales and property tax credits.

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A5 Fiscal Plan Update — Changes from Budget 2010

($ millions)	2010/11	2011/12	2012/13	2013/14

Budget 2010 — Five Year Fiscal Plan	(1,715)	(945)	(145)	410
First Quarterly Report — Five Year Fiscal Plan Update	335	135	15	80
Updated fiscal plan before revenue changes and spending initiatives	(1,380)	(810)	(130)	490
Revenue changes:
Personal income tax	(387)	(257)	(280)	(313)
Corporate income tax	117	(54)	(204)	(305)
Harmonized sales tax	352	419	419	443
Property transfer tax	(50)	(170)	(173)	(203)
Other tax sources	32	(30)	(29)	(14)
Natural gas royalties	(167)	(347)	(478)	(475)
Crown land tenures	(9)	(40)	(85)	(127)
Forests	(40)	(84)	(107)	(75)
Other natural resources	(34)	(30)	(34)	(14)
Fees, licenses, investment earnings and miscellaneous sources	140	222	142	121
Health and social transfers	41	30	29	29
Other federal government transfers	(6)	123	79	100
Commercial Crown agencies operating results:
BC Hydro — mainly impact on return on equity from the change to assets-in-service basis for rate setting purposes	(33)	(58)	(71)	(87)
LDB — reflects consumer spending trends	(66)	(60)	(56)	(47)
ICBC — mainly higher premiums earned and higher investment income	22	52	65	57
Other commercial Crown agencies changes	16	25	(7)	58
Total revenue changes	(72)	(259)	(790)	(852)
Reverse impact of allocating of available revenue	—	650	700	750
Projected spending lift in 2013/14	—	—	—	624
Forecast allowance updates	150	(50)	50	50
Less: expense increases (decreases):
Consolidated Revenue Fund changes:
Firefighting costs	(52)	—	—	—
Emergency program costs for floods and interface fires	39	—	—	—
Health funding increase	—	—	—	605
Additional income assistance for families in need	—	20	30	15
Benefits cost savings	(25)	(23)	(23)	(23)
Other spending changes	—	14	4	(42)
Contingencies Vote allocations	—	150	—	—
Management of public debt (net)	(43)	9	13	70
Adjustment of prior year accruals	(55)	—	—	—
Spending funded by third party recoveries	67	180	129	156
Increase in operating transfers to service delivery agencies	115	(433)	(320)	(777)
Changes in spending profile of service delivery agencies:
School districts	65	(2)	(2)	(2)
Universities	18	53	72	73
Colleges and institutes	10	5	5	8
Health authorities and hospital societies	(62)	288	315	753
Other service delivery agencies	(114)	195	47	51
Total expense increases (decreases)	(37)	456	270	887
Budget 2011 updated fiscal plan surplus (deficit)	(1,265)	(925)	(440)	175

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A6 Material Assumptions — Revenue (1)

	Restated	Updated	Budget
Revenue Source and Assumptions	Budget	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2010/11		2011/12	2012/13	2013/14	Sensitivities 2011/12
Personal income tax	$5,861	$5,354	$5,796	$6,189	$6,596
Current calendar year assumptions
Personal income growth	2.7%	3.0%	3.5%	4.5%	4.4%	+/- 1% change in 2011 BC
Labour income growth	2.8%	3.4%	4.0%	4.7%	4.6%	personal income growth
Tax base growth	2.9%	2.1%	3.4%	5.5%	5.4%	equals +/- $50 to $100 million
Average tax yield	5.05%	4.81%	4.85%	4.88%	4.92%
Current-year tax	$6,041	$5,780	$6,024	$6,404	$6,798	+/- 1% change in 2010 BC
BC Tax Reduction	-$129	-$139	-$141	-$144	-$147	personal or taxable income
Low income climate action tax credit	-$153	-$164	-$175	-$182	-$182	growth equals +/- $50 to $100
BC HST/sales tax credit	-$146	-$149	-$288	-$285	-$285	million one-time effect
Other tax credits and refunds	-$100	-$100	-$98	-$93	-$93	(prior-year adjustment)
Policy neutral elasticity *	1.4	1.0	1.2	1.4	1.4	and could result in an
Fiscal year assumptions						additional +/- $50 to $75 million
Prior-year adjustment		-$230				base change in 2011/12
Family Bonus offset	-$7	-$7	-$5	-$4	-$4

	2009 Assumptions
2009 Tax-year
Personal income growth	-1.5%	-0.1%
Tax base growth	-2.3%	-1.0%
Average 2009 tax yield	5.12%	4.88%
2009 tax	$5,955	$5,747
BC Tax Reduction	-$127	-$136
Low income climate action tax credit	-$153	-$153
Sales tax credit	-$53	-$56
Other tax credits and refunds	-$106	-$77

*                           Ratio of annual per cent change in current-year revenue to annual per cent change in personal income (calendar year).

Corporate income tax	$847	$1,638	$1,571	$1,872	$1,461
Components of revenue (fiscal year)
Advance instalments	$1,157	$1,380	$1,498	$1,677	$1,638
International Business Activity Act refunds	-$10	-$15	-$20	-$20	-$15
Prior-year adjustment	-$300	$273	$93	$215	-$162
Current calendar year assumptions
National tax base ($ billions)	$169.7	$186.5	$216.8	$234.3	$254.3	+/- 1% change in the 2011
BC instalment share of national tax base	11.8%	11.8%	11.6%	13.6%	12.9%	national tax base equals
Effective tax rates (general/small business)	10.5 / 2.5	10.5 / 2.5	10.0 / 2.5	10.0 / 0.6	10.0 / 0.0	+/- $10 to $20 million
BC tax base growth (post federal measures)	12.8%	15.3%	9.5%	5.2%	8.6%
BC corporate profits growth	12.7%	19.4%	8.6%	6.5%	6.8%	+/- 1% change in the 2010
BC Tax credits						BC tax base equals +/- $20
Film, Television and Production Services	-$163	-$190	-$199	-$209	-$219	to $30 million in 2011/12
Scientific Research and Experimental Development	-$140	-$159	-$143	-$153	-$163
Interactive Digital Media	$0	-$5	-$35	-$35	-$35
Other	-$26	-$43	-$50	-$50	-$50

	2009 Assumptions
2009 Tax-year
BC tax base growth	-26.2%	-5.2%
BC corporate profits growth	-35.8%	-21.3%
Gross 2009 tax	$1,348	$1,800
Prior-year adjustments	-$300	$273
BC Tax credits
Film, Television and Production Services	-$143	-$177
Scientific Research and Experimental Development	-$130	-$134
Other	-$21	-$35

Revenue is recorded on a cash basis. Due to lags in the federal collection and instalment systems, changes to the BC corporate profits and tax base forecasts affect revenue in the succeeding year. The 2011/12 instalments from the federal government reflect 9 months of payments related to the 2011 tax year (Apr/11-Dec/11) and 3 months of payments related to the 2012 tax year (Jan/12-Mar/12). Instalments for the 2011 (2012) tax year are based on BC’s share of the national tax base for the 2009 (2010) tax year and a forecast of the 2011 (2012) national tax base. BC’s share of the 2009 national tax base was 11.6%, based on tax assessments as of December 31, 2010. Cash adjustments for any under/over payments from the federal government in respect of 2010 will be received/paid on March 30, 2012.

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A6 Material Assumptions — Revenue (1) — Continued

	Restated	Updated	Budget
Revenue Source and Assumptions	Budget	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2010/11		2011/12	2012/13	2013/14	Sensitivities 2011/12
Harmonized sales tax	$3,784	$4,171	$5,820	$6,164	$6,516
Calendar Year						+/- 1% change in consumer
Nominal consumer expenditure	4.3%	4.0%	4.6%	5.0%	4.9%	expenditure growth equals up to
Nominal residential investment	17.9%	21.7%	3.7%	6.7%	5.2%	+/- $35 million
Above two bases represent about 84% of the total base
HST Rebates (% rebate of the provincial portion of the HST paid)						+/- 1% change in residential
Municipalities	75%	75%	75%	75%	75%	construction growth equals up to
Charities and non-profit organizations	57%	57%	57%	57%	57%	+/- $15 million
New housing (up to $26,250)	71.43%	71.43%	71.43%	71.43%	71.43%
School authorities	87%	87%	87%	87%	87%
Universities and public colleges	75%	75%	75%	75%	75%
Hospital authorities	58%	58%	58%	58%	58%
Components of revenue
Gross	$4,914	$5,217	$7,230	$7,646	$8,068
Input tax credit denial (temporary)	$118	$88	$163	$171	$180
Rebates:
• Point of sale	$(248)	$(258)	$(359)	$(376)	$(395)
• Municipalities, charities & non profit organizations	$(220)	$(224)	$(311)	$(327)	$(343)
• SUCH sector	$(167)	$(167)	$(233)	$(244)	$(256)
• New housing	$(438)	$(342)	$(475)	$(506)	$(533)
• Residential energy use	$(175)	$(143)	$(195)	$(200)	$(205)
Other sales taxes	$1,399	$1,399	$116	$87	$88
Components of social service tax revenue
Consolidated Revenue Fund	$1,271	$1,332	$30	$0	$0
BC Transportation Financing Authority	$3	$4	$0	$0	$0
Tax on designated property (12% rate)	$125	$63	$86	$87	$88
Fuel and carbon taxes	$1,604	$1,686	$1,914	$2,135	$2,217
Calendar Year
Real GDP	2.2%	3.1%	2.0%	2.6%	2.7%
Gasoline volumes	-1.0%	0.2%	1.0%	1.0%	1.0%
Diesel volumes	1.0%	14.5%	3.0%	2.0%	2.0%
Natural gas volumes	2.0%	6.8%	1.0%	1.0%	1.0%
Carbon tax rates (July 1)
Carbon dioxide equivalent emissions ($/tonne)	$20	$20	$25	$30	$30
Natural gas (cents/gigajoule)	99.32 ¢	99.32 ¢	124.15 ¢	148.98 ¢	148.98 ¢
Gasoline (cents/litre)	4.45 ¢	4.45 ¢	5.56 ¢	6.67 ¢	6.67 ¢
Light fuel oil (cents/litre)	5.11 ¢	5.11 ¢	6.39 ¢	7.67 ¢	7.67 ¢
Carbon tax revenue	$727	$740	$950	$1,166	$1,232
Carbon tax rates change on July 1
Components of fuel tax revenue
Consolidated Revenue Fund	$452	$495	$506	$504	$514
BC Transit	$11	$11	$11	$12	$12
BC Transportation Financing Authority	$414	$440	$447	$453	$459
	$877	$946	$964	$969	$985
Property taxes	$1,906	$1,891	$1,898	$1,987	$2,080
Calendar Year
BC Consumer Price Index	1.8%	1.3%	2.0%	2.0%	2.1%	+/- 1% change in new
Housing starts	20,480	26,479	24,946	26,538	27,144	construction and inflation
Home owner grants (fiscal year)	$-723	$-736	$-816	$-836	$-857	equals up to +/- $5 million
						in residential property
Components of revenue						taxation revenue
Residential (net of home owner grants)	$669	$668	$635	$668	$703
Non-residential	$987	$988	$1,007	$1,040	$1,076	+/- 1% change in new
Rural area	$83	$82	$84	$86	$88	construction and inflation
Police	$23	$23	$23	$23	$23	equals up to +/- $5 million
BC Assessment Authority	$76	$76	$77	$79	$82	in non-residential property
BC Transit	$70	$56	$74	$93	$110	taxation revenue
Commissions	$(2)	$(2)	$(2)	$(2)	$(2)

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A6 Material Assumptions — Revenue (1) — Continued

Revenue Source and Assumptions	Restated Budget	Updated Forecast	Budget Estimate	Plan	Plan
($ millions unless otherwise specified)	2010/11		2011/12	2012/13	2013/14	Sensitivities 2011/12
Other taxes	$2,021	$2,027	$1,899	$1,954	$1,986
Calendar Year
Population	1.5%	1.6%	1.5%	1.4%	1.4%
BC Consumer Price Index	1.8%	1.3%	2.0%	2.0%	2.1%
BC housing starts	27.4%	64.7%	-5.8%	6.4%	2.3%
Real GDP	2.2%	3.1%	2.0%	2.6%	2.7%
Nominal GDP	4.5%	5.6%	4.1%	4.9%	4.8%

Components of revenue
Property transfer	$900	$850	$810	$854	$876
Tobacco (net of commissions)	$686	$737	$676	$676	$676
Corporation capital	$0	$4	$0	$0	$0
Insurance premium	$403	$403	$413	$424	$434
Hotel room (net of commissions)	$32	$33	$0	$0	$0
Energy, sales of Crown land tenures, metals, minerals and other	$2,320	$1,932	$2,145	$2,278	$2,549
Natural gas price						+/- $1.00 change in the
Plant inlet, $Cdn/gigajoule	$4.29	$2.71	$3.02	$3.60	$4.20	natural gas price equals
Sumas, $US/ MMBtu	$5.71	$3.99	$4.41	$5.00	$5.52	+/- $315 to $365 million
Natural gas volumes (petajoules)						+/- 1% change in natural gas
Base gas production	517	501	417	322	268	volumes equals +/- $5 to $20
Incremental gas production	686	664	1,059	1,313	1,515	million
Total gas volume production	1,203	1,165	1,476	1,635	1,783	+/- 1 cent change in the
Annual per cent change	7.9%	7.0%	26.7%	10.8%	9.1%	exchange rate equals
						+/- $10 to $15 million on
Oil price ($US/bbl at Cushing, Ok)	$80.02	$80.64	$86.46	$88.23	$90.68	natural gas royalties
Auctioned land base (000 hectares)	582	448	612	608	508
Average bid price/hectare ($)	$1,200	$1,908	$500	$550	$575
Cash sales of Crown land tenures	$698	$855	$306	$334	$292
Metallurgical coal price ($US/tonne, fob west coast)	$167	$212	$224	$218	$212
Copper price ($US/lb)	$3.19	$3.44	$3.65	$3.40	$3.04
Annual electricity volumes set by treaty	4.6	4.6	4.5	4.3	4.3	+/- 10% change in the average
(million mega-watt hours)						Mid-Columbia electricity price
Mid-Columbia electricity price	$53	$34	$37	$43	$46	equals +/- $10 to $20 million
($US/mega-watt hour)
Exchange rate (US¢/ Cdn$, calendar year)	97.4	97.1	99.7	100.5	97.6

Components of revenue						Based on a recommendation
Natural gas royalties	$698	$365	$447	$597	$856	from the Auditor General to be
Bonus bids, fees and rentals	$993	$926	$929	$896	$898	consistent with generally
Petroleum royalties	$68	$83	$84	$81	$79	accepted accounting principles,
Columbia River Treaty electricity sales	$230	$145	$150	$170	$185	bonus bid revenue recognition
Coal	$226	$293	$387	$370	$372	reflects nine-year deferral of
Minerals, metals and other	$71	$84	$107	$121	$113	cash receipts from the sale of
Oil and Gas Commission fees and levies	$34	$36	$41	$43	$46	Crown land tenures

Royalty programs and infrastructure credits
Summer drilling	$-37	$-37	$-40	$-43	$-42
Deep drilling	$-130	$-85	$-130	$-215	$-299
Road and pipeline infrastructure	$-115	$-50	$-120	$-146	$-99
Total	$-282	$-172	$-290	$-404	$-440
Implicit average natural gas royalty rate	13.5%	11.5%	10.0%	10.1%	11.4%

Royalty program (marginal, low productivity and ultra marginal drilling) adjustments reflect reduced royalty rates. Natural gas royalties incorporate royalty programs and Treasury Board approved infrastructure credits.

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A6 Material Assumptions — Revenue (1) — Continued

Revenue Source and Assumptions	Restated Budget	Updated Forecast	Budget Estimate	Plan	Plan
($ millions unless otherwise specified)	2010/11		2011/12	2012/13	2013/14	Sensitivities 2011/12
Forests	$491	$422	$526	$534	$590
Prices (calendar year average)						+/- US$50 change in SPF
SPF 2x4 ($US/1000 bd ft)	$225	$256	$263	$288	$300	price equals +/- $25 to
Random Lengths Composite ($US/thousand board feet)	$260	$283	$298	$323	$335	$50 million +/- US$50 change in hemlock
Hemlock price ($US/1000 bd ft)	$750	$777	$713	$675	$675	price equals +/- $5 to $10
Pulp ($US/tonne)	$763	$932	$888	$738	$700	million
Coastal log ($Cdn/cubic metre)						+/- US$50 change in pulp price
(Vancouver Log Market, fiscal year)	$66	$69	$69	$73	$77	equals +/-$5 to $10 million
						+/- Cdn$10 change in average
Fiscal Year Trade Assumptions						log price equals +/-$10 to
Export tax rate (effective rate)	15.0%	12.9%	11.3%	6.3%	5.0%	$20 million
Lumber shipments and consumption (billion board feet)						+/- 1 cent change in
U.S. lumber consumption	35.1	33.3	33.9	37.7	39.7	exchange rate equals
BC surge trigger volumes	7.4	7.1	7.2	8.0	8.4	+/- $5 to $10 million on
BC lumber exports to US	6.2	5.3	6.4	7.5	8.5	stumpage revenue
						+/- 10% change in Interior
Crown harvest volumes (million cubic metres)						harvest volumes equals
Interior	37.2	46.0	47.4	47.9	47.9	+/- $10 to $15 million
Coast	7.8	11.5	11.6	12.1	12.1	+/- 10% change in Coastal
Total	45.0	57.5	59.0	60.0	60.0	harvest volumes equals
BC Timber Sales (included in above)	10.9	11.8	11.8	11.9	12.0	+/- $3 to $10 million

Components of revenue						The above sensitivities relate
Tenures	$148	$101	$157	$206	$260	to stumpage revenue only.
BC Timber Sales	$137	$144	$158	$169	$170	Depending on market
Federal border tax (SLA 2006)	$181	$141	$174	$120	$116	conditions, changes in
Logging tax	$4	$10	$12	$15	$20	stumpage revenues may be
Other CRF revenue	$10	$12	$14	$13	$13	offset by changes in border
Recoveries	$11	$14	$11	$11	$11	tax revenues.
Other natural resources	$397	$400	$429	$457	$470
Components of revenue
Water rental and licences*	$332	$339	$362	$390	$403
Recoveries	$46	$38	$48	$48	$48
Angling and hunting permits and licences	$12	$12	$12	$12	$12
Recoveries	$7	$11	$7	$7	$7

* BC Hydro rate increases are indexed to Consumer Price Index.

Other revenue	$7,826	$8,147	$8,702	$8,641	$8,982
Components of revenue
Fees and licences
Consolidated Revenue Fund	$2,495	$2,558	$2,699	$2,826	$2,947
Recoveries	$212	$236	$218	$158	$149
Crown corporations and agencies	$98	$102	$106	$110	$111
Other service delivery agencies	$1,551	$1,651	$1,684	$1,721	$1,759
Investment earnings
Consolidated Revenue Fund	$47	$70	$78	$87	$94
Fiscal agency loans & sinking funds earnings	$726	$700	$814	$934	$1,091
Crown corporations and agencies	$37	$39	$36	$38	$40
Other service delivery agencies	$100	$82	$109	$111	$109
Sales of goods and services	$701	$719	$738	$760	$776
Miscellaneous
Consolidated Revenue Fund	$194	$183	$188	$195	$200
Recoveries	$464	$546	$510	$484	$475
Crown corporations and agencies	$75	$87	$385	$72	$81
Other service delivery agencies	$1,126	$1,174	$1,137	$1,145	$1,150

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A6 Material Assumptions — Revenue (1) — Continued

Revenue Source and Assumptions	Restated Budget	Updated Forecast	Budget Estimate	Plan	Plan
($ millions unless otherwise specified)	2010/11		2011/12	2012/13	2013/14	Sensitivities 2011/12
Health and social transfers	$5,165	$5,168	$5,398	$5,696	$6,011
National Cash Transfers
Canada Health Transfer (CHT)	$25,426	$25,426	$26,952	$28,569	$30,283
Wait Times Reduction Transfer (WTRT)	$250	$250	$250	$250	$250	+/- 0.1% change in BC’s
Canada Social Transfer (CST)	$11,179	$11,179	$11,514	$11,859	$12,215	population share equals
BC share of national population (June 1)	13.26%	13.28%	13.34%	13.40%	13.45%	+/- $45 to $50 million
BC health and social transfers revenue
CHT	$3,597	$3,600	$3,806	$4,051	$4,312
WTRT	$33	$33	$33	$33	$34
CST	$1,482	$1,485	$1,536	$1,589	$1,643
Prior-year adjustments		- $1
Health deferral
Diagnostic and Medical Equipment	$16	$16	$16	$16	$15
Medical Equipment Trust	$7	$7	$7	$7	$7
Human Papillomavirus Immunization Trust	$13	$11	—	—	—
Patient Wait Times Guarantee Trust	$17	$17	—	—	—
Other federal contributions	$2,520	$2,735	$2,182	$1,519	$1,548
Components of revenue
HST Transitional Funding	$769	$769	$580	—	—
Other Consolidated Revenue Fund	$176	$261	$192	$165	$152
Labour Market Development Agreement	$296	$346	$296	$297	$297
Local Government Services and Transfers	$172	$173	$50	$50	$50
Canada-BC Co-operation on Immigration	$104	$104	$97	$97	$96
Labour Market Agreement	$66	$66	$66	$66	$66
Strategic Training and Transition Fund	—	$30	—	—	—
Police Officer’s Recruitment Fund	$21	$23	—	—	—
Community Development Trust	$13	$19	$5	—	—
Community Adjustment Fund Agreement	$15	$15	—	—	—
Other recoveries	$167	$197	$182	$183	$216
Crown corporations and agencies	$308	$254	$236	$176	$183
Other service delivery agencies	$413	$478	$478	$485	$488
Service delivery agency direct revenue	$5,017	$5,209	$5,559	$5,298	$5,406
School districts	$484	$511	$481	$482	$481
Post-secondary institutions	$2,460	$2,623	$2,685	$2,741	$2,795
Health authorities and hospital societies	$734	$743	$735	$740	$738
BC Transportation Financing Authority	$460	$497	$493	$505	$522
Other service delivery agencies	$879	$835	$1,165	$830	$870
Commercial Crown corporation net income	$3,012	$2,923	$2,941	$2,933	$2,997
BC Hydro	$617	$571	$611	$584	$626
reservoir water inflows	100%	83%	100%	100%	100%	+/-1% in hydro generation
						= +/- $10 million
mean gas price	5.44	4.06	4.61	5.09	5.36	+/-10% = -/+ $5 million
(Sumas, $US/MMbtu — BC Hydro forecast based on NYMEX forward selling prices)
electricity prices	42.13	32.35	35.77	39.80	42.51	+/-$1/MWh in electricity trade
(Mid-C, $US/MWh)						margins = +/-$35 million
assumed rate increases:
• base rate	6.11%	4.67% *	9.73%	9.73%	9.73%
• rate rider changes from prior year	3.00%	2.53%	-1.03%	0.00%	0.00%

Assumed base rate increases for 2011/12 through 2013/14 reflect the notional annual increases that would be required for BC Hydro to earn its allowed return on equity as mandated by the BCUC. These increases are included for planning purposes only.

Actual rate increases in these years will be determined by future applications to, and approval from, the BCUC.

* Represents 6.11% approved rate increase and a 4.71% credit for the January 1 to March 31, 2011 period.

ICBC	$303	$361	$290	$277	$235
vehicle growth	+1.3%	+1.7%	+1.8%	+2.0%	+2.0%	+/-1% = +/-$37 to $39 million
current claims cost percentage change	+3.7%	+4.0%	+1.2%	+3.4%	+4.1%	+/-1% = -/+$27 to $31 million
investment return	4.4%	4.5%	4.6%	4.6%	4.7%	+/-1% return = +/-$111
						to $115 million
loss ratio	85.1%	83.8%	85.3%	85.8%	86.8%

(1) Revenue is based on information available as of January 24, 2011.

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A7 Natural Gas Price Forecasts — 2011/12 to 2013/14

				Adjusted to fiscal years and
Private sector forecasts (calendar year)				$C/gigajoule at plant inlet
	2011	2012	2013	2011/12	2012/13	2013/14
GLJ Henry Hub US$/MMBtu (Jan 1,11)	4.50	5.15	5.75	2.77	3.22	3.88
Sproule Henry Hub US$/MMBtu (Dec 31, 10)	4.44	5.01	5.32	2.52	3.01	3.74
McDaniel Henry Hub US$/MMBtu (Jan 1,11)	4.55	5.30	5.75	2.67	3.33	3.90
AJM Henry Hub US$/Mcf (Dec 31,10)	4.50	5.10	5.70	2.43	3.00	3.61
GLJ Alberta AECO-C Spot CDN$/MMBtu (Jan 1,11)	4.16	4.74	5.31	3.47	3.86	4.37
Sproule Alberta AECO-C Spot CDN$/MMBtu (Dec 31, 10)	4.04	4.66	4.99	3.21	3.72	4.37
McDaniel AECO-C Spot C$/MMBtu (Jan 1,11)	4.25	4.90	5.40	3.24	3.42	3.99
AJM AECO-C Spot C$/Mcf (Dec 31, 10)	4.10	4.60	5.20	3.09	3.57	4.05
GLJ Sumas Spot US$/MMBtu (Jan 1,11)	4.25	4.85	5.40	3.20	3.61	4.23
Sproule Sumas Spot CDN$/MMBtu (Dec 31, 10)	4.53	5.15	5.48	3.31	3.82	4.47
GLJ BC Spot Plant Gate CDN$/MMBtu (Jan 1,11)	3.80	4.39	4.95	3.24	3.64	4.14
Sproule BC Plant Inlet CDN$/MMBtu (Dec 31, 10)	3.36	3.98	4.31	3.35	3.86	4.51
McDaniel BC Spot Plant Gate C$MMBtu (Jan 1,11)	4.05	4.70	5.20	3.34	3.92	4.39
AJM BC Spot Plant Gate C$/Mcf (Dec 31, 10)	3.80	4.30	4.90	2.93	3.42	3.89
GLJ Midwest Chicago US$/MMBtu (Jan 1,11)	4.60	5.25	5.85	3.05	3.50	4.17
Sproule Alliance Plant Gate CDN$/MMBtu (Dec 31, 10)	3.26	3.98	4.41	2.50	3.10	3.83
EIA Henry Hub US$/MMBtu (Dec 7, 2010)	4.33	n/a	n/a	n/a	n/a	n/a
TD Economics Henry Hub FuturesUS$/MMBtu (Dec 14, 10)	4.23	5.00	n/a	2.36	n/a	n/a
Scotiabank Group Henry Hub US$/MMBtu (Dec 7,10)	4.40	4.60	n/a	2.38	n/a	n/a
BMO Alberta Empress US$/MMBtu (Nov, 10)	4.90	n/a	n/a		n/a	n/a
RBC Financial Henry Hub US$/Mcf (Sep 14, 10)	5.00	5.50	n/a	2.86	n/a	n/a
Exports Development Canada Henry Hub US$/MMBtu (Dec 15, 10)	4.90	5.50	n/a	2.96	n/a	n/a
InSite Petroleum Consultants Ltd Henry Hub US$/MMBtu (Sep 30, 10)	4.65	5.25	6.00	3.89	4.53	5.36
Fekete AECO-C Spot CDN$/MMBtu (Oct 5, 10)	4.80	5.55	6.30	3.96	4.67	5.33
NYMEX Forward Market converted to Plant Inlet CDN$/GJ (Dec 9, 10)				2.61	3.16	3.51
Average all minus high/low				3.02	3.60	4.20
Average one forecast per consultant minus high/low				3.12	3.87	4.45
Natural gas royalty price forecast				3.02	3.60	4.20

GLJ: Gilbert Laustsen Jung Petroleum Consultants Ltd

AJM: Ashton Jenkins Mann Petroleum Consultants

US EIA: US Energy Information Administration

McDaniel: McDaniel & Associates Consultants Ltd

AECO: Alberta Energy Company

Natural Gas Prices

•                             High storage levels in 2010 have reduced the private sector natural gas price outlook.

•                             Average prices are expected to remain volatile as they are largely influenced by economic demand, inventory levels, weather, other energy prices, and changes in drilling technologies.

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A8 Material Assumptions — Expense

Ministry Programs and Assumptions	Restated Budget	Updated Forecast	Budget Estimate	Plan	Plan
($ millions unless otherwise specified)	2010/11		2011/12	2012/13	2013/14	Sensitivities 2011/12
Attorney General	458	458	443	443	443

The number of criminal cases proceeded on by the provincial and federal Crown (including appeals to higher courts in BC), the number of civil and family litigation cases, the number of violation tickets disputed, and the number of municipal bylaw tickets disputed which would go to court for resolution.

New cases filed/processed (# for all courts)	295,000	295,000	295,000	295,000	295,000

Crown Proceedings Act (CPA)	25	25	25	25	25	The number and size of litigation brought against the province, as well as the effectiveness of mitigation strategies and legal defence.
Children and Family Development	1,334	1,334	1,331	1,331	1,331

Caseload is expected to decline due to large number of 15 to 17 year olds currently in the system who will reach maturity. A 1% increase in the cost per case or a 1% increase in the average caseload will affect expenditures by approximately $2.8 million.

Average children-in-care caseload (#)	8,500	8,400	8,300	8,150	8,150
Average annual residential cost per child in care ($)	33,800	33,800	34,500	35,200	35,900

Education	5,164	5,164	5,242	5,264	5,264	Enrolment figures are based on BC Stats enrolment trends, to which the Ministry has added forecasts for distributed learning, adult education, and summer learning.
Enrolment (# of FTEs)	561,734	556,331	564,933	565,298	565,669
School age (K—12)	524,879	522,637	521,022	521,022	521,022
Expanded full-day kindergarten	7,543	7,772	15,085	15,450	15,821
Distributed Learning (online)	14,000	12,096	15,000	15,000	15,000
Summer	7,093	5,890	5,890	5,890	5,890
Adults	8,219	7,937	7,937	7,937	7,937
Forests, Mines and Lands	329	329	299	297	291

Targets can be impacted by changes to actual inventory costs incurred. There is a lag of approximately 2 years between when inventory costs are incurred and when they are expensed. Volume harvested can also impact targets. For example, if volume harvested is less than projected in any year then capitalized expenses will also be reduced in that year.

BC Timber Sales	159	163	164	161	155

Health Services	14,796	14,796	15,713	16,160	16,765

A 1% change in utilization or drug prices affects costs by approximately $10 million.

A 1% increase in volume of services provided by fee-for-service physicians affects costs by approximately $25 million.

Pharmacare	1,101	1,101	1,140	1,197	1,245
Medical Services Plan (MSP)	3,595	3,595	3,802	3,901	4,033

Regional Services	9,874	9,874	10,541	10,828	11,253
Natural Resource Operations	338	506	325	324	324	Over the past several years, Direct fire fighting costs have ranged from a low of $19 million in 1997 to $382 million in 2009.
Direct Fire Fighting	63	231	63	63	63

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A8 Material Assumptions — Expense — Continued

Ministry Programs and Assumptions	Restated Budget	Updated Forecast	Budget Estimate	Plan	Plan
($ millions unless otherwise specified)	2010/11		2011/12	2012/13	2013/14	Sensitivities 2011/12
Public Safety and Solicitor General	977	1,016	973	974	974	The volume and severity of criminal activity, the number of inmate beds occupied and the number of offenders under community supervision.
Policing, Victim Services and Corrections	529	529	527	528	528

Emergency Program Act (EPA)	15	54	15	15	15	The number and severity of natural disasters.
Regional Economic and Skills Development	717	717	715	719	719	The number of student spaces may vary depending on the financial and other policies of post secondary institutions.
Student spaces in public institutions (# FTEs)	84,011	80,456	80,325	80,401	80,404

Science and Universities	1,415	1,415	1,416	1,417	1,417	The number of student spaces may vary depending on the financial and other policies of post secondary institutions.
Student spaces in public institutions (# FTEs)	121,267	124,559	121,467	121,582	121,710

Social Development	2,354	2,354	2,338	2,349	2,334

The expected to work caseload is sensitive to fluctuations in economic and employment trends in the service sector. A 1% change in the Temporary Assistance annual average caseload or average cost per case will affect expenditures by approximately $4.5 million annually.

Temporary Assistance annual average caseload (#)	57,406	57,700	53,100	50,400	48,500

Disability Assistance annual average caseload (#)	76,190	75,500	78,600	81,600	81,600

The caseload for persons with disabilities is sensitive to the aging of the population and longer life expectancy for individuals with disabilities and significant health issues. A 1% change in the Disability Assistance annual average caseload or average cost per case will affect expenditures by approximately $7.5 million annually.

Total annual average caseload (#)	133,596	133,200	131,700	132,000	130,100	The average cost per case is sensitive to the composition of the caseload, and reported income.
Adult Community Living:
Residential Services:
Average caseload (#)	5,501	5,500	5,600	5,800	6,000	The adult community living caseload is sensitive to the pressures of an aging population. A 1% increase in the adult caseload will increase expenditures by approximately $2.3 million.
Average cost per client ($)	68,400	72,900	71,500	69,300	67,000
Day Programs:
Average caseload (#)	13,201	13,100	13,800	14,400	15,100
Average cost per client ($)	19,074	17,500	16,600	15,800	15,100
Personal Supports Initiative Average caseload (#)	133	100	300	500	800
Average cost per client ($)	44,383	21,100	20,400	21,400	19,100
Management of Public Funds and Debt	1,301	1,256	1,349	1,403	1,502	Full year impact on MoPD on interest costs of a 1% change in interest rates equals $60.5 million; $100 million increase in debt level equals $4.2 million.
Interest rates for new provincial borrowing:
Short-term	0.81%	0.82%	1.66%	2.92%	3.95%
Long-term	4.55%	3.84%	4.17%	4.74%	5.60%
CDN/US exchange rate (cents)	101.9	102.2	99.9	100.2	102.5
Service delivery agency net spending	4,082	4,538	4,643	5,507	6,016
School districts	293	373	192	301	404
Post-secondary institutions	2,287	2,435	2,649	2,811	2,909
Health authorities and hospital societies	590	633	552	701	827
BC Transportation Financing Authority	802	798	947	1,042	1,185
Other service delivery agencies	110	299	303	652	691

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A9 Operating Statement — 2004/05 to 2013/14

($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Updated Forecast 2010/11	Budget Estimate 2011/12	Plan 2012/13	Plan 2013/14	Average annual change
											(per cent)
Revenue	33,355	35,946	38,448	39,772	38,302	37,521	39,893	41,337	42,446	44,091	3.1
Expense	(30,666)	(32,241)	(34,198)	(36,555)	(38,245)	(39,300)	(41,008)	(41,912)	(42,536)	(43,566)	4.0
Surplus (deficit) before unusual items	2,689	3,705	4,250	3,217	57	(1,779)	(1,115)	(575)	(90)	525
Forecast allowance	—	—	—	—	—	—	(150)	(350)	(350)	(350)
Negotiating Framework incentive payments	—	(710)	(264)	(4)	(2)	—	—	—	—	—
Climate Action Dividend	—	—	—	(440)	20	—	—	—	—	—
Surplus (deficit)	2,689	2,995	3,986	2,773	75	(1,779)	(1,265)	(925)	(440)	175

Per cent of Nominal GDP:(1)
Surplus (deficit)	1.7	1.8	2.2	1.4	0.0	-0.9	-0.6	-0.4	-0.2	0.1
Per cent of revenue:
Surplus (deficit)	8.1	8.3	10.4	7.0	0.2	-4.7	-3.2	-2.2	-1.0	0.4
Per capita: (2)
Surplus (deficit)	647	714	939	643	17	(399)	(279)	(201)	(94)	37

(1)                     Surplus (deficit) as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2011/12 amounts divided by GDP for the 2011 calendar year).

(2)                     Per capita revenue and expense is calculated using July 1 population (e.g. 2011/12 amounts divided by population on July 1, 2011).

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A10 Revenue by Source — 2004/05 to 2013/14

($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Updated Forecast 2010/11	Budget Estimate 2011/12	Plan 2012/13	Plan 2013/14	Average annual change
											(per cent)
Taxation revenue:
Personal income	5,050	5,838	6,905	6,956	6,093	5,529	5,354	5,796	6,189	6,596	3.0
Corporate income	1,255	1,426	1,538	2,250	2,038	1,317	1,638	1,571	1,872	1,461	1.7
Harmonized sales	—	—	—	—	—	—	4,171	5,820	6,164	6,516	n/a
Other sales	4,156	4,367	4,714	5,072	4,958	4,765	1,399	116	87	88	n/a
Fuel	904	911	901	935	891	884	946	964	969	985	1.0
Carbon	—	—	—	—	306	542	740	950	1,166	1,232	n/a
Tobacco	699	701	726	692	708	682	737	676	676	676	-0.4
Property	1,661	1,717	1,732	1,795	1,848	1,884	1,891	1,898	1,987	2,080	2.5
Property transfer	604	843	914	1,068	715	887	850	810	854	876	4.2
Corporation capital	160	162	91	117	108	95	4	—	—	—	n/a
Other	428	464	496	521	532	517	436	413	424	434	0.2
	14,917	16,429	18,017	19,406	18,197	17,102	18,166	19,014	20,388	20,944	3.8

Natural resource revenue:
Natural gas royalties	1,439	1,921	1,207	1,132	1,314	406	365	447	597	856	-5.6
Crown land tenures	342	386	441	569	814	867	926	929	896	898	11.3
Columbia River Treaty	258	319	223	246	231	168	145	150	170	185	-3.6
Other energy and minerals	256	392	456	367	479	421	496	619	615	610	10.1
Forests	1,363	1,214	1,276	1,087	557	387	422	526	534	590	-8.9
Other resources	301	316	341	340	412	397	400	429	457	470	5.1
	3,959	4,548	3,944	3,741	3,807	2,646	2,754	3,100	3,269	3,609	-1.0

Other revenue:
Medical Services Plan premiums	1,465	1,482	1,524	1,557	1,595	1,666	1,798	1,945	2,081	2,193	4.6
Post-secondary education fees	836	892	928	979	1,039	1,126	1,212	1,244	1,279	1,316	5.2
Other health-care related fees	228	225	237	248	257	267	299	300	303	303	3.2
Motor vehicle licences and permits	381	403	424	442	447	447	469	474	479	485	2.7
Other fees and licences	746	679	690	749	669	613	769	744	673	669	-1.2
Investment earnings	837	955	1,041	1,150	817	963	891	1,037	1,170	1,334	5.3
Sales of goods and services	741	719	678	637	694	733	719	738	760	776	0.5
Miscellaneous	1,458	1,566	1,890	1,955	1,891	2,021	1,990	2,220	1,896	1,906	3.0
	6,692	6,921	7,412	7,717	7,409	7,836	8,147	8,702	8,641	8,982	3.3

Contributions from the federal government:
Health and social transfers	3,421	4,220	4,473	4,614	4,743	4,883	5,168	5,398	5,696	6,011	6.5
Harmonized sales tax transition payments	—	—	—	—	—	250	769	580	—	—	n/a
Equalization	979	590	459	—	—	—					n/a
Other cost shared agreements	822	1,015	1,455	1,318	1,242	1,784	1,966	1,602	1,519	1,548	7.3
	5,222	5,825	6,387	5,932	5,985	6,917	7,903	7,580	7,215	7,559	4.2

Commercial Crown corporation net income:
BC Hydro	402	266	407	369	365	447	571	611	584	626	5.0
Liquor Distribution Branch	779	800	840	857	891	877	897	925	946	967	2.4
BC Lotteries (net of payments to federal gov’t)	811	914	1,011	1,080	1,082	1,070	1,071	1,096	1,137	1,179	4.2
ICBC	383	191	381	633	512	601	361	290	277	235	-5.3
BC Railway Company	183	33	30	13	36	2	12	18	20	21	n/a
Transportation Invest. Corp. (Port Mann)	—	—	—	—	(8)	(4)	(9)	(15)	(49)	(48)	n/a
Other	7	19	19	24	26	27	20	16	18	17	10.4
	2,565	2,223	2,688	2,976	2,904	3,020	2,923	2,941	2,933	2,997	1.7
Total revenue	33,355	35,946	38,448	39,772	38,302	37,521	39,893	41,337	42,446	44,091	3.1

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A11 Revenue by Source Supplementary Information — 2004/05 to 2013/14

($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Updated Forecast 2010/11	Budget Estimate 2011/12	Plan 2012/13	Plan 2013/14	Average annual change
											(per cent)
Per cent of Nominal GDP: (1)
Taxation	9.5	9.7	9.9	10.1	9.2	9.0	9.0	9.1	9.3	9.1	-0.5
Natural resources	2.5	2.7	2.2	1.9	1.9	1.4	1.4	1.5	1.5	1.6	-5.1
Other	4.2	4.1	4.1	4.0	3.7	4.1	4.0	4.1	3.9	3.9	-1.0
Contributions from the federal government	3.3	3.4	3.5	3.1	3.0	3.6	3.9	3.6	3.3	3.3	-0.1
Commercial Crown corporation net income	1.6	1.3	1.5	1.5	1.5	1.6	1.4	1.4	1.3	1.3	-2.5
Total revenue	21.2	21.2	21.1	20.7	19.4	19.6	19.8	19.7	19.3	19.1	-1.1

Growth rates:
Taxation	7.9	10.1	9.7	7.7	-6.2	-6.0	6.2	4.7	7.2	2.7	n/a
Natural resources	20.2	14.9	-13.3	-5.1	1.8	-30.5	4.1	12.6	5.5	10.4	n/a
Other	3.7	3.4	7.1	4.1	-4.0	5.8	4.0	6.8	-0.7	3.9	n/a
Contributions from the federal government	44.3	11.5	9.6	-7.1	0.9	15.6	14.3	-4.1	-4.8	4.8	n/a
Commercial Crown corporation net income	31.1	-13.3	20.9	10.7	-2.4	4.0	-3.2	0.6	-0.3	2.2	n/a
Total revenue	14.4	7.8	7.0	3.4	-3.7	-2.0	6.3	3.6	2.7	3.9	n/a

Per capita: (2)
Taxation	3,590	3,915	4,246	4,503	4,151	3,834	4,009	4,136	4,372	4,429	2.4
Natural resources	953	1,084	929	868	868	593	608	674	701	763	-2.4
Other	1,611	1,649	1,747	1,791	1,690	1,757	1,798	1,893	1,853	1,899	1.8
Contributions from the federal government	1,257	1,388	1,505	1,376	1,365	1,551	1,744	1,649	1,547	1,598	2.7
Commercial Crown corporation net income	617	530	633	691	662	677	645	640	629	634	0.3
Total revenue	8,027	8,565	9,060	9,229	8,737	8,412	8,805	8,991	9,102	9,323	1.7

Real Per Capita Revenue (2013 $) (3)	9,329	9,758	10,150	10,160	9,422	9,071	9,353	9,362	9,286	9,323	0.0
Growth rate (per cent)	11.3	4.6	4.0	0.1	-7.3	-3.7	3.1	0.1	-0.8	0.4	1.2

(1)                     Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2011/12 revenue divided by GDP for the 2011 calendar year). Totals may not add due to rounding.

(2)                     Per capita revenue is calculated using July 1 population (e.g. 2011/12 revenue divided by population on July 1, 2011). Totals may not add due to rounding.

(3)                    Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2011 CPI for 2011/12 revenue).

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A12 Expense by Function (1) — 2004/05 to 2013/14

($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Updated Forecast 2010/11	Budget Estimate 2011/12	Plan 2012/13	Plan 2013/14	Average annual change
											(per cent)
Function:
Health:
Medical Services Plan	2,546	2,696	2,964	3,263	3,391	3,536	3,831	4,026	4,125	4,257	5.9
Pharmacare	793	868	914	955	1,010	1,053	1,109	1,140	1,197	1,245	5.1
Regional services	7,781	8,346	8,752	9,319	10,036	10,273	10,883	11,593	11,870	12,297	5.2
Other healthcare expenses	361	469	565	667	601	597	734	718	722	720	8.0
	11,481	12,379	13,195	14,204	15,038	15,459	16,557	17,477	17,914	18,519	5.5

Education:
Elementary and secondary	4,757	4,829	5,272	5,521	5,740	5,778	5,870	5,889	5,910	5,909	2.4
Post-secondary	3,536	3,914	4,072	4,314	4,554	4,740	4,768	4,821	4,922	4,960	3.8
Other education expenses	195	171	147	152	158	528	503	553	551	550	12.2
	8,488	8,914	9,491	9,987	10,452	11,046	11,141	11,263	11,383	11,419	3.4

Social services:
Social assistance	1,027	1,127	1,254	1,271	1,352	1,462	1,500	1,495	1,506	1,491	4.2
Childcare services	759	832	964	925	1,073	1,077	1,118	1,112	1,111	1,111	4.3
Community living and other services	728	682	586	756	723	729	784	768	774	779	0.8
	2,514	2,641	2,804	2,952	3,148	3,268	3,402	3,375	3,391	3,381	3.3
Protection of persons and property	1,068	1,245	1,184	1,429	1,429	1,380	1,507	1,321	1,316	1,317	2.4
Transportation	1,310	1,197	1,251	1,378	1,401	1,453	1,527	1,616	1,657	1,755	3.3
Natural resources & economic development	1,579	1,481	1,581	1,861	1,658	1,883	1,630	1,379	1,323	1,284	-2.3
Other	1,006	1,067	1,220	1,374	1,637	1,418	1,411	1,216	1,217	1,235	2.3
Contingencies	—	—	—	—	—	—	450	600	450	450	n/a
General government	914	1,114	1,198	1,131	1,321	1,224	1,107	1,112	1,119	1,111	2.2
Debt servicing	2,306	2,203	2,274	2,239	2,161	2,169	2,276	2,553	2,766	3,095	3.3
Total expense	30,666	32,241	34,198	36,555	38,245	39,300	41,008	41,912	42,536	43,566	4.0

Per cent of total expense:

Health	37.4	38.4	38.6	38.9	39.3	39.3	40.4	41.7	42.1	42.5	1.4
Education	27.7	27.6	27.8	27.3	27.3	28.1	27.2	26.9	26.8	26.2	-0.6
Social services and housing	8.2	8.2	8.2	8.1	8.2	8.3	8.3	8.1	8.0	7.8	-0.6
Protection of persons and property	3.5	3.9	3.5	3.9	3.7	3.5	3.7	3.2	3.1	3.0	-1.6
Transportation	4.3	3.7	3.7	3.8	3.7	3.7	3.7	3.9	3.9	4.0	-0.6
Natural resources & economic development	5.1	4.6	4.6	5.1	4.3	4.8	4.0	3.3	3.1	2.9	-6.0
Other	3.3	3.3	3.6	3.8	4.3	3.6	3.4	2.9	2.9	2.8	-1.6
Contingencies	—	—	—	—	—	—	1.1	1.4	1.1	1.0	n/a
General government	3.0	3.5	3.5	3.1	3.5	3.1	2.7	2.7	2.6	2.6	-1.7
Debt servicing	7.5	6.8	6.6	6.1	5.7	5.5	5.6	6.1	6.5	7.1	-0.6
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1)                     Excludes unusual items.

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A13 Expense by Function (1) Supplementary Information — 2004/05 to 2013/14

($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Updated Forecast 2010/11	Budget Estimate 2011/12	Plan 2012/13	Plan 2013/14	Average annual change
											(per cent)
Per cent of Nominal GDP: (2)
Health	7.3	7.3	7.2	7.4	7.6	8.1	8.2	8.3	8.1	8.0	1.1
Education	5.4	5.3	5.2	5.2	5.3	5.8	5.5	5.4	5.2	4.9	-0.9
Social services and housing	1.6	1.6	1.5	1.5	1.6	1.7	1.7	1.6	1.5	1.5	-0.9
Protection of persons and property	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.6	0.6	0.6	-1.9
Transportation	0.8	0.7	0.7	0.7	0.7	0.8	0.8	0.8	0.8	0.8	-1.0
Natural resources & economic development	1.0	0.9	0.9	1.0	0.8	1.0	0.8	0.7	0.6	0.6	-6.3
Other	0.6	0.6	0.7	0.7	0.8	0.7	0.7	0.6	0.6	0.5	-1.9
Contingencies	—	—	—	—	—	—	0.2	0.3	0.2	0.2	n/a
General government	0.6	0.7	0.7	0.6	0.7	0.6	0.5	0.5	0.5	0.5	-2.1
Debt servicing	1.5	1.3	1.2	1.2	1.1	1.1	1.1	1.2	1.3	1.3	-1.0
Total expense	19.4	19.0	18.8	19.0	19.3	20.6	20.3	20.0	19.3	18.9	-0.3

Growth rates:
Health	2.1	7.8	6.6	7.6	5.9	2.8	7.1	5.6	2.5	3.4	n/a
Education	3.2	5.0	6.5	5.2	4.7	5.7	0.9	1.1	1.1	0.3	n/a
Social services and housing	-8.7	5.1	6.2	5.3	6.6	3.8	4.1	-0.8	0.5	-0.3	n/a
Protection of persons and property	-21.6	16.6	-4.9	20.7	0.0	-3.4	9.2	-12.3	-0.4	0.1	n/a
Transportation	14.9	-8.6	4.5	10.2	1.7	3.7	5.1	5.8	2.5	5.9	n/a
Natural resources & economic development	-3.1	-6.2	6.8	17.7	-10.9	13.6	-13.4	-15.4	-4.1	-2.9	n/a
Other	-6.4	6.1	14.3	12.6	19.1	-13.4	-0.5	-13.8	0.1	1.5	n/a
General government	86.5	21.9	7.5	-5.6	16.8	-7.3	-9.6	0.5	0.6	-0.7	n/a
Debt servicing	-5.8	-4.5	3.2	-1.5	-3.5	0.4	4.9	12.2	8.3	11.9	n/a
Total expense	1.0	5.1	6.1	6.9	4.6	2.8	4.3	2.2	1.5	2.4	n/a

Per capita: (3)
Health	2,763	2,950	3,109	3,296	3,430	3,466	3,654	3,801	3,841	3,916	4.0
Education	2,043	2,124	2,237	2,317	2,384	2,477	2,459	2,450	2,441	2,415	1.9
Social services and housing	605	629	661	685	718	733	751	734	727	715	1.9
Protection of persons and property	257	297	279	332	326	309	333	287	282	278	0.9
Transportation	315	285	295	320	320	326	337	351	355	371	1.8
Natural resources & economic development	380	353	373	432	378	422	360	300	284	272	-3.6
Other	242	254	287	319	373	318	311	264	261	261	0.8
Contingencies	—	—	—	—	—	—	99	131	96	95	n/a
General government	220	265	282	262	301	274	244	242	240	235	0.7
Debt servicing	555	525	536	520	493	486	502	555	593	654	1.8
Total expense	7,380	7,682	8,059	8,483	8,723	8,811	9,050	9,115	9,120	9,212	2.5

Real Per Capita Expense (2013 $) (4)	8,577	8,752	9,028	9,338	9,408	9,502	9,614	9,492	9,305	9,212	0.8
Growth rate (per cent)	-1.9	2.0	3.2	3.4	0.7	1.0	1.2	-1.3	-2.0	-1.0	0.5

(1)                     Excludes unusual items.

(2)                     Expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2011/12 expense divided by GDP for the 2011 calendar year). Totals may not add due to rounding.

(3)                     Per capita expense is calculated using July 1 population (e.g. 2011/12 expense divided by population on July 1, 2011). Totals may not add due to rounding.

(4)                     Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2011 CPI for 2011/12 expense).

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A14 Full-Time Equivalents (FTEs) — 2004/05 to 2013/14

	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Updated Forecast 2010/11	Budget Estimate 2011/12(1)	Plan 2012/13	Plan 2013/14	Average annual change
											(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	27,252	27,129	28,647	30,224	31,874	31,353	30,146	26,156	25,660	25,080	-0.9
Service delivery agencies (2)	3,822	3,992	3,917	4,128	4,403	4,508	4,286	4,441	4,491	4,530	1.9
Total FTEs	31,074	31,121	32,564	34,352	36,277	35,861	34,432	30,597	30,151	29,610	-0.5

Growth rates:
Ministries and special offices (CRF)	-6.2	-0.5	5.6	5.5	5.5	-1.6	-3.8	-13.2	-1.9	-2.3	-1.3
Service delivery agencies	-16.4	4.4	-1.9	5.4	6.7	2.4	-4.9	3.6	1.1	0.9	0.1
Population per FTE: (3)	133.7	134.9	130.3	125.5	120.8	124.4	131.6	150.3	154.7	159.7	2.0

(1)                     The ministry 2011/12 FTE total includes a reduction of about 3,000 FTEs reflecting the shift of BC Ambulance Service oversight from the Ministry of Health Services to the Provincial Health Services Authority.

(2)                     Service delivery agency FTE amounts do not include SUCH sector staff employment.

(3)                     Population per FTE is calculated using July 1 population (e.g. population on July 1, 2011 divided by 2011/12 FTEs).

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A15 Capital Spending — 2004/05 to 2013/14

($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Updated Forecast 2010/11	Budget Estimate 2011/12	Plan 2012/13	Plan 2013/14	Average annual change
											(per cent)
Taxpayer-supported:
Education
Schools (K—12)	239	286	322	380	413	482	430	520	412	308	2.9
Post-secondary	696	790	874	782	658	672	928	599	444	286	-9.4
Health	568	848	760	881	892	927	1,049	859	599	451	-2.5
BC Transportation Financing Authority	513	713	821	884	881	918	1,327	986	1,018	1,343	11.3
BC Transit	8	24	13	37	77	150	61	162	207	311	50.2
Rapid Transit Project 2000	15	16	15	—	—	—	—	—	—	—	n/a
Vancouver Convention Centre expansion	51	85	105	251	242	41	10	—	—	—	n/a
BC Place redevelopment	—	—	—	—	45	75	298	147	—	—	n/a
Government direct (ministries)	215	320	355	335	430	306	396	332	210	148	-4.1
Capital contingencies	—	—	—	—	—	—	129	200	200	200
Other	58	71	144	122	140	183	277	300	65	51	-1.4
	2,363	3,153	3,409	3,672	3,778	3,754	4,905	4,105	3,155	3,098	3.1

Self-supported:
BC Hydro	528	610	807	1,076	1,397	2,406	1,566	2,195	2,037	2,020	16.1
BC Transmission Corporation	—	21	50	70	19	12	—	—	—	—	n/a
Columbia River power projects	84	30	19	29	32	16	63	98	120	62	-3.3
Transportation Invest. Corp. (Port Mann)	—	—	—	—	215	777	871	717	586	72	n/a
BC Railway Company	30	15	19	20	10	14	14	18	27	20	-4.4
ICBC	31	27	22	23	22	22	44	81	84	88	12.3
BC Lotteries	93	83	44	60	97	92	107	109	130	125	3.3
Liquor Distribution Branch	10	19	22	18	17	19	23	25	27	28	12.1
	776	805	983	1,296	1,809	3,358	2,688	3,243	3,011	2,415	13.4
Total capital spending	3,139	3,958	4,392	4,968	5,587	7,112	7,593	7,348	6,166	5,513	6.5

Per cent of Nominal GDP: (1)
Taxpayer-supported	1.5	1.9	1.9	1.9	1.9	2.0	2.4	2.0	1.4	1.3	-1.2
Self-supported	0.5	0.5	0.5	0.7	0.9	1.8	1.3	1.5	1.4	1.0	8.7
Total	2.0	2.3	2.4	2.6	2.8	3.7	3.8	3.5	2.8	2.4	2.0
Growth rates:
Taxpayer-supported	13.9	33.4	8.1	7.7	2.9	-0.6	30.7	-16.3	-23.1	-1.8	5.5
Self-supported	-0.9	3.7	22.1	31.8	39.6	85.6	-20.0	20.6	-7.2	-19.8	15.6
Total	9.9	26.1	11.0	13.1	12.5	27.3	6.8	-3.2	-16.1	-10.6	7.7
Per capita: (2)
Taxpayer-supported	569	751	803	852	862	842	1,083	893	677	655	1.6
Self-supported	187	192	232	301	413	753	593	705	646	511	11.8
Total	755	943	1,035	1,153	1,274	1,595	1,676	1,598	1,322	1,166	4.9

Real Per Capita Capital Spending (2013 $) (3)	878	1,074	1,159	1,269	1,374	1,719	1,780	1,664	1,349	1,166	3.2
Growth rate (per cent)	6.7	22.4	7.9	9.5	8.3	25.1	3.5	-6.5	-18.9	-13.6	4.4

(1)                     Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2011/12 amounts divided by GDP for the 2011 calendar year). Totals may not add due to rounding.

(2)                     Per capita capital spending is calculated using July 1 population (e.g. 2011/12 amounts divided by population on July 1, 2011). Totals may not add due to rounding.

(3)                    Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2009 CPI for 2009/10 capital spending).

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A16 Statement of Financial Position — 2004/05 to 2013/14

($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Updated Forecast 2010/11	Budget Estimate 2011/12	Plan 2012/13	Plan 2013/14	Average annual change
											(per cent)
Financial assets:
Cash and temporary investments	3,631	3,922	3,492	5,994	5,226	2,913	2,740	2,717	2,832	3,037	-2.0
Other financial assets	6,716	7,085	8,003	8,294	7,360	8,731	9,198	9,085	9,628	10,105	4.6
Sinking funds	4,516	4,059	3,798	2,649	2,134	1,329	1,411	1,293	1,528	1,629	-10.7
Investments in commercial Crown corporations:
Retained earnings	3,180	3,463	4,415	5,081	5,728	7,231	6,924	7,307	7,514	7,707	10.3
Recoverable capital loans	6,901	6,916	7,170	7,719	9,149	11,471	13,078	15,597	17,406	18,857	11.8
	10,081	10,379	11,585	12,800	14,877	18,702	20,002	22,904	24,920	26,564	11.4
Warehouse borrowing program assets	—	—	—	—	2,081	—	—	—	—	—	n/a
	24,944	25,445	26,878	29,737	31,678	31,675	33,351	35,999	38,908	41,335	5.8

Liabilities:
Accounts payable & accrued liabilities	6,873	7,441	7,225	8,075	7,414	6,994	7,099	7,196	7,571	8,000	1.7
Deferred revenue	5,311	5,857	6,174	7,368	9,431	9,997	10,636	10,218	9,916	9,789	7.0
Debt:
Taxpayer-supported debt	28,668	27,251	25,968	26,589	26,446	30,021	33,388	36,816	39,162	40,500	3.9
Self-supported debt	7,201	7,206	7,471	8,048	11,568	11,864	13,743	16,271	18,060	19,505	11.7
Forecast allowance	—	—	—	—	—	—	150	350	350	350	n/a
Total provincial debt	35,869	34,457	33,439	34,637	38,014	41,885	47,281	53,437	57,572	60,355	6.0
Add: debt offset by sinking funds	4,515	4,059	3,798	2,649	2,134	1,329	1,411	1,293	1,528	1,629	-10.7
Less: guarantees and non-guaranteed debt	(472)	(459)	(416)	(452)	(452)	(493)	(758)	(752)	(745)	(739)	5.1
Financial statement debt	39,912	38,057	36,821	36,834	39,696	42,721	47,934	53,978	58,355	61,245	4.9
	52,096	51,355	50,220	52,277	56,541	59,712	65,669	71,392	75,842	79,034	4.7
Net liabilities	(27,152)	(25,910)	(23,342)	(22,540)	(24,863)	(28,037)	(32,318)	(35,393)	(36,934)	(37,699)	3.7

Capital and other assets:
Tangible capital assets	23,416	24,954	26,800	28,737	30,655	32,371	35,271	37,287	38,266	39,182	5.9
Other assets	546	761	780	732	780	938	977	975	983	996	6.9
	23,962	25,715	27,580	29,469	31,435	33,309	36,248	38,262	39,249	40,178	5.9
Accumulated surplus (deficit)	(3,190)	(195)	4,238	6,929	6,572	5,272	3,930	2,869	2,315	2,479	n/a

Per cent of Nominal GDP: (1)
Net liabilities	17.2	15.3	12.8	11.7	12.6	14.7	16.0	16.8	16.8	16.3	-0.6
Capital and other assets	15.2	15.2	15.1	15.3	15.9	17.4	18.0	18.2	17.8	17.4	1.5
Growth rates:
Net liabilities	-6.0	-4.6	-9.9	-3.4	10.3	12.8	15.3	9.5	4.4	2.1	3.0
Capital and other assets	4.2	7.3	7.3	6.8	6.7	6.0	8.8	5.6	2.6	2.4	5.8
Per capita: (2)
Net liabilities	6,535	6,174	5,501	5,230	5,671	6,286	7,133	7,698	7,920	7,972	2.2
Capital and other assets	5,767	6,127	6,499	6,838	7,171	7,468	8,000	8,322	8,416	8,496	4.4

(1)                     Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2011/12 amount divided by GDP for the 2011 calendar year).

(2)                     Per capita net liabilities is calculated using July 1 population (e.g. 2011/12 amount divided by population on July 1, 2011).

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A17 Changes in Financial Position — 2004/05 to 2013/14

($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Updated Forecast 2010/11	Budget Estimate 2011/12	Plan 2012/13	Plan 2013/14	10-Year Total
(Surplus) deficit for the year	(2,689)	(2,995)	(3,986)	(2,773)	(75)	1,779	1,265	925	440	(175)	(8,284)
Comprehensive income (increase) decrease	—	—	(447)	82	432	(479)	77	136	114	11	(74)
Change in accumulated (surplus) deficit	(2,689)	(2,995)	(4,433)	(2,691)	357	1,300	1,342	1,061	554	(164)	(8,358)
Capital and other asset changes:
Taxpayer-supported capital investments	2,363	3,153	3,409	3,672	3,778	3,754	4,905	4,105	3,155	3,098	35,392
Less: amortization and other accounting changes	(1,469)	(1,615)	(1,563)	(1,735)	(1,860)	(2,038)	(2,005)	(2,089)	(2,176)	(2,182)	(18,732)
Increase in net capital assets	894	1,538	1,846	1,937	1,918	1,716	2,900	2,016	979	916	16,660
Increase (decrease) in other assets	71	215	19	(48)	48	158	39	(2)	8	13	521
	965	1,753	1,865	1,889	1,966	1,874	2,939	2,014	987	929	17,181
Increase (decrease) in net liabilities	(1,724)	(1,242)	(2,568)	(802)	2,323	3,174	4,281	3,075	1,541	765	8,823
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	899	291	(430)	2,502	(768)	(2,313)	(173)	(23)	115	205	305
Increase (decrease) in warehouse borrowing investments	—	—	—	—	2,081	(2,081)	—	—	—	—	—
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	150	283	952	666	647	1,503	(307)	383	207	193	4,677
Self-supported capital investments	776	805	983	1,296	1,809	3,358	2,688	3,243	3,011	2,415	20,384
Less: loan repayments and other accounting changes	(1,387)	(790)	(729)	(747)	(379)	(1,036)	(1,081)	(724)	(1,202)	(964)	(9,039)
	(461)	298	1,206	1,215	2,077	3,825	1,300	2,902	2,016	1,644	16,022
Other working capital changes	(743)	(1,202)	556	(2,902)	(2,851)	420	(195)	90	705	276	(5,846)
	(305)	(613)	1,332	815	539	(149)	932	2,969	2,836	2,125	10,481
Increase (decrease) in financial statement debt	(2,029)	(1,855)	(1,236)	13	2,862	3,025	5,213	6,044	4,377	2,890	19,304
(Increase) decrease in sinking fund debt	104	456	261	1,149	515	805	(82)	118	(235)	(101)	2,990
Increase (decrease) in guarantees and non-guaranteed debt	19	(13)	(43)	36	—	41	265	(6)	(7)	(6)	286
Increase (decrease) in total provincial debt	(1,906)	(1,412)	(1,018)	1,198	3,377	3,871	5,396	6,156	4,135	2,783	22,580
Represented by increase (decrease) in:
Taxpayer-supported debt	(1,346)	(1,417)	(1,283)	621	(143)	3,575	3,367	3,428	2,346	1,338	10,486
Self-supported debt	(560)	5	265	577	3,520	296	1,879	2,528	1,789	1,445	11,744
Forecast allowance	—	—	—	—	—	—	150	200	—	—	350
Total provincial debt	(1,906)	(1,412)	(1,018)	1,198	3,377	3,871	5,396	6,156	4,135	2,783	22,580

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A18 Provincial Debt — 2004/05 to 2013/14

($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Updated Forecast 2010/11	Budget Estimate 2011/12	Plan 2012/13	Plan 2013/14	Average annual change
											(per cent)
Taxpayer-supported debt:
Provincial government operating	12,894	9,952	6,928	5,330	3,048	4,663	5,291	6,067	6,571	5,903	-8.3
Provincial government general capital	1,075	1,391	1,961	2,274	2,696	2,696	2,696	2,696	2,696	2,696	10.8
Provincial government direct operating	13,969	11,343	8,889	7,604	5,744	7,359	7,987	8,763	9,267	8,599	-5.2
Other taxpayer-supported debt (mainly capital):
Education facilities
Schools	4,737	4,860	5,013	5,216	5,522	5,777	6,039	6,499	6,850	7,098	4.6
Post-secondary institutions	2,398	2,772	3,024	3,437	3,626	3,843	4,092	4,218	4,267	4,257	6.6
	7,135	7,632	8,037	8,653	9,148	9,620	10,131	10,717	11,117	11,355	5.3
Health facilities	2,253	2,635	3,053	3,511	3,936	4,389	4,895	5,411	5,830	6,109	11.7
Highways, ferries and public transit
BC Transportation Financing Authority	2,474	2,699	3,237	3,948	4,586	5,211	5,900	6,493	7,178	8,156	14.2
SkyTrain extension	1,135	1,145	1,153	1,153	1,154	1,154	1,153	1,153	1,154	1,155	0.2
Public transit	957	959	950	958	997	997	997	997	997	997	0.5
BC Transit	78	80	96	84	94	140	172	240	314	419	20.5
	4,644	4,883	5,436	6,143	6,831	7,502	8,222	8,883	9,643	10,727	9.7
Other
Social Housing	133	189	216	218	286	305	555	716	591	581	17.8
Provincial government general capital	—	—	—	—	—	294	719	1,087	1,340	1,524	n/a
BC Immigrant Investment Fund	88	148	167	256	287	289	347	406	393	477	n/a
Homeowner Protection Office	130	110	110	136	150	144	—	—	—	—	-100.0
BC Pavilion Corporation	—	—	—	—	—	49	298	445	445	443	n/a
BC Buildings	241	246	—	—	—	—	—	—	—	—	n/a
Other	75	65	60	68	64	70	234	388	536	685	27.9
	667	758	553	678	787	1,151	2,153	3,042	3,305	3,710	21.0
Total other taxpayer-supported debt	14,699	15,908	17,079	18,985	20,702	22,662	25,401	28,053	29,895	31,901	9.0
Total taxpayer-supported debt	28,668	27,251	25,968	26,589	26,446	30,021	33,388	36,816	39,162	40,500	3.9

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	6,906	6,892	7,144	7,633	9,054	10,792	11,647	13,537	14,742	15,632	9.5
Transportation Invest. Corp. (Port Mann)	—	—	—	—	20	544	1,360	1,983	2,561	3,105	n/a
Post-secondary institutions’ subsidiaries	32	32	58	115	134	201	201	201	201	201	22.7
Columbia River power projects	257	247	236	219	208	196	468	463	457	451	6.4
BC Transmission Corporation	—	30	30	79	70	70	—	—	—	—	n/a
BC Lotteries	—	—	—	—	—	60	66	87	99	116	n/a
Liquor Distribution Branch	6	5	3	2	1	1	1	—	—	—	-100.0
	7,201	7,206	7,471	8,048	9,487	11,864	13,743	16,271	18,060	19,505	11.7
Warehouse borrowing program	—	—	—	—	2,081	—	—	—	—	—	n/a
Total self-supported debt	7,201	7,206	7,471	8,048	11,568	11,864	13,743	16,271	18,060	19,505	11.7
Forecast allowance	—	—	—	—	—	—	150	350	350	350
Total provincial debt	35,869	34,457	33,439	34,637	38,014	41,885	47,281	53,437	57,572	60,355	6.0

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A19 Provincial Debt Supplementary Information — 2004/05 to 2013/14

($ millions)	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Updated Forecast 2010/11	Budget Estimate 2011/12	Plan 2012/13	Plan 2013/14	Average annual change
											(per cent)
Per cent of Nominal GDP: (1)
Taxpayer-supported debt:
Provincial government direct operating	8.9	6.7	4.9	4.0	2.9	3.9	4.0	4.2	4.2	3.7	-9.2
Education facilities	4.5	4.5	4.4	4.5	4.6	5.0	5.0	5.1	5.0	4.9	0.9
Health facilities	1.4	1.6	1.7	1.8	2.0	2.3	2.4	2.6	2.6	2.6	7.1
Highways, ferries and public transit	2.9	2.9	3.0	3.2	3.5	3.9	4.1	4.2	4.4	4.6	5.2
Other	0.4	0.4	0.3	0.4	0.4	0.6	1.1	1.4	1.5	1.6	16.0
Total taxpayer-supported debt	18.2	16.1	14.2	13.8	13.4	15.7	16.5	17.5	17.8	17.5	-0.4
Self-supported debt:
Commercial Crown corporations & agencies	4.6	4.2	4.1	4.2	4.8	6.2	6.8	7.7	8.2	8.4	7.1
Warehouse borrowing program	—	—	—	—	1.1	—	—	—	—	—	n/a
Total self-supported debt	4.6	4.2	4.1	4.2	5.9	6.2	6.8	7.7	8.2	8.4	7.1
Total provincial debt	22.7	20.3	18.3	18.0	19.2	21.9	23.4	25.4	26.1	26.1	1.6
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	-8.0	-18.8	-21.6	-14.5	-24.5	28.1	8.5	9.7	5.8	-7.2	-4.2
Education facilities	4.3	7.0	5.3	7.7	5.7	5.2	5.3	5.8	3.7	2.1	5.2
Health facilities	-3.8	17.0	15.9	15.0	12.1	11.5	11.5	10.5	7.7	4.8	10.2
Highways, ferries and public transit	-5.8	5.1	11.3	13.0	11.2	9.8	9.6	8.0	8.6	11.2	8.2
Other	-7.5	13.6	-27.0	22.6	16.1	46.3	87.1	41.3	8.6	12.3	21.3
Total taxpayer-supported debt	-4.5	-4.9	-4.7	2.4	-0.5	13.5	11.2	10.3	6.4	3.4	3.3
Self-supported debt:
Commercial Crown corporations & agencies	-7.2	0.1	3.7	7.7	17.9	25.1	15.8	18.4	11.0	8.0	10.0
Warehouse borrowing program	—	—	—	—	—	-100.0	—	—	—	—	n/a
Total self-supported debt	-7.2	0.1	3.7	7.7	43.7	2.6	15.8	18.4	11.0	8.0	10.4
Total provincial debt	-5.0	-3.9	-3.0	3.6	9.7	10.2	12.9	13.0	7.7	4.8	5.0
Per capita: (2)
Taxpayer-supported debt:
Provincial government direct operating	3,362	2,703	2,095	1,764	1,310	1,650	1,763	1,906	1,987	1,818	-6.6
Education facilities	1,717	1,819	1,894	2,008	2,087	2,157	2,236	2,331	2,384	2,401	3.8
Health facilities	542	628	719	815	898	984	1,080	1,177	1,250	1,292	10.1
Highways, ferries and public transit	1,118	1,164	1,281	1,425	1,558	1,682	1,815	1,932	2,068	2,268	8.2
Other	161	181	130	157	180	258	475	662	709	784	19.2
Total taxpayer-supported debt	6,899	6,493	6,119	6,170	6,033	6,731	7,369	8,008	8,397	8,564	2.4
Self-supported debt:
Commercial Crown corporations & agencies	1,733	1,717	1,761	1,867	2,164	2,660	3,033	3,539	3,873	4,124	10.1
Warehouse borrowing program	—	—	—	—	475	—	—	—	—	—	n/a
Total self-supported debt	1,733	1,717	1,761	1,867	2,639	2,660	3,033	3,539	3,873	4,124	10.1
Total provincial debt	8,632	8,210	7,880	8,037	8,671	9,391	10,435	11,623	12,345	12,762	4.4
Real Per Capita Provincial Debt (2013 $) (3)	10,032	9,353	8,828	8,848	9,351	10,127	11,085	12,103	12,595	12,762	2.7
Growth rate (per cent)	-7.6	-6.8	-5.6	0.2	5.7	8.3	9.5	9.2	4.1	1.3	1.8

(1)                     Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2011/12 debt divided by GDP for the 2011 calendar year). Totals may not add due to rounding.

(2)                     Per capita debt is calculated using July 1 population (e.g. 2011/12 debt divided by population on July 1, 2011). Totals may not add due to rounding.

(3)                     Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2011 CPI for 2011/12 debt).

Budget and Fiscal Plan – 2011/12 to 2013/14

Appendices

Table A20 Key Provincial Debt Indicators — 2004/05 to 2013/14 (1)

	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Updated Forecast 2010/11	Budget Estimate 2011/12	Plan 2012/13	Plan 2013/14	Average annual change
											(per cent)
Debt to revenue (per cent)
Total provincial	85.1	74.8	69.1	69.3	78.0	87.8	93.1	100.9	105.2	105.7	2.4
Taxpayer-supported	88.5	77.9	69.8	69.6	72.0	83.8	84.6	92.0	95.0	94.6	0.7
Debt per capita ($) (2)
Total provincial	8,632	8,210	7,880	8,037	8,671	9,391	10,435	11,623	12,345	12,762	4.4
Taxpayer-supported	6,899	6,493	6,119	6,170	6,033	6,731	7,369	8,008	8,397	8,564	2.4
Debt to Nominal GDP (per cent) (3)
Total provincial	22.7	20.3	18.3	18.0	19.2	21.9	23.4	25.4	26.1	26.1	1.6
Taxpayer-supported	18.2	16.1	14.2	13.8	13.4	15.7	16.5	17.5	17.8	17.5	-0.4
Interest bite (cents per dollar of revenue) (4)
Total provincial	4.7	4.4	4.3	4.0	4.4	4.4	4.2	4.6	4.8	5.1	0.8
Taxpayer-supported	5.1	4.4	4.2	3.9	4.3	4.2	4.1	4.5	4.6	4.9	-0.4
Interest costs ($ millions)
Total provincial	2,000	2,012	2,074	2,012	2,141	2,098	2,148	2,430	2,633	2,911	4.3
Taxpayer-supported	1,636	1,547	1,575	1,490	1,573	1,504	1,618	1,799	1,901	2,087	2.7
Interest rate (per cent) (5)
Taxpayer-supported	5.6	5.5	5.9	5.7	5.9	5.3	5.1	5.1	5.0	5.2	-0.7

Background Information:
Revenue ($ millions)
Total provincial (6)	42,136	46,067	48,360	49,974	48,765	47,721	50,805	52,965	54,717	57,108	3.4
Taxpayer-supported (7)	32,386	34,998	37,222	38,226	36,745	35,809	39,451	40,007	41,223	42,828	3.2
Debt ($ millions)
Total provincial	35,869	34,457	33,439	34,637	38,014	41,885	47,281	53,437	57,572	60,355	6.0
Taxpayer-supported (8)	28,668	27,251	25,968	26,589	26,446	30,021	33,388	36,816	39,162	40,500	3.9
Provincial Nominal GDP ($ millions) (9)	157,675	169,664	182,251	192,117	197,728	191,006	201,792	210,071	220,311	230,976	4.3
Population (thousands at July 1) (10)	4,155	4,197	4,244	4,310	4,384	4,460	4,531	4,598	4,664	4,729	1.4

(1)                     Includes fiscal data of school districts, post-secondary institutions and regional health authorities/societies (SUCH).

(2)                     The ratio of debt to population (e.g. 2011/12 debt divided by population at July 1, 2011).

(3)                     The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2011/12 debt divided by 2011 GDP).

(4)                     The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

(5)                     Weighted average of all outstanding debt issues.

(6)                     Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

(7)                     Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

(8)                     Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

(9)                     Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2011 is used for the fiscal year ended March 31, 2012).

(10)               Population at July 1st within the fiscal year (e.g. population at July 1, 2011 is used for the fiscal year ended March 31, 2012).

Budget and Fiscal Plan – 2011/12 to 2013/14

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Ministry of Finance